Exhibit 10.1
AMENDMENT NUMBER THREE
TO LOAN, GUARANTY AND SECURITY AGREEMENT

This AMENDMENT NUMBER THREE TO LOAN, GUARANTY AND SECURITY AGREEMENT (this “Amendment”) is dated as of April 21, 2020, and is entered into by and among GUESS?, INC., a Delaware corporation (“Parent”), GUESS? RETAIL, INC., a Delaware corporation (“Retail”), GUESS.COM, INC., a Delaware corporation (“Com”; and together with Parent, and Retail, each a “U.S. Borrower” and collectively, the “U.S. Borrowers”), GUESS? CANADA CORPORATION, a company amalgamated under the laws of the province of Nova Scotia, Canada (“Canadian Borrower”; and together with U.S. Borrowers, each a “Borrower” and collectively, the “Borrowers”), Parent and certain Subsidiaries of Parent party to this Agreement as guarantor (each, a “Guarantor” and collectively, the “Guarantors”), BANK OF AMERICA, N.A., as agent for the lenders identified below (in such capacity, the “Agent”), and each of the lenders set forth on the signature pages hereof (the “Lenders”). Capitalized terms not otherwise defined herein are defined in the Loan Agreement (as defined below).

RECITALS
WHEREAS, Borrowers, Guarantors, Agent, and Lenders are parties to that certain Loan, Guaranty and Security Agreement, dated as of June 23, 2015, as amended by that certain Amendment Number One to Loan, Guaranty and Security Agreement, dated as of February 16, 2016 and that certain Amendment Number Two to Loan, Guaranty and Security Agreement, dated as of April 22, 2019 (as further amended, restated, amended and restated, supplemented, extended or otherwise modified in writing from time to time, the “Loan Agreement”);
WHEREAS, Borrowers have requested and Agent and Lenders have agreed to amend certain terms of the Loan Agreement and for ease of reference, be restated as set forth in Exhibit A hereto; and
AMENDMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
AMENDMENTS TO LOAN AGREEMENT
Section 1.1. Amended Loan Agreement. Each of the parties hereto agrees and consents that, effective as of the Third Amendment Effective Date (as defined in Exhibit A hereto), the Loan Agreement (exclusive of the Exhibits and Schedules thereto) is hereby amended in its entirety to be in the form attached as Exhibit A hereto.

Section 1.2. Amended or Added Schedules. Schedules 1.1, 2.3 and 10.2.1(u) to the Loan Agreement are hereby amended and restated in their entirety or added to the Loan Agreement schedules so that, as amended or added, they shall be in the form attached as Exhibit B hereto.

ARTICLE II
CONDITIONS PRECEDENT
Section 2.1    Conditions Precedent. This Amendment shall not be binding upon the Agent

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until each of the following conditions precedent has been satisfied in form and substance satisfactory to the Agent:
(a)Agent has received a fully executed copy of this Amendment signed by the Borrowers, Guarantors, Agent and Lenders;
(b)Agent has received a fully executed copy of that certain Third Amendment Fee Letter dated as of even date hereof signed by the Borrowers and Agent (the “Third Amendment Fee Letter”);
(c)Agent has received an executed written opinions by (i) O’Melveny & Myers, LLP, (ii) the General Counsel of the Obligors and (iii) Stewart McKelvey, each in form and substance satisfactory to Agent;
(d)Agent has received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown or that such Obligor’s Organic Documents that were previously delivered to Agent are in full force and effect; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to the Amendment; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing;
(e)Agent has received updated schedules to that certain Licensor Agreement dated as of June 23, 2015, a copy of which is attached hereto as Exhibit C;
(f)Agent has received an updated Closing Date Letter;
(g)Agent has received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization, chief executive office and principal place of business;
(h)The representations and warranties contained herein and in the Loan Agreement, as amended hereby, shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date;
(i)No Default or Event of Default shall have occurred and be continuing; and
(j)The Borrowers shall have paid to the Agent the fees set forth in the Third Amendment Fee Letter.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Each Obligor hereby represents and warrants to Agent and each Lender, as of the date hereof, as follows:
Section 3.1    Representations and Warranties. After giving effect to this Amendment, the representations and warranties set forth in Section 9 of the Loan Agreement and in each other Loan Document are true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date.

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Section 3.2    No Defaults. After giving effect to this Amendment, each Obligor is in compliance with all terms and conditions of the Loan Agreement and the other Loan Documents on its part to be observed and performed and no Default or Event of Default has occurred and is continuing.
Section 3.3    Authority and Pending Actions. The execution, delivery, and performance by each Obligor of this Amendment has been duly authorized by each such Obligor (as applicable) and there is no action pending or any judgment, order, or decree in effect which is likely to restrain, prevent, or impose materially adverse conditions upon the performance by any Obligor of its obligations under the Loan Agreement or the other Loan Documents.
Section 3.4    Enforceability. This Amendment constitutes the legal, valid, and binding obligation of each Obligor, enforceable against each such Obligor in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting the enforcement of creditors’ rights or by the effect of general equitable principles.
ARTICLE IV
ADDITIONAL COVENANTS AND MISCELLANEOUS
Section 4.1    Acknowledgment of the Borrower. The Borrower hereby represents and warrants that the execution and delivery of this Amendment and compliance by Borrower with all of the provisions of this Amendment: (a) are within the powers and purposes of Borrower; (b) have been duly authorized or approved by the board of directors or managers of Borrower; and (c) when executed and delivered by or on behalf of Borrower, will constitute valid and binding obligations of Borrower, enforceable in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting the enforcement of creditors’ rights or by the effect of general equitable principles. The Borrower reaffirms its obligation to pay all amounts due to the Agent under the Loan Documents in accordance with the terms thereof, as modified hereby.
Section 4.2    Loan Documents Unmodified. Except as otherwise specifically modified by this Amendment, all terms and provisions of the Loan Agreement and all other Loan Documents, as modified hereby, shall remain in full force and effect. Nothing contained in this Amendment shall in any way impair the validity or enforceability of the Loan Documents, as modified hereby, or alter, waive, annul, vary, affect, or impair any provisions, conditions, or covenants contained therein or any rights, powers, or remedies granted therein, except as otherwise specifically provided in this Amendment. Subject to the terms of this Amendment, any lien and/or security interest granted to the Agent in the Collateral set forth in the Loan Documents shall remain unchanged and in full force and effect and shall continue to secure the payment and performance of all of the Obligations.
Section 4.3    Event of Default. A breach of this Amendment shall be an Event of Default.
Section 4.4    Parties, Successors and Assigns. This Amendment shall be binding upon the Borrower and shall inure to the benefit of the Lender and its respective permitted successors and assigns.
Section 4.5    Counterparts. This Amendment may be executed in one or more counterparts and by telecopy, each of which, when so executed, shall be deemed to be an original, but all of which, when taken together shall constitute one and the same instrument.
Section 4.6    Electronic Signature. This Amendment may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record.  This Amendment may be executed in as many counterparts as necessary or convenient, including both paper and

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electronic counterparts, but all such counterparts are one and the same Amendment.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Agent of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed document converted into another format, for transmission, delivery and/or retention. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
Section 4.7    Headings. The headings, captions, and arrangements used in this Amendment are for convenience only, are not a part of this Amendment, and shall not affect the interpretation hereof.
Section 4.8    Fees of Agent. The Borrower agrees to pay (a) the fees set forth in the Third Amendment Fee Letter and (b) all documented costs and expenses reasonably incurred by the Agent in connection with the enforcement or preservation of any rights under the Loan Agreement, this Amendment, and/or the other Loan Documents, including without limitation, the reasonable costs and fees of the Agent’s legal counsel. Notwithstanding anything in the Loan Documents to the contrary, neither the Borrower nor any Obligor shall be required to pay any legal fees incurred by the Agent in connection with the preparation, negotiation and execution of this Amendment and the other Loan Documents executed pursuant hereto.
Section 4.9    Choice of Law; Jury Trial Waiver. THIS AMENDMENT IS GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, PROVIDED THAT THE AGENT AND THE LENDERS RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ITS RIGHT TO A TRIAL BY JURY, IF ANY, IN ANY ACTION TO ENFORCE, DEFEND, INTERPRET, OR OTHERWISE CONCERNING THIS AMENDMENT. WITHOUT LIMITING THE APPLICABILITY OF ANY OTHER PROVISION OF THE LOAN AGREEMENT, THE TERMS OF SECTIONS 15.13, 15.14 AND 15.15 OF THE LOAN AGREEMENT SHALL APPLY TO THIS AMENDMENT.
Section 4.10    Release.
(a)OBLIGORS HEREBY IRREVOCABLY RELEASES AND FOREVER DISCHARGES LENDER AND ITS AFFILIATES, AND EACH SUCH PERSON’S RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, MEMBERS, ATTORNEYS AND REPRESENTATIVES (EACH, A “RELEASED PERSON”) OF AND FROM ALL DAMAGES, LOSSES, CLAIMS, DEMANDS, LIABILITIES, OBLIGATIONS, ACTIONS OR CAUSES OF ACTION WHATSOEVER (EACH A “CLAIM”) THAT OBLIGORS MAY NOW HAVE OR CLAIM TO HAVE AGAINST ANY RELEASED PERSON ON THE DATE OF THIS AMENDMENT, WHETHER KNOWN OR UNKNOWN, OF EVERY NATURE AND EXTENT WHATSOEVER, FOR OR BECAUSE OF ANY MATTER OR THING DONE, OMITTED OR SUFFERED TO BE DONE OR OMITTED BY ANY OF THE RELEASED PERSONS THAT BOTH (1) OCCURRED PRIOR TO OR ON THE DATE OF THIS AMENDMENT AND (2) IS ON ACCOUNT OF OR IN ANY WAY CONCERNING, ARISING OUT OF OR FOUNDED UPON THE LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT.
(b)OBLIGORS INTEND THE ABOVE RELEASE TO COVER, ENCOMPASS, RELEASE, AND EXTINGUISH, INTER ALIA, ALL CLAIMS, DEMANDS, AND CAUSES OF ACTION THAT MIGHT OTHERWISE BE RESERVED BY THE CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

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A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
(c)OBLIGORS ACKNOWLEDGE THAT IT MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE NOW KNOWN OR BELIEVED TO BE TRUE WITH RESPECT TO SUCH CLAIMS, DEMANDS, OR CAUSES OF ACTION, AND AGREES THAT THIS AMENDMENT AND THE ABOVE RELEASE ARE AND WILL REMAIN EFFECTIVE IN ALL RESPECTS NOTWITHSTANDING ANY SUCH DIFFERENCES OR ADDITIONAL FACTS.
Section 4.11    Total Agreement. This Amendment, the Loan Agreement, and all other Loan Documents shall constitute the entire agreement between the parties relating to the subject matter hereof, and shall not be changed or terminated orally.

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the day and year first written above.

OBLIGORS:

GUESS?, INC.,
a Delaware corporation,
as a U.S. Borrower and Guarantor

By:	/s/ Kathryn Anderson
Name:	Kathryn Anderson
Title:	Chief Financial Officer

GUESS? RETAIL, INC.,
a Delaware corporation,
as a U.S. Borrower and Guarantor

By:	/s/ Kathryn Anderson
Name:	Kathryn Anderson
Title:	Chief Financial Officer

GUESS.COM, INC.,
a Delaware corporation,
as a U.S. Borrower and Guarantor

By:	/s/ Kathryn Anderson
Name:	Kathryn Anderson
Title:	Chief Financial Officer and Treasurer

GUESS? CANADA CORPORATION,
a company amalgamated under the laws of the province of Nova Scotia, Canada, as Canadian Borrower

By:	/s/ Kathryn Anderson
Name:	Kathryn Anderson
Title:	Chief Financial Officer

GUESS? VALUE LLC,
a Virginia limited liability company,
as Guarantor

By:	/s/ Kathryn Anderson
Name:	Kathryn Anderson
Title:	Chief Financial Officer and Treasurer

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent, a U.S. Lender and an Issuing Bank

By:	/s/ Phuong Nguyen
Name:	Phuong Nguyen
Title:	Senior Vice President

BANK OF AMERICA, N.A.
(acting through its Canada branch),
as a Canadian Lender and an Issuing Bank

By:	/s/ Sylwia Durkiewicz
Name:	Sylwia Durkiewicz
Title:	Vice President

BANK OF THE WEST,
as a U.S. Lender

By:	/s/ Robert Louk
Name:	Robert Louk
Title:	Managing Director

Address:
300 South Grand Avenue
5th Floor
Los Angeles, CA 90071

BANK OF THE WEST, (acting through its Canada Branch),
as a Canadian Lender

By:	/s/ Robert Louk
Name:	Robert Louk
Title:	Managing Director

Address:
300 South Grand Avenue
5th Floor
Los Angeles, CA 90071

HSBC BANK USA, NATIONAL
ASSOCIATION, as a U.S. Lender

By:	/s/ Michael P. Righi
Name:	Michael P. Righi
Title:	SVP

HSBC BANK USA, NATIONAL
ASSOCIATION, as a Canadian Lender

By:	/s/ Michael P. Righi
Name:	Michael P. Righi
Title:	SVP

EXHIBIT A

Amended Loan Agreement

See attached.

Exhibit A to Amendment Number Three to Loan, Guaranty and Security Agreement

______________________________________________________________________________

LOAN, GUARANTY AND SECURITY AGREEMENT

Dated as of June 23, 2015

______________________________________________________________________________

GUESS?, INC.,

GUESS? RETAIL, INC., and

GUESS.COM, INC.

as U.S. Borrowers,

GUESS? CANADA CORPORATION,

as Canadian Borrower

and

VARIOUS GUARANTORS PARTY HERETO

______________________________________________________________________________

BANK OF AMERICA, N.A.,

as Agent
______________________________________________________________________________

BANK OF AMERICA, N.A.,

as Lead Arranger and Bookrunner,

______________________________________________________________________________

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Section 1.	DEFINITIONS; RULES OF CONSTRUCTION	1
1.1	Definitions	1
1.2	Accounting Terms	51
1.3	Uniform Commercial Code; PPSA	51
1.4	Certain Matters of Construction	51
1.5	Currency Equivalents	53
Section 2.	CREDIT FACILITIES	53
2.1	Revolver Commitment	53
2.2	Commitment Adjustment	58
2.3	Letter of Credit Facility	59
Section 3.	INTEREST, FEES AND CHARGES	62
3.1	Interest	62
3.2	Fees	66
3.3	Computation of Interest, Fees, Yield Protection	66
3.4	Reimbursement Obligations	67
3.5	Illegality	67
3.6	Inability to Determine Rates	68
3.7	Increased Costs; Capital Adequacy	68
3.8	Mitigation	69
3.9	Funding Losses	69
3.10	Maximum Interest	70
Section 4.	LOAN ADMINISTRATION	71
4.1	Manner of Borrowing and Funding Revolver Loans	71
4.2	Defaulting Lender	73
4.3	Number and Amount of U.S. LIBOR Loans and Canadian BA Rate Loans; Determination of Rate	73
4.4	Borrower Agent	74
4.5	One Obligation	74
4.6	Effect of Termination	75
Section 5.	PAYMENTS	75
5.1	General Payment Provisions	75
5.2	Repayment of Revolver Loans	75

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(continued)
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5.3	Currency Matters	75
5.4	Currency Fluctuations	76
5.5	Payment of Other Obligations	77
5.6	Marshaling; Payments Set Aside	77
5.7	Application and Allocation of Payments	77
5.8	Dominion Account	79
5.9	Account Stated	79
5.10	Taxes	79
5.11	Lender Tax Information	81
5.12	Nature and Extent of Each Borrower's Liability	83
5.13	Collection Allocation Mechanism (CAM) and Lender Loss Sharing Agreement	87
Section 6.	CONDITIONS PRECEDENT	88
6.1	Conditions Precedent to Initial Revolver Loans	88
6.2	Conditions Precedent to All Credit Extensions	90
Section 7.	COLLATERAL	90
7.1	Grant of Security Interest in Canadian Collateral	90
7.2	Grant of Security Interest in U.S. Collateral	91
7.3	Lien on Deposit Accounts; Cash Collateral	92
7.4	Reserved	93
7.5	Other Collateral	93
7.6	Limitations	93
7.7	Further Assurances	93
7.8	Foreign Subsidiary Stock of U.S. Obligors	93
Section 8.	COLLATERAL ADMINISTRATION	94
8.1	Borrowing Base Reports	94
8.2	Accounts	94
8.3	Inventory	95
8.4	Securities Accounts	96
8.5	Deposit Accounts	96
8.6	General Provisions	96
8.7	Power of Attorney	98
Section 9.	REPRESENTATIONS AND WARRANTIES	99

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(continued)
Page

9.1	General Representations and Warranties	99
9.2	Complete Disclosure	104
Section 10.	COVENANTS AND CONTINUING AGREEMENTS	104
10.1	Affirmative Covenants	104
10.2	Negative Covenants	110
10.3	Financial Covenants	119
Section 11.	GUARANTY	119
11.1	Guaranty by U.S. Guarantors	119
11.2	Guaranty by Canadian Guarantors	119
11.3	Evidence of Debt	120
11.4	No Setoff or Deductions; Taxes; Payments	120
11.5	Rights of Lender	121
11.6	Certain Waivers	121
11.7	Obligations Independent	121
11.8	Subrogation	121
11.9	Termination; Reinstatement	122
11.10	Subordination	122
11.11	Stay of Acceleration	122
11.12	Miscellaneous	122
11.13	Condition of Borrowers	123
11.14	Setoff	123
11.15	Representations and Warranties	123
11.16	Additional Guarantor Waivers and Agreements	123
Section 12.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	124
12.1	Events of Default	124
12.2	Remedies upon Default	126
12.3	License	127
12.4	Setoff	127
12.5	Remedies Cumulative; No Waiver	127
Section 13.	AGENT	128
13.1	Appointment, Authority and Duties of Agent	128
13.2	Agreements Regarding Collateral and Borrower Materials	129

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(continued)
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13.3	Reliance By Agent	130
13.4	Action Upon Default	130
13.5	Ratable Sharing	130
13.6	Indemnification	130
13.7	Limitation on Responsibilities of Agent	131
13.8	Successor Agent and Co-Agents	131
13.9	Due Diligence and Non-Reliance	132
13.10	Remittance of Payments and Collections	132
13.11	Individual Capacities	133
13.12	Titles	133
13.13	Bank Product Providers	133
13.14	No Third Party Beneficiaries	133
13.15	Quebec Liens (Hypothecs)	133
Section 14.	BENEFIT OF AGREEMENT; ASSIGNMENTS	134
14.1	Successors and Assigns	134
14.2	Participations	134
14.3	Assignments	135
14.4	Replacement of Certain Lenders	136
14.5	Validity of Assignments/Participations	136
Section 15.	MISCELLANEOUS	136
15.1	Consents, Amendments and Waivers	136
15.2	Indemnity	137
15.3	Notices and Communications	137
15.4	Performance of Obligors' Obligations	139
15.5	Credit Inquiries	139
15.6	Severability	139
15.7	Cumulative Effect; Conflict of Terms	139
15.8	Counterparts; Execution	139
15.9	Entire Agreement	140
15.10	Relationship with Lenders	140
15.11	No Advisory or Fiduciary Responsibility	140
15.12	Confidentiality	141

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(continued)
Page

15.13	GOVERNING LAW	141
15.14	Consent to Forum	141
15.15	Waivers by Obligors	142
15.16	Patriot Act Notice	143
15.17	Canadian Anti-Money Laundering Legislation	143
15.18	LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES	143
15.19	Acknowledgment Regarding Any Supported QFCs	143

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment
Exhibit B	Assignment Notice
Exhibit C	Compliance Certificate
Exhibit D	U.S. Tax Compliance Certificate
Exhibit E	Notice of Borrowing

Schedule 1.1	Revolver Commitments of Lenders
Schedule 2.3	Existing Letters of Credit
Schedule 7.5.1	Commercial Tort Claims
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.2.1(u)	Unsecured Debt
Schedule 10.2.7	Certain Intercompany Debt Subordination Terms

LOAN, GUARANTY AND SECURITY AGREEMENT
THIS LOAN, GUARANTY AND SECURITY AGREEMENT is dated as of June 23, 2015 among GUESS?, INC., a Delaware corporation ("Parent"), GUESS? RETAIL, INC., a Delaware corporation (“Retail”), GUESS.COM, INC., a Delaware corporation (“Com”; and together with Parent, Retail and any party that joins this Agreement as a “U.S. Borrower” pursuant to Section 10.1.9(a), each a “U.S. Borrower” and collectively, the “U.S. Borrowers”), GUESS? CANADA CORPORATION, a company amalgamated under the laws of the province of Nova Scotia, Canada (“Guess Canada”; together with each party that joins this Agreement as a “Canadian Borrower” pursuant to Section 10.1.9(a), each a “Canadian Borrower” and collectively, the “Canadian Borrowers”; and together with U.S. Borrowers, each a “Borrower” and collectively, the “Borrowers”), Parent and certain Subsidiaries of Parent party to this Agreement as guarantor (each, a “Guarantor” and collectively, the “Guarantors”), the financial institutions party to this Agreement from time to time as Lenders, and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders and solely with respect to the loan servicing requirements of the Canadian Borrowers, Bank of America-Canada Branch, or in each case, its successor appointed pursuant to Section 13.8.1 ("Agent").

R E C I T A L S:

U.S. Borrowers have requested that U.S. Lenders provide a credit facility to U.S. Borrowers to finance their mutual and collective business enterprise. Canadian Borrowers have requested that Canadian Lenders provide a credit facility to Canadian Borrowers. The U.S. Lenders and Canadian Lenders are willing to provide such credit facilities on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
Section 1.     DEFINITIONS; RULES OF CONSTRUCTION

1.1    Definitions. As used herein, the following terms have the meanings set forth below:

Account: as defined in the UCC or, if applicable, the PPSA, including all rights to payment for goods sold or leased, or for services rendered.
Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.
Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, unit, division or substantially all assets of a Person; or (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person, in each case, whether through a merger, amalgamation, consolidation, combination or otherwise.
Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have correlative meanings.

Agent: as defined in the preamble to this Agreement.
Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.
Agent License Agreement: An agreement executed by each IP Subsidiary and the applicable lender providing the IP Financing granting a license to Agent to use the Intellectual Property of such IP Subsidiary used by any Obligor in connection with the exercise of remedies by Agent under Section 12.2.
Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.
Agreement: as defined in the preamble to this Agreement.
Agreement Currency: as defined in Section 1.5.
Allocable Amount: as defined in Section 5.12.3.
AML Legislation: as defined in Section 15.17.
Anti-Terrorism Law: (a) any the United States Foreign Corrupt Practices Act of 1977, as amended, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, and the UK Bribery Act, as amended, and (b) any applicable international economic sanctions administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (ii) the European Union or (iii) the Government of Canada, including the AML Legislation.
Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
Applicable Margin: the margin set forth below, as determined by the Average Daily Availability for the last Fiscal Quarter:

Level	Average Daily Availability	Canadian Prime Rate Revolver Loans	Canadian BA Rate Revolver Loans	U.S. Base Rate Revolver Loans	U.S. LIBOR Revolver Loans
I	< 33% of the aggregate Borrowing Base	1.25%	2.25%	1.25%	2.25%

II	> 33% of the aggregate Borrowing Base and < 66% of the aggregate Borrowing Base	1.00%	2.00%	1.00%	2.00%
III	>66% of the aggregate Borrowing Base	0.75%	1.75%	0.75%	1.75%

Until June 30, 2020, margins shall be determined as if Level II were applicable. Thereafter, margins shall be subject to increase or decrease by Agent on the first day of the calendar month following each Fiscal Quarter end. If Agent is unable to calculate Average Daily Availability for a Fiscal Quarter due to Borrowers' failure to deliver any Borrowing Base Report before the end of the month in which such delivery is required hereunder, then, at the option of Agent or Required Lenders, margins shall be determined as if Level I were applicable until the first day of the calendar month following its receipt.
Applicable Time Zone: for borrowings under, and payments due by Borrowers or Lenders on (a) with respect to U.S. Revolver Loans, time of day in Dallas, Texas, and (b) with respect to Canadian Revolver Loans, time of day in Toronto, Ontario.
Approved Fund: any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans in its ordinary course of activities.
Asset Disposition: a sale, lease, license, transfer or other disposition of Property of an Obligor, including any disposition by Division or in connection with a sale-leaseback transaction or synthetic lease.
Assignment: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.
Attributable Indebtedness: on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
Availability: the sum of the U.S. Availability and Canadian Availability.
Available Currency: (a) in the case of a U.S. Borrower, Dollars, and (b) in the case of Canadian Borrowers, Canadian Dollars.
Average Daily Availability: the average daily Availability for the Fiscal Quarter most recently ended for which Borrowing Base Reports have been delivered in accordance herewith, as reflected on the loan accounts(s) maintained by Agent.

BA Rate: for the Interest Period applicable to a Canadian BA Rate Revolver Loan, the rate of interest per annum equal to the Canadian Dollar bankers’ acceptances rate, or comparable or successor rate approved by Agent, determined by it at or about 10:00 A.M. (Toronto time) on the applicable day (or the preceding day, if the applicable day is not a Business Day) for a term comparable to the Canadian BA Rate Revolver Loan, as published on the CDOR or other applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that in no event shall the BA Rate be less than 1.00%.
Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.
Bank of America-Canada Branch: Bank of America, N.A. (acting through its Canada branch), a banking corporation carrying on business under the Bank Act (Canada), and its successors and assigns.
Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, branches, agents and attorneys.
Bank Product: U.S. Bank Product and/or Canadian Bank Product, as the context requires.
Bank Product Reserve: U.S. Bank Product Reserve and/or Canadian Bank Product Reserve, as the context requires.
Bankruptcy Code: Title 11 of the United States Code.
Beneficial Ownership Certification: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
Beneficial Ownership Regulation: 31 C.F.R. § 1010.230.

BIA: the Bankruptcy and Insolvency Act (Canada).

Board of Governors: the Board of Governors of the Federal Reserve System.
Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, bonds, debentures, loan agreements or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property (excluding trade payables owing in the Ordinary Course of Business, accrued expenses, earn-outs and purchase price adjustments, consultant fees, payroll and bonus payments to employees, and other similar obligations, in each case only to the extent that such accounts, expenses, earn-outs, adjustments and similar obligations are not classified as indebtedness under GAAP); (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person; provided that “Borrowed Money” shall not include operating leases.
Borrower or Borrowers: as defined in the preamble to this Agreement.

Borrower Agent: as defined in Section 4.4.
Borrower Materials: Borrowing Base Reports, Compliance Certificates and other information, reports, financial statements and other materials delivered by Obligors hereunder, as well as other Reports and information provided by Agent to Lenders.
Borrowing: a group of Revolver Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.
Borrowing Base: the U.S. Borrowing Base and/or the Canadian Borrowing Base, as the context requires; provided, for purposes of calculating the aggregate Borrowing Base, U.S. Availability shall be calculated without duplication.
Borrowing Base Report: a Canadian Borrowing Base Report and/or U.S. Borrowing Base Report, as the context requires.
Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina, Texas and California; if such day relates to any Canadian Revolver Loan or Canadian Lender, any day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Toronto, Canada; and if such day relates to any U.S. LIBOR Loan, any day on which dealings in U.S. Dollar deposits are not conducted between banks in the Loan Interbank Eurodollar market.
Calculation Date: as defined in Section 5.4.1.
CAM Exchange: the exchange of the U.S. Lenders’ interests and the Canadian Lenders’ interests as provided for in Section 5.13.1.
CAM Exchange Date: the first date after the Closing Date on which the Revolver Commitments shall have terminated in accordance with Section 12.2 and there shall occur an acceleration of Revolver Loans and termination of the Revolver Commitments pursuant to Section 12.2.
CAM Percentage: as to each Lender, a fraction expressed as a percentage, (i) the numerator of which shall be the aggregate amount of such Lender’s Revolver Commitments immediately prior to the CAM Exchange Date, and (ii) the denominator of which shall be the amount of the Revolver Commitments of all the Lenders immediately prior to the CAM Exchange Date.
Canadian Accounts Formula Amount: 85% of the Value of Eligible Accounts of Canadian Borrowers; provided, however, that such percentage shall be reduced by 1.0% for each percentage point (or portion thereof) that the Dilution Percent applicable to Canadian Borrowers exceeds 5%.
Canadian Availability: the Canadian Borrowing Base minus Canadian Revolver Usage.
Canadian Availability Reserve: the sum (without duplication) of (a) the Rent and Charges Reserve applicable to Canadian Borrowers; (b) the Canadian Bank Product Reserve; (c) the aggregate amount of liabilities secured by Liens upon Canadian Collateral that are senior to Agent's Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (d) the Canadian Priority Payable Reserves; and (e) such additional reserves, in such amounts and with respect to such matters related to Canadian Borrowers or Canadian Collateral, as Agent in its Permitted Discretion and subject to Section 2.1.1(c) may elect to impose from time to time; provided that the reserves included in the Canadian Availability Reserve shall not be duplicative of the eligibility criteria for Eligible Accounts, Eligible Credit Card Accounts or Eligible Inventory; provided, however, that so long as no Default or an Event of Default exists and Availability is in an amount greater than 25% of the Borrowing Base, the Canadian Availability Reserves shall not include any Bank Product Reserves.

Canadian BA Rate Loan: each set of Canadian BA Rate Revolver Loans having a common length and commencement of Interest Period.
Canadian BA Rate Revolver Loan: a Canadian Revolver Loan that bears interest based on the BA Rate.
Canadian Bank Product: any of the following products, services or facilities extended to a Canadian Obligor by a Canadian Lender or any of its Affiliates or branches: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services, other than Letters of Credit.
Canadian Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion and subject to Section 2.1.1(c) in respect of Secured Bank Product Obligations of Canadian Obligors.
Canadian Borrowers: as defined in the preamble to this Agreement, and any other Canadian Obligor that becomes a Canadian Borrower pursuant to Section 10.1.9(a).
Canadian Borrowing Base: on any date of determination, the Dollar Equivalent amount equal to the lesser of (a) the aggregate Canadian Revolver Commitments; or (b) the sum of the Canadian Accounts Formula Amount, plus the Canadian Credit Card Account Formula Amount, plus the Canadian Inventory Formula Amount, plus at the option of Borrower Agent which is reflected in the most recently delivered Canadian Borrowing Base Report, the Canadian Cash Component, plus U.S. Availability (after giving effect to the issuance of any Letters of Credit requested by U.S. Borrower and the making of any U.S. Revolver Loans that have been requested by U.S. Borrower), minus the Canadian Availability Reserve.
Canadian Borrowing Base Report: a report of the Canadian Borrowing Base by Canadian Borrowers, in form and substance reasonably satisfactory to Agent.
Canadian Cash Component: the lesser of (a) $25,000,000 and (b) the amount of Canadian Eligible Cash.
Canadian Collateral: all Property of any Canadian Obligor described in Section 7.1, all Property of any Canadian Obligor described in any Security Documents as security for any Canadian Obligations, and all other Property of any Canadian Obligor that now or hereafter secures (or is intended to secure) any Canadian Obligations or guaranty thereof.
Canadian Credit Card Account Formula Amount: 90% of the Value of Eligible Credit Card Accounts of Canadian Obligors.

Canadian Defined Benefit Pension Plan: a Canadian Pension Plan which provides for a “defined benefit” to be paid to retired employees and which is subject to minimum funding and solvency requirement under Applicable Law relating to Canadian Pension Plans.
Canadian Dollars or “CDN$”: refers to lawful money of Canada.
Canadian Eligible Cash: cash of Canadian Borrowers held in Deposit Accounts specified by Borrower Agent and held at Bank of America or other depository institution acceptable to Agent in its Permitted Discretion and subject to a Deposit Account Control Agreement in favor of Agent; provided, that Canadian Borrowers may not withdraw any amounts from such Deposit Account if (a) a Default or an Event of Default exists immediately prior to such withdrawal or will result after giving effect to such withdrawal, (b) Canadian Borrowers have failed to deliver an update to the most recently delivered Canadian Borrowing Base Report immediately prior to such withdrawal reflecting the updated Canadian Eligible Cash amount after giving effect to such withdrawal (or, at the election of the Borrower Agent, reflecting the updated Canadian Eligible Cash amount after giving effect to any deposit to such Deposit Account), or (c) a Canadian Overadvance or Overadvance exists immediately prior to such withdrawal or will result after giving effect to such withdrawal.
Canadian Guarantor: each Guarantor of the Canadian Obligations organized under the laws of Canada or a province or territory thereof which executes or joins this Agreement as a “Canadian Guarantor.”
Canadian Inventory Formula Amount:
(a)At any time prior to the completion of an initial appraisal of Inventory of Canadian Borrowers with results acceptable to Agent in its Permitted Discretion, or at the election of Agent in its Permitted Discretion at any time the “issue date” of an appraisal of Inventory of Canadian Borrowers that has been deemed acceptable by Agent has passed by more than 1 year: the sum of (1) 70% of the Value of Eligible Inventory of Canadian Borrowers plus (2) at the option of Borrower Agent which is reflected in the most recently delivered Canadian Borrowing Base Report, the lesser of (x) 70% of the Value of Eligible In-Transit Inventory of Canadian Borrowers and (y) $5,000,000; provided, that so long as no Default or Event of Default exists, such percentages shall be increased to 72.5% commencing on January 15th of each year continuing until May 15th of such year; and

(b)At any time after the completion of an initial appraisal of Inventory of Canadian Borrowers with results acceptable to Agent in its Permitted Discretion and, at the election of Agent in its Permitted Discretion at any time the “issue date” of an appraisal of Inventory of Canadian Borrowers that has been deemed acceptable by Agent has passed by less than 1 year: the sum of (1) 90% of the NOLV Percentage of the Value of Eligible Inventory of Canadian Borrowers plus (2) at the option of Borrower Agent which is reflected in the most recently delivered Canadian Borrowing Base Report, the lesser of (x) 90% of the NOLV Percentage of the Value of Eligible In-Transit Inventory of Canadian Borrowers and (y) $5,000,000; provided, that so long as no Default or Event of Default exists, such percentages shall be increased to 92.5% commencing on January 15th of each year continuing until May 15th of such year.

Canadian LC Obligations: the Dollar Equivalent sum of (a) all amounts owing by Canadian Borrowers for drawings under Letters of Credit issued at the request of Canadian Borrowers; and (b)

the Stated Amount of all outstanding Letters of Credit issued at the request of Canadian Borrowers.

Canadian Lender: Bank of America-Canada Branch and any other Person having Canadian Revolver Commitments from time to time or at any time, each of which is a Canadian Qualified Lender unless otherwise permitted in this Agreement.
Canadian Obligations: on any date, the portion of the Obligations outstanding that are owing by Canadian Obligors.
Canadian Obligor: Canadian Borrowers and any Canadian Guarantor.
Canadian Overadvance: as defined in Section 2.1.5.
Canadian Overadvance Loan: a Canadian Prime Rate Revolver Loan made when a Canadian Overadvance exists or is caused by the funding thereof.
Canadian Pension Plan: means any pension plan that is subject to the Pension Benefits Act (Ontario) or similar legislation of another Canadian province or territory and the Income Tax Act (Canada) or other tax statute or regulation in Canada and that is either (a) maintained or sponsored by any Canadian Obligor or any Subsidiary organized under the laws of Canada or any province or territory thereof for employees or former employees, or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which any Canadian Obligor or any Subsidiary organized under the laws of Canada or any province or territory thereof is making or accruing an obligation to make contributions or has made or accrued such contributions.
Canadian Prime Rate: for any day, the greatest of (a) the fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America-Canada Branch as its reference rate of interest for loans made in Canadian Dollars and designated as its “prime” rate being a rate set by Bank of America-Canada Branch based upon various factors, including Bank of America-Canada Branch’s costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans, and (b) the BA Rate for a one month Interest Period as determined on such day, plus 1.00%; provided, that in no event shall the Canadian Prime Rate be less than zero. Any change in the prime rate announced by the Bank of America-Canada Branch shall take effect at the opening of business on the day specified in the public announcement of such change. Each interest rate based on the Canadian Prime Rate hereunder, shall be adjusted simultaneously with any change in the Canadian Prime Rate.
Canadian Prime Rate Revolver Loan: any Canadian Revolver Loan that bears interest based on the Canadian Prime Rate.
Canadian Priority Payable Reserves: means, reserves established from time to time by Agent in its Permitted Discretion and subject to Section 2.1.1(c) in respect of, without duplication, the obligations, liabilities and indebtedness at such time which have, or could, in any proceeding have, a Lien (including a trust, deemed trust, constructive trust, right of garnishment, right of distress, charge or statutory Lien imposed to provide for payment) ranking or capable of ranking senior to or pari passu with Liens securing the Canadian Obligations on any of the Canadian Collateral under any Applicable

Law including, to the extent that there is such a Lien encumbering any property that has or is capable of having such rank, claims for unremitted or unpaid rents, utilities, taxes (including sales taxes, value added taxes, amounts deducted or withheld or not paid and remitted when due under the Income Tax Act (Canada), excise taxes, goods and services taxes (“GST”) and harmonized sales taxes (“HST”) payable pursuant to Part IX of the Excise Tax Act (Canada) or similar Taxes under provincial or territorial law), the claims of a labourer or worker (whether full-time or part-time) who is owed wages contemplated by Section 81.3 or 81.4 of the BIA, employee source deductions, workers’ compensation obligations, government royalties or pension fund obligations (including claims in respect of, and all amounts currently or past due and not contributed, remitted or paid to, or pursuant to (including any amounts representing any unfunded liability, solvency deficiency or wind up deficiency), the Canada Pension Plan, the Quebec Pension Plan, any Canadian Pension Plan, the Pension Benefits Act (Ontario) or any similar law), together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory of Canadian Borrowers which may be or may become subject to a right of a supplier to recover possession thereof or to exercise rights of revendication with respect thereto under any Applicable Law, including Eligible Inventory of Canadian Borrowers subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the BIA or the Civil Code of Québec.
Canadian Protective Advances: as defined in Section 2.1.6.
Canadian Qualified Lender: means a financial institution that is listed on Schedule I, II or III of the Bank Act (Canada), has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada) or is not prohibited by Applicable Law, including the Bank Act (Canada) from having a Canadian Revolver Commitment, or making any Canadian Revolver Loans or having any Canadian LC Obligations under this Agreement, and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), then such financial institution is not a “specified shareholder” of a Canadian Obligor and deals at arm’s length with each Canadian Obligor and each “specified shareholder” of each Canadian Obligor for purposes of the Income Tax Act (Canada)..
Canadian Required Lenders: two or more unaffiliated (or if there are not more than one, one) Canadian Secured Parties holding more than 50% of (a) the aggregate outstanding Canadian Revolver Commitments; or (b) following termination of the Canadian Revolver Commitments, the aggregate outstanding Canadian Revolver Loans and LC Obligations of Canadian Borrowers or, if all Canadian Revolver Loans and LC Obligations of Canadian Borrowers have been Paid in Full, the aggregate remaining Canadian Obligations; provided, however, that Canadian Revolver Commitments, Canadian Revolver Loans and other Canadian Obligations held by a Defaulting Lender and its Affiliates and branches shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Canadian Revolver Loan or LC Obligation of Canadian Borrowers by the Canadian Secured Party that funded the applicable Canadian Revolver Loan or issued the applicable Letter of Credit.
Canadian Revolver Commitment: for any Canadian Lender, its obligation to make Canadian Revolver Loans and to participate in Canadian LC Obligations up to the maximum principal Dollar Equivalent amount in the applicable Available Currency equal to the amount shown on Schedule 1.1, as hereafter modified pursuant to Section 2.1.7 or Section 2.2 or an Assignment to which it is a party.

Canadian Revolver Commitments: means the aggregate amount of Canadian Revolver Commitments of all Canadian Lenders.
Canadian Revolver Loan: a loan made pursuant to Section 2.1, and any Canadian Swingline Loan, Canadian Overadvance Loan or Canadian Protective Advance.
Canadian Revolver Usage: the Dollar Equivalent amount of (a) the aggregate amount of outstanding Canadian Revolver Loans; plus (b) the aggregate Stated Amount of outstanding Letters of Credit issued at the request of Canadian Borrowers, except to the extent Cash Collateralized by Canadian Borrowers.
Canadian Secured Parties: Agent, Issuing Bank, Canadian Lenders and Secured Bank Product Providers.
Canadian Security Agreements: each security agreement, deed of hypothec or other instrument or document executed and delivered by any Canadian Obligor to Agent pursuant to this Agreement or any other Loan Document granting a Lien on assets of any Canadian Obligor for the benefit of the Canadian Secured Parties, as security for the Canadian Obligations.
Canadian Swingline Loan: any Borrowing by of Canadian Prime Rate Revolver Loans funded with Agent's (acting through its Canada branch) funds, until such Borrowing is settled among Canadian Lenders or repaid by Canadian Borrowers.
Capital Expenditures: with respect to any Person for any period, any expenditure categorized as a capital expenditure in such Person’s financial statements prepared in accordance with GAAP provided, however, that Capital Expenditures shall exclude (i) expenditures to the extent made using the proceeds of, without duplication, any Permitted Asset Disposition or any other similar disposition by any other Subsidiary of Parent that is not an Obligor and (ii) expenditures incurred in connection with Permitted Acquisitions or any other similar acquisitions by a Subsidiary of Parent that is not an Obligor or reinvestments in fixed assets with casualty insurance or condemnation proceeds.
Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.
Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its Permitted Discretion, which account shall be subject to a Lien in favor of Agent.
Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations but excluding any Claim against an Indemnitee which is unasserted), Agent's good faith estimate, in its Permitted Discretion, of the amount due or to become due, including fees, expenses and indemnification hereunder. "Cash Collateralization" has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. or Canadian government or any agency thereof the obligations of which are backed by the full faith and credit of the U.S. government or Canadian government, as applicable, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers' acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States, Canada or any state or district of the United States or province of Canada, rated A-1 (or better) by S&P or P-1 (or better) by Moody's at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 270 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody's, and maturing within twelve months of the date of acquisition; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit to the United States of America, in each case maturing within 270 days or less from the date of acquisition; provided, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; (f) any evidence of Indebtedness issued by a state, city, town, county or their agencies and paying interest which is exempt from federal tax, provided that the maturity (or date by which such Indebtedness may be tendered for repurchase) is 270 days or less and the Indebtedness is rated at least A-1, SP-1 or AAA by S&P or at least P-1, MIG-1 or Aaa by Moody’s; (g) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody's or S&P; (h) marketable short-term money market and similar highly liquid funds having a rating of at least “P-1”(or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and (i) investment funds investing substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.
Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that "Change in Law" shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or

any similar authority) or any other Governmental Authority, but only if any such requirements are generally applicable to (and for which reimbursement is generally being sought by the such applicable Lender in respect of) credit transactions similar to this transaction from borrowers similarly situated to the Borrowers, but no Lender shall be required to disclose any confidential or proprietary information in connection therewith.
Change of Control: an event or series of events by which:
(a)     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any Permitted Holder or any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”) directly or indirectly, of 50% or more of the equity securities of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or
(b)    any Person or two or more Persons (excluding any Permitted Holder) acting in concert shall have acquired by contract or otherwise, directly or indirectly, control of the management or policies of Parent, or control over the equity securities of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such securities; or
(c)    a “change of control” or any comparable term under, and as defined in, the documentation for any other outstanding Debt with a principal amount in excess of the $25,000,000 of Parent or other Obligor shall have occurred.
Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys' fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all reasonable and documented costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.
Closing Date Letter: the letter, dated as of the Third Amendment Effective Date, from Parent to Agent.
Code: the Internal Revenue Code of 1986.
Collateral: the Canadian Collateral and/or the U.S. Collateral, as the context requires.
Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 12.2.
Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
Compliance Certificate: a certificate substantially in the form of Exhibit C by which Borrowers certify compliance with Section 10.3 and provide a calculation of the financial covenants set forth in Section 10.3 without regard to whether a Covenant Trigger Period is in effect.
Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.
Consolidated Fixed Charge Coverage Ratio: at any date of determination, for Parent and its Subsidiaries on a consolidated basis, the ratio of (a) (i) EBITDA, less (ii) the aggregate amount of federal, state, provincial, local and foreign income taxes paid in cash (other than withholding taxes paid for the repatriation of cash from a Subsidiary organized under the laws of any jurisdiction other than a political subdivision of the United States to Parent or any of its Subsidiaries organized under the laws of any political subdivision of the United States), less (iii) the aggregate amount of all Capital Expenditures except those financed with Borrowed Money other than Revolver Loans, to (b) the sum of, without duplication, (i) Consolidated Interest Charges (excluding non-cash charges in connection with Swap Obligations or the Permitted Convertible Note Debt), (ii) the aggregate principal amount of all regularly scheduled principal payments made by Parent and its Subsidiaries in cash of outstanding Debt for Borrowed Money, but excluding, for avoidance of doubt, any payment under a Revolving Credit Facility, any payments made in connection with a refinancing of Debt permitted under Section 10.2.1, in each case, of or by Parent and its Subsidiaries for the most recently completed trailing four quarter period or any payments under the Existing Credit Agreement on or prior to the Closing Date, and (iii) Distributions (other than Upstream Payments from a Subsidiary of Parent to another Subsidiary of Parent or to Parent and Permitted Share Repurchases) paid in cash; provided that the Consolidated Fixed Charge Coverage Ratio shall be determined on a Pro Forma Basis.
Consolidated Interest Charges: for any period of four fiscal quarters of Parent and its Subsidiaries, the sum of all interest, premium payments, debt discount, fees, charges and related expenses in connection with Borrowed Money, in each case, to the extent paid in cash by Parent and its Subsidiaries on a consolidated basis for the most recently completed period of four fiscal quarters.
Consolidated Net Income: at any date of determination, the net income (or loss) of Parent and its Subsidiaries on a consolidated basis and in accordance with GAAP for the most recently completed four fiscal quarter period; provided that Consolidated Net Income shall exclude extraordinary gains and extraordinary losses for such period.
Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation ("primary obligations") of another obligor ("primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
Covenant Trigger Period: the period (a) commencing on the day that a Default or an Event of Default occurs, or Availability is less than the greater of (x) 10% of the aggregate Borrowing Base and (y) $10,000,000; and (b) continuing until, during each of the preceding 30 consecutive days, no Default or Event of Default has existed and Availability has been greater than the greater of (x) 10% of the aggregate Borrowing Base and (y) $10,000,000 at all times.
Credit Card Account: each Account or “payment intangible” (as defined in the UCC or, as applicable, an “intangible” as defined in the PPSA under which the account debtor’s principal obligation is a monetary obligation) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to an Obligor.
Credit Card Agreement: agreements, instructing each relevant Credit Card Processor or Credit Card Issuer of the Obligors to transfer all amounts owing to an Obligor by such Credit Card Processor or such Credit Card Issuer directly to a Dominion Account, with such agreements to be (a) in form and substance reasonably acceptable to Agent, and (b) executed by each relevant Obligor and the relevant Credit Card Processor or Credit Card Issuer.
Credit Card Issuer: any person who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche, World Financial Network National Bank and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by Agent (such approval not to be unreasonably withheld).
Credit Card Processor: any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Obligor’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
Debt: as applied to any Person, without duplication,
(a)    all obligations of such Person for Borrowed Money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Hedging Agreement;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business, accrued expenses, earn-outs and purchase price adjustments, consultant fees, payroll and bonus payments to employees, and other similar obligations, in each case only to the extent that such accounts, expenses, earn-outs, adjustments and similar obligations are not classified as indebtedness under GAAP);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
(g)    to the extent that any of the following shall be classified as indebtedness under GAAP, obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, in each case, prior to the date that is 91 days after the Revolver Termination Date (except as a result of a change of control event or asset sale or casualty event so long as any rights of the holders thereof to require the redemption thereof upon the occurrence of such event are subject to the prior payment in full of the Obligations), or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Contingent Obligations of such Person in respect of any of the foregoing.
For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Agreement described in clause (c) above on any date shall be deemed to be the Hedging Termination Value thereof as of such date. Capital Lease or Synthetic Lease Obligations as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% per annum plus the interest rate otherwise applicable thereto.
Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, arrangement, liquidation, or appointment of a receiver, interim receiver, trustee, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation, the Office of the Superintendent of Financial Institutions, the Canada Deposit Insurance Corporation or any other regulatory authority); provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority's ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or Canada or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender's agreements.
Deposit Account: as defined in the UCC (and/or with respect to any Deposit Account located in Canada, any bank account with a deposit function).
Deposit Account Control Agreement: control agreement reasonably satisfactory to Agent executed by an institution maintaining a Deposit Account or a Securities Account for an Obligor, to perfect Agent's Lien on, and control of, such account.
Designated Jurisdiction: at any time, a country which is subject to comprehensive economic Sanctions by the United States or Canada that restrict trade and investment with that country (at the time of this Agreement, the Crimea Region, Cuba, Iran, North Korea, Sudan and Syria).
Designated Obligations: the Dollar Equivalent of all Obligations of Borrowers with respect to (i) principal and interest under all Revolver Loans, Overadvance Loans and Protective Advances, (ii) unreimbursed drawings under Letters of Credit and interest thereon, and (iii) fees under Section 3.2.
Dilution Percent: with respect to any Obligor that has Eligible Accounts in any Borrowing Base, the percent, determined for such Obligor's most recent Fiscal Quarter, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts of such Obligor, divided by (b) gross sales of such Obligor, in each case, as set forth in the most recent field examination obtained by Agent which is by an examiner and in form and substance satisfactory to Agent in its Permitted Discretion.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
Division: the creation of one or more new limited liability companies by means of any statutory division of a limited liability company pursuant to any applicable limited liability company act or similar statue of any jurisdiction. “Divide” shall have the corresponding meaning.
Dollar Equivalent: at any time (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the amount of Dollars that Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Spot Rate to obtain the stated amount of the other currency.
Dollars: lawful money of the United States.
Domestic Subsidiary: means any Subsidiary that is organized under the laws of any state or political subdivision of the United States.
Dominion Account: a separate special account established by each Borrower at Bank of America (or, as regards Canadian Borrowers, Bank of America-Canada Branch) or another bank reasonably acceptable to Agent, over which, during any Dominion Trigger Period, Agent has exclusive control for withdrawal purposes.
Dominion Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Availability is less than the greater of (x) 12.5% of the aggregate Borrowing Base and (y) $10,000,000; and (b) continuing until, during each of the preceding 30 consecutive days, no Default or Event of Default has existed and Availability has been greater than the greater of (x) 12.5% of the aggregate Borrowing Base and (y) $10,000,000 at all times.
EBITDA: at any date of determination, an amount equal to Consolidated Net Income (including income recognized from deferred revenues and payments made by licensees) of the Parent and its Subsidiaries on a consolidated basis for the most recently completed four fiscal quarter period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) federal, state, provincial, local and foreign income Taxes paid in cash, (iii) depreciation and amortization expense, (iv) charges arising from the impairment of goodwill or any other assets, (v) any non-cash charges or expenses resulting from stock compensation, including, without limitation, any currently outstanding stock options or any future grant, exercise or cancellation of stock options, shares of restricted stock or warrants, (vi) customary fees, costs and expenses incurred in connection with any equity or debt offering, Investments or Indebtedness permitted by this Agreement or in connection with the consummation of Permitted Acquisitions or Permitted Asset Dispositions, (vii) restructuring charges or reserves (including, without limitation, non-cash retention, severance, systems establishment costs, accelerated pension charges, contract termination costs including future lease commitments, and costs to consolidate facilities and relocate employees) in an aggregate amount not to exceed $50,000,000 from the Third Amendment Effective Date through the Revolver Termination Date, (viii) restructuring charges, reserves, severance and other transformational charges and other unusual or non-recurring expenses in an aggregate amount not to exceed $12,000,000 for such four fiscal quarter period and (ix) without duplication, other non-recurring expenses (excluding losses generated from barter transactions) reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by Parent and its Subsidiaries for such four fiscal quarter period) and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, provincial, local and foreign income Tax credits, to the extent paid in cash and (ii) all non-recurring non-cash items (excluding gains generated from barter transactions) increasing Consolidated Net Income (in each case of or by Parent and its Subsidiaries for such four fiscal quarter period).
Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods, is payable in Dollars with respect to U.S. Borrowers and in Dollars or Canadian Dollars with respect to Canadian Borrowers and is deemed by Agent, in its Permitted Discretion to be an Eligible Account based on the results of the most recent field examination obtained by Agent which is by an examiner and in form and substance satisfactory to Agent (provided, however, that so long as no Default or Event of Default exists, Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least three (3) Business Days’ prior notice to the Borrower Agent; provided further that, if after the delivery of such notice the Borrower Agent notifies Agent that it desires to discuss the changes described therein, then Agent will discuss such changes with the Borrower Agent, provided that nothing in this proviso shall obligate Agent to eliminate, reduce, or delay any such changes). Without limiting the foregoing, no Account shall be an Eligible Account if:
(a)    it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date;
(b)    50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause;
(c)    when aggregated with other Eligible Accounts owing by the Account Debtor, to the extent it exceeds 20% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time); provided, however, that such percentage with respect to Accounts owing by Macy’s or any of its Affiliates shall be 50%;
(d)    it does not conform with a covenant or representation herein in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof);
(e)    it is owing by a creditor or supplier, or is otherwise subject to an offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall, in each case, be limited to the amount thereof);
(f)    an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to any Sanction or on any specially designated nationals list maintained by OFAC or a similar list maintained by the Government of Canada; or the applicable Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(g)    except with respect to $1,500,000 of Accounts outstanding from time to time, the Account Debtor is organized or has its principal offices or principal assets outside the United States or Canada, unless the Account is supported by a letter of credit (delivered to and directly drawable by Agent) or credit insurance reasonably satisfactory in all respects to Agent;
(h)    it is owing by a Governmental Authority, unless the Account Debtor is a Governmental Authority of the U.S. or Canada, or any department, agency, public corporation, or instrumentality thereof, and the Financial Administration Act (Canada), as amended (or the equivalent law of any province of Canada, if any, in the case of a Governmental Authority of such province) or the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), as applicable, and any other steps necessary to perfect the Lien of Agent in such Account have been complied with to Agent’s reasonable satisfaction;
(i)     it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien;
(j)    the goods giving rise to it have not been delivered to the Account Debtor or its agent, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;
(k)     it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;
(l)     its payment has been extended or the Account Debtor has made a partial payment;
(m)     it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale‑or‑return, sale‑on‑approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes;
(n)     it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or
(o)     it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.
Eligible Assignee: a Person that is (a) a Lender, an Affiliate or branch of a Lender or an Approved Fund; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment) and Agent; and (c) during an Event of Default, any Person acceptable to Agent in its discretion (notwithstanding the above, unless an Event of Default has occurred and is continuing, only Canadian Qualified Lenders shall be Eligible Assignees with respect to any assignment of the Canadian Revolver Commitments or Canadian Obligations).
Eligible Credit Card Accounts: a Credit Card Account owing to a Borrower from a Credit Card Issuer or Credit Card Processor that arises in the Ordinary Course of Business from the sale of goods, is payable in Dollars with respect to U.S. Borrowers and Dollars or Canadian Dollars with respect to Canadian Borrowers and is deemed by Agent, in its Permitted Discretion (subject to the last paragraph hereof, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Credit Card Account if:
(a)    it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien (subject to such matters as may be permitted to exist under the terms of the applicable Credit Card Agreement);
(b)    the applicable Borrower and such Credit Card Issuer or Credit Card Processor have not entered into a Credit Card Agreement;
(c)    it is due from a Credit Card Issuer or Credit Card Processor that have been outstanding for more than 3 Business Days from the date of sale, or for such longer periods as may be approved by Agent in its Permitted Discretion;
(d)    is it due from a Credit Card Issuer or Credit Card Processor with respect to which a Borrower does not have good, valid and marketable title thereto;
(e)    it is due from a Credit Card Issuer or Credit Card Processor which is disputed, or with respect to which a claim, counterclaim, offset or chargeback (other than chargebacks in the Ordinary Course of Business) has been asserted, by the related Credit Card Issuer or Credit Card Processor (but only to the extent of such dispute, counterclaim, offset or chargeback);
(f)    except as otherwise approved by Agent in its Permitted Discretion, it is due from a Credit Card Issuer or Credit Card Processor as to which such Credit Card Issuer or Credit Card Processor has the right under certain circumstances to require the applicable Borrower to repurchase the Credit Card Accounts from such Credit Card Issuer or Credit Card Processor;
(g)    except as otherwise approved by Agent in its Permitted Discretion, it is arising from any private label credit card program of Parent or its Subsidiary;
(h)    any other Credit Card Account which Agent has determined, in its Permitted Discretion to exclude from Eligible Credit Card Accounts. Notwithstanding the foregoing, so long as no Default or Event of Default exists, Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least three (3) Business Days prior notice to the Borrower Agent; provided further that, if after the delivery of such notice the Borrower Agent notifies Agent that it desires to discuss the changes described therein, then Agent will discuss such changes with the Borrower Agent, provided that nothing in this proviso shall obligate Agent to eliminate, reduce, or delay any such changes),
Eligible In-Transit Inventory: Inventory owned by a Borrower that would be Eligible Inventory if it were not subject to a Document and in transit from a foreign location to a location of such Borrower within the United States or Canada, and that Agent, in its Permitted Discretion, deems to be Eligible In-Transit Inventory. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it (a) is subject to a negotiable Document showing Agent (or, with the consent of Agent, the applicable Borrower) as consignee, which Document is in the possession of Agent or such other Person as Agent shall approve; (b) is fully insured in a manner reasonably satisfactory to Agent; (c) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Borrower is in default of any obligations; (d) is subject to purchase orders and other sale documentation reasonably satisfactory to Agent, and title has passed to the applicable Borrower; (e) is shipped by a common carrier that is not affiliated with the vendor and is not subject to any Sanction or on any specially designated nationals list maintained by OFAC; and (f) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver. In-transit Inventory not in compliance with clauses (a) and (f) shall continue to be considered eligible under this definition, as long as no Default or an Event of Default exists and Availability is in an amount greater than 25% of the Borrowing Base.
Eligible Inventory: Wholesale Inventory and Retail Store Inventory owned by a Borrower that Agent, in its Permitted Discretion, deems to be Eligible Inventory based on the results of the most recent field examination obtained by Agent which is by an examiner and in form and substance reasonably satisfactory to Agent; provided, however, that, so long as no Default or Event of Default exists, Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least three (3) Business Days prior notice to the Borrower Agent; provided further that, if after the delivery of such notice the Borrower Agent notifies Agent that it desires to discuss the changes described therein, then Agent will discuss such changes with the Borrower Agent, provided that nothing in this proviso shall obligate Agent to eliminate, reduce, or delay any such changes. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it:
(a)     is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies;
(b)     is not held on consignment, nor subject to retention of title, conditional sale or similar arrangements nor subject to any deposit or down payment;
(c)     is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale;
(d)     is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods;
(e)     meets all standards imposed by any Governmental Authority, has not been acquired from a Person subject to any Sanction or on any specially designated nationals list maintained by OFAC or similar list maintained by the Government of Canada, and does not constitute hazardous materials under any Environmental Law;
(f)     conforms with the covenants and representations herein in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof);
(g)     is subject to Agent's duly perfected, first priority Lien, and no other Lien;
(h)     is within the continental United States or Canada, is not in transit except between locations of Borrowers, and is not consigned to any Person;
(i)     is not subject to any warehouse receipt or negotiable Document;
(j)     is not subject to any License or other arrangement that restricts such Borrower's or

Agent's right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver or has otherwise approved such License or other arrangement;
(k)     only with respect to any such Inventory located in the province of Quebec, the states of Pennsylvania, Virginia, Washington, and any other state or province as determined by Agent in its Permitted Discretion (to the extent Agent determines a landlord’s claim for rent may for any reason (whether by operation of law or otherwise) have priority over the Lien of Agent in any of the Collateral and a similar determination is made by Agent with respect to other borrowers which are in a similar line of business as Borrowers), is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and
(l)     is reflected in the details of a current perpetual inventory report.
Encumbered Real Estate: that certain Real Estate owned by Parent located at 10610 Freeport Drive, Louisville, KY 40258-1883, and certain other related real estate assets and fixtures, including, without limitation, easements and certain other personal property usable in connection with the operation and occupancy of such Real Estate (but excluding any such personal property that are specific to Parent’s business as opposed to such Real Estate, including, without limitation, Accounts and Inventory), leases, rents, insurance proceeds, condemnation proceeds, real property tax refunds, agreements, intangibles usable in connection with the operation of such Real Estate (but excluding any such personal property that are specific to Parent’s business as opposed to such Real Estate), reserves and escrows, Parent’s rights under Hedging Agreements entered into in connection with the Permitted Real Estate Debt, and proceeds of any of the foregoing.
Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, action in a Borrower's Insolvency Proceeding or otherwise).
Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA, CWA and other similar Applicable Laws of any foreign jurisdiction.
Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
Environmental Release: a release as defined in CERCLA or under any other Environmental Law.
Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company;

or (d) other Person having any other form of equity security or ownership interest.
Equity Interest Pledge Agreement: a pledge agreement, dated as of even date herewith, executed by certain Obligors in favor of Agent, for the benefit of the Secured Parties, granting to Agent a Lien in certain Equity Interests held by such Obligor.
ERISA: the Employee Retirement Income Security Act of 1974.
ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal by an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the institution of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.
Event of Default: as defined in Section 12.
Excess Amount: as defined in Section 5.4.3.
Exchange Rate: on any date, (i) with respect to Canadian Dollars in relation to Dollars, the applicable Spot Rate at which Dollars are offered for Canadian Dollars, and (ii) with respect to Dollars in relation to Canadian Dollars, the applicable Spot Rate at which Canadian Dollars are offered for Dollars.
Excluded Assets: (a) pledges of Real Estate; (b) any vehicle covered by a certificate of title or ownership, whether now owned or hereafter acquired, to the extent perfection of Agent’s Lien on such vehicle requires possession of such certificate or the reflection of Agent on such certificate as lienholder; (c) Equity Interests in any IP Subsidiaries and Equity Interests in any Foreign Subsidiaries and Qualified CFC Holding Companies, (d) any assets owned on or acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate any Applicable Law or an enforceable contractual obligation (after giving effect to Section 9-406(d), 9-407(a), 9-408 or 9-409 of the UCC or similar provisions of the PPSA and other Applicable Law) binding on such assets that existed at the time of the acquisition thereof and, except for any joint ventures, was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets; provided that, immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Obligor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect; (e) any letter of credit rights to the extent any Obligor is required by Applicable Law to apply the proceeds of a drawing of such Letter of Credit for a specified purpose, (f) any United States intent-to-use trademark applications to the extent and for so long as the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, an Obligor’s right, title or interest therein or any trademark issued as a result of such application; (g) any Obligor’s right, title or interest in any license, contract or agreement to which such Obligor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would violate the terms of such license, contract or agreement, or result in a breach of the terms of, or constitute a default under, any such license, contract or agreement to which such Obligor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC, the PPSA or any other Applicable Law (including Title 11 of the United States Code) or principles of equity); provided that, immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Obligor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect; (h) any equipment or other asset owned by any Obligor that is subject to a Purchase Money Lien or Capital Leases permitted hereunder, if the contract or other agreement in which such Lien is granted (or the documentation providing for such Capital Lease obligation) prohibits or requires the consent of any person other than the Obligor or any Subsidiary as a condition to the creation of any other security interest on such equipment or asset and, in each case, such prohibition or requirement is permitted by this Agreement; provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibition or consent requirement, the Collateral shall include, and such Obligor shall be deemed to have granted a security interest in, all such equipment or other assets as if such prohibition or consent requirement had never been in effect; (i) any property or assets owned by any non-Obligor; (j) any Commercial Tort Claim of any U.S. Obligor with a value not in excess of $2,500,000; (k) Equity Interests in Guess Brasil Comercio e Distribuicao S.A.; (l) Excluded Deposit Accounts under clause (a) of the definition thereof; (m) the Excluded IP Assets; and (n) all payments or other rights of Parent under the Hedging Agreements as described in the definition of ‘Permitted Real Estate Debt’ and the Encumbered Real Estate.
Excluded Deposit Accounts: (a) any Deposit Account used solely for (i) funding payroll or segregating payroll taxes, (ii) segregating 401(k) contribution or contributions to any employee stock purchase plan, any supplemental executive retirement plan, deferred compensation plan, or other health or benefit plans, in each case for payment in accordance with any Applicable Laws, (iii) holding customer deposits in the Ordinary Course of Business, (iv) exclusively holding Excluded IP Asset Proceeds (the “Excluded IP Asset Proceeds Account”, (v)(x) any Deposit Account exclusively holding proceeds of Encumbered Real Estate or (y) any Deposit Account exclusively holding any cash collateral for the Permitted Real Estate Debt or any other amount required by the Permitted Real Estate Debt Documents, with respect to this clause (y), not to exceed $1,000,000 or such higher amount as is acceptable to Agent; (b) any other Deposit Accounts maintaining an average daily balance of less than the aggregate amount of $2,000,000 (other than amounts which are immediately transferred to a Dominion Account on a daily basis or are not immediately transferred to a Dominion Account for reasons which are outside of the control of Borrowers) and (c) the “Excluded Securities Account” listed on the Closing Date Letter.

Excluded IP Asset: as defined in the Closing Date Letter.
Excluded IP Asset Proceeds: collectively, (a) any dividend, distribution or other payment from any IP Subsidiary to Parent, and (b) any royalty, income or other proceeds that Parent receives arising from the Excluded IP Asset that are, in any such case, deposited into the Excluded IP Asset Proceeds Account; provided, that no more than $20,000,000 shall be deposited into the Excluded IP Asset Proceeds Account in any Fiscal Year and the total deposits in the Excluded IP Asset Proceeds Account shall in no event exceed $40,000,000 at any time.
“Excluded IP Asset Proceeds Account” as defined in the definition of “Excluded Deposit Accounts”.
Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor's guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an "eligible contract participant" as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.
Excluded Taxes: any of the following Taxes imposed on or with respect to a Recipient: (a) Taxes imposed on or measured by a Recipient's net income (however denominated), franchise Taxes and branch profits or similar Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Recipient with respect to its interest in a Loan Document pursuant to a law in effect when such Recipient acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 14.4) or changes its Lending Office, except in each case to the extent that, pursuant to Section 5.10, Taxes were payable to its assignor immediately prior to such assignment or to such Recipient immediately prior to its change in Lending Office; (c) Canadian federal withholding Taxes imposed as a result of a Recipient (i) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a Canadian Obligor or (ii) being a "specified shareholder" (within the meaning of Subsection 18(5) of the Income Tax Act (Canada)) of a Canadian Obligor, or not dealing at arm’s length with such "specified shareholder" of a Canadian Obligor; (d) Taxes attributable to a Recipient's failure to comply with Section 5.11; and (e) U.S. federal Taxes imposed pursuant to FATCA.
Existing Credit Agreement: that certain Credit Agreement dated as of July 6, 2011 among Parent, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended prior to the Closing Date.
Existing Letters of Credit: those letters of credit outstanding under the Existing Credit Agreement as of the Closing Date, which letters of credit are more particularly described on Schedule 2.3.
Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent's Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers' and auctioneers' fees and commissions, accountants' fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code or analogous provisions of non-U.S. law.
Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.
Fee Letter: the fee letter agreement by and between Borrowers and Agent, dated as of even date herewith, as such letter agreement may be amended, restated, supplemented or otherwise modified from time to time.
First Amendment Effectiveness Date: February 16, 2016.
Fiscal Quarter: each period of thirteen or fourteen weeks, commencing on the first day of a Fiscal Year.
Fiscal Year: the fiscal year of Parent, for accounting and tax purposes, which ends on the Saturday nearest to January 31st of each year.
Floating Rate Loan: a U.S. Base Rate Revolver Loan, U.S. Floating LIBOR Loan or Canadian Prime Rate Revolver Loan.

FLSA: the Fair Labor Standards Act of 1938.
Foreign Cash Equivalents: means, with respect to any Foreign Subsidiary, Investments that are substantially similar to Cash Equivalents in its jurisdiction of organization.
Foreign Governmental Plan: any employee benefit plan or arrangement mandated by a Governmental Authority other than the United States or Canada (or any province or territory thereof) for employees of any Obligor or Subsidiary.
Foreign Lender: any Lender that is not a U.S. Person.
Foreign Plan: any employee benefit plan or arrangement maintained or contributed to by any Obligor that is not subject to the laws of the United States or Canada (or any province or territory thereof).
Foreign Subsidiary: means (i) any Subsidiary that is organized under the laws of any jurisdiction other than a political subdivision of the United States, and (ii) any Subsidiary of any Foreign Subsidiaries under clause (i) hereof.
Fronting Exposure: a Defaulting Lender's interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.
Full Payment: with respect to any Obligations or Guaranteed Obligations, (a) the full cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations or inchoate or contingent in nature (other than a Claim for indemnification against an Indemnitee which is unasserted), Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its reasonable discretion, in the amount of required Cash Collateral). No Revolver Loans shall be deemed to have been paid in full unless all Revolver Commitments related to such Loans have terminated.
GAAP: generally accepted accounting principles in effect in the United States from time to time.
Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
Governmental Authority: any federal, provincial, state, territorial, local, municipal, foreign or other governmental department or agency, authority, body, commission, board, bureau, court, tribunal, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority, or a province or territory thereof or a foreign entity or government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).
Guaranteed Obligations: as defined in Section 11.1.

Guarantor Payment: as defined in Section 5.12.3.
Guarantors: as defined in the preamble to this Agreement and each other Person that guarantees payment or performance of Obligations; provided, that no Canadian Obligor shall guarantee or be deemed to guaranty any Obligations of a U.S. Obligor; provided, further, that, so long as GUESS? BERMUDA HOLDINGS, LLC shall not own any material assets other than the Equity Interests in GUESS? BERMUDA HOLDINGS, L.P., GUESS? BERMUDA HOLDINGS, LLC shall not be required to become a Guarantor under this Agreement.
Guaranty: each guaranty or guarantee agreement executed by a Guarantor in favor of Agent, including the guaranty provided pursuant to Section 11.
Hedging Agreement: a "swap agreement" as defined in Section 101(53B)(A) of the Bankruptcy Code, including, without limitation, (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
Hedging Termination Value: means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate or branch of a Lender).
Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.
Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.
Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, provincial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other bankruptcy, insolvency, debtor relief or debt adjustment or arrangement law, including the BIA, the Companies’ Creditors Arrangement Act (Canada) and the Winding-up and Restructuring Act (Canada); (b) the appointment of a receiver, interim receiver, monitor, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, industrial designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower's or Subsidiary's ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person's Intellectual Property.
Interest Period: as defined in Section 3.1.3.
Interest Period Loans: a Canadian BA Rate Loan and/or a U.S. LIBOR Loan, as the context requires.
Inventory: as defined in the UCC or, if applicable, the PPSA, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in an Obligor's business (but excluding Equipment).
Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person.
IP Financing: means Debt of one or more of the IP Subsidiaries at any time outstanding pursuant to loan agreements, indentures or other documentation having covenants and other terms (other than interest rate, fees, funding discounts, liquidation preferences, premiums, no call periods, subordination terms and optional prepayment or redemption provisions) no more restrictive in any material respect with respect to the Obligors than those in this Agreement and with a maturity date after the Commitment Termination Date; provided that, in connection with any IP Financing, the IP Subsidiaries may agree to covenants and terms that are applicable solely to the IP Subsidiaries and reasonably customary for securitization or asset based financings involving the intellectual property and other assets held by such IP Subsidiaries; provided, further, that, except for any non-recourse pledge of the Equity Interests of the IP Subsidiaries and the transfer of any Excluded IP Assets to an IP Subsidiary (so long as the Intellectual Property owned by such IP Subsidiaries (subject to such pledge or transfer) and used by any Obligor is subject to an Agent License Agreement), no Obligor shall guaranty or be obligated as borrower or in any other material respect on such IP Financing.
IP Subsidiaries: means each of Guess? Licensing, Inc., Guess? IP GP LLC, Guess? IP LP LLC, Guess? IP Holder L.P. or any other Subsidiary hereafter formed for the exclusive purpose of direct or indirectly holding interests in the intellectual property of Parent and its Subsidiaries.
IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America (including any branch or Lending Office of Bank of America), or any replacement issuer appointed pursuant to Section 2.3.4 (or Bank of America-Canada Branch or its Affiliates with respect to Letters of Credit requested by Canadian Borrowers).
Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, branches, agents and attorneys.
Judgment Currency: as defined in Section 1.5.
LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank and Agent.
LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, (i) if Requesting Borrower is a U.S. Borrower, total U.S. LC Obligations do not exceed the Letter of Credit Subline for U.S. Borrowers, (ii) if Requesting Borrower is a Canadian Borrower, total Canadian LC Obligations do not exceed the Letter of Credit Subline for Canadian Borrowers, (iii) total LC Obligations do not exceed the aggregate Letter of Credit Subline for all Borrowers, (iv) no Overadvance exists, (v) no U.S. Overadvance exists if Requesting Borrower is a U.S. Borrower, (vi) no Canadian Overadvance exists if Requesting Borrower is a Canadian Borrower, (vii) Revolver Usage does not exceed the Borrowing Base, (viii) if Requesting Borrower is a U.S. Borrower, U.S. Revolver Usage does not exceed the U.S. Borrowing Base and (ix) if Requesting Borrower is a Canadian Borrower, Canadian Revolver Usage does not exceed the Canadian Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars, Canadian Dollars, or other currency satisfactory to Agent and Issuing Bank; and (d) the purpose and form of the proposed Letter of Credit are reasonably satisfactory to Agent and Issuing Bank in their discretion.
LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by the applicable Borrower or any other Person to Issuing Bank or Agent in connection with any Letter of Credit.
LC Obligations: U.S. LC Obligations and/or the Canadian LC Obligations, as the context requires.
LC Request: a request for issuance of a Letter of Credit, to be provided by the applicable Borrower to Issuing Bank, in form reasonably satisfactory to Agent and Issuing Bank.
Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, branches, agents and attorneys.
Lenders: lenders party to this Agreement (including U.S. Lenders, Canadian Lenders, Agent in its capacity as provider of Swingline Loans) and any Person who hereafter becomes a "Lender" pursuant to an Assignment, including any Lending Office of the foregoing.
Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender or Issuing Bank by notice to Agent and Borrower Agent.
Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance or similar instrument issued by Issuing Bank for the account or benefit of a Borrower or Affiliate of such Borrower, including, the Existing Letters of Credit
Letter of Credit Subline: $35,000,000 with respect to U.S. Borrowers and $15,000,000 with respect to Canadian Borrowers.
LIBOR: the per annum rate of interest (rounded up to the nearest 1/100 of 1% and in no event less than zero) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice; and provided, further that in no event shall LIBOR or any comparable or successor rate be less than 1.00%.
LIBOR Successor Rate Conforming Changes: with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of U.S. Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the reasonable discretion of the Agent in consultation with the Borrower Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent determines is reasonably necessary in connection with the administration of this Agreement).
License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business, in each case, except for shrinkwrap and other similar licenses.
Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property License.
Lien: a Person's interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, charge, pledge, hypothecation, assignment, trust (statutory, deemed, constructive or otherwise), reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.
Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien (excluding any Lien such party may have for accrued and unpaid storage and handling charges) it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to release the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent's Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver or release the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor's Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent's Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
Loan Documents: this Agreement, Other Agreements and Security Documents.
Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.
Margin Stock: as defined in Regulation U of the Board of Governors.
Material Adverse Effect: (a) a material adverse effect on the business, operations, Properties, or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, (b) a material adverse effect on the value of the Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent's Liens on any Collateral, in each case, taken as a whole; (c) a material impairment of the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations, in each case, taken as a whole; or (d) a material impairment of the ability of Agent or any Lender to enforce or collect the Obligations or to realize upon the Collateral, in each case, taken as a whole.
Material Contract: any agreement or arrangement to which a Obligor is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or to Debt in an aggregate amount of $10,000,000 or more.
Moody's: Moody's Investors Service, Inc., and its successors.
Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
Multiple Employer Plan: a Plan that has two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of ERISA.
Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by an Obligor in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien, is senior to Agent's Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.
NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of the Inventory of the applicable Obligor performed by an appraiser and on terms satisfactory to Agent in its Permitted Discretion.
Notice of Borrowing: a request by Borrower Agent of a Borrowing of Revolver Loans, in the form set forth in Exhibit E.
Notice of Conversion/Continuation: a request by Borrower Agent of a conversion or continuation of any Revolver Loans as Canadian BA Rate Loans or U.S. LIBOR Loans, in form reasonably satisfactory to Agent.
Obligations: all (a) principal of and premium, if any, on the Revolver Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.
Obligor: each Canadian Obligor and U.S. Obligor.
OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.
Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and reasonably consistent with Applicable Law and past practices.
Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, articles of association or similar agreement or instrument governing the formation or operation of such Person.
OSHA: the Occupational Safety and Hazard Act of 1970.
Other Agreement: each LC Document, Fee Letter, Lien Waiver, Borrowing Base Report, Compliance Certificate, Borrower Materials, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.
Other Connection Taxes: Taxes imposed with respect to a Recipient due to a present or former connection between it and the taxing jurisdiction imposing such Tax (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Obligation or Loan Document).
Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.4(c)).
Overadvance: a Canadian Overadvance and/or a U.S. Overadvance, as the context requires.
Overadvance Loan: a Canadian Overadvance Loan and/or U.S. Overadvance Loan, as the context requires.
Participant: as defined in Section 14.2.
Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
Payment Conditions: satisfaction of the following immediately before and after the applicable event or action to which the Payment Conditions are applicable: (a) (i) no Default or Event of Default exists and (ii) Availability is in an amount equal to or greater than 17.5% of the aggregate Borrowing Base, or (b) (i) no Default or Event of Default exists, (ii) Availability is in an amount equal to or greater than 12.5% of the aggregate Borrowing Base, and (iii) Consolidated Fixed Charge Coverage Ratio after giving pro forma effect thereto is at least 1.00 to 1.00 whether or not a Covenant Trigger Period exists.
Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.
PBGC: the Pension Benefit Guaranty Corporation.
Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by an Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years. A Pension Plan does not include a Canadian Pension Plan.
Permitted Acquisition: any Acquisition as long as (a) no Default or Event of Default exists or is caused thereby; (b) the Acquisition is consensual; (c) the assets, business or Person being acquired is useful or engaged in the business of Borrowers and Subsidiaries or other business activities that are reasonably similar, related, complimentary or incidental thereto; (d) no Debt or Liens are assumed or incurred, except as permitted by Sections 10.2.1(f), 10.2.1(t) and 10.2.2(n); (e) unless the purchase price is paid solely from Excluded IP Asset Proceeds deposited in the Excluded IP Asset Proceeds Account, immediately before and upon giving pro forma effect thereto, the Payment Conditions are satisfied; and (f) with respect to any such Acquisition with consideration in excess of $10,000,000,

Borrowers deliver to Agent, prior to the closing of any such Acquisition by an Obligor, copies of all material agreements relating thereto and a certificate, in form and substance reasonably satisfactory to Agent, stating that the Acquisition is a "Permitted Acquisition" and demonstrating compliance with the foregoing requirements.
Permitted Asset Disposition: a sale of Inventory in the Ordinary Course of Business and each of the following:
(a)     an Asset Disposition of property that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business, including without limitation, disposition of assets in connection with closure of stores, offices or other facilities or the disposition of stores, offices or other facilities (and related assets), in each case, in the Ordinary Course of Business;
(b)     an Asset Disposition of equipment or real or other personal property (other than Accounts and Inventory) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or other assets used in the businesses or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property or other assets used in the businesses;
(c)     termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business and could not reasonably be expected to have a Material Adverse Effect;
(d)     an Asset Disposition of property by any Subsidiary to an Obligor or to a wholly-owned Subsidiary; provided that if the transferor of such property is an Obligor, unless the Payment Conditions are met, the transferee thereof must be an Obligor;
(e)    an Asset Disposition permitted by Sections 10.2.4, 10.2.8 or 10.2.9 and the granting of Permitted Liens;
(f)     licensing by Parent or any Subsidiary of any of its intellectual property, in the Ordinary Course of its Business; provided that such licenses are granted for fair market value in the reasonable judgment of the Parent;
(g)    sales of Cash Equivalents or other Investments, as provided under Clause (b) of the definition of Restricted Investments or which otherwise constitutes a Permitted Investment;
(h)     sales of any publicly traded securities or other Investments owned by any Obligor, to the extent such ownership was permitted under Section 10.2.5;
(i)     transfers of assets of an IP Subsidiary to the extent required by the terms of the documents related to the IP Financing; so long as such transfer is subject to the rights of Agent under the Agent License Agreement;
(j)     an Asset Disposition consisting of a sale-leaseback transaction in connection with the acquisition of any assets; provided that the aggregate principal amount thereof entered into after the Third Amendment Effective Date by the Obligors, together with the principal amount of any Debt pursuant to Section 10.2.1(c) of the Obligors, shall not exceed $40,000,000;

(k)     transfers by an Obligor of any intellectual property to Parent or any of its Subsidiaries, so long as, any such transfer of intellectual property to a non-Obligor that will be used by an Obligor is subject to the Agent License Agreement;
(l)     Asset Dispositions of artwork, so long as any such Asset Disposition is to a non-Obligor, in an aggregate net book value of not more than $6,000,000;
(m)     Asset Dispositions of Investments in joint ventures so long as in the case of any joint venture that is located in the United States or Canada, the Payment Conditions are satisfied before and after giving effect to such Asset Disposition;
(n)     Asset Dispositions of accounts receivable or other receivables in connection with the collection or compromise thereof in the Ordinary Course of Business;
(o)     the unwinding of any Hedging Agreement so long as after giving effect to the payment of any obligation of any Obligor from such unwinding the Payment Conditions are satisfied; provided that the satisfaction of the Payment Conditions is not necessary for the payment of such unwinding obligations by an Obligor (x) with respect to $5,000,000 in any Fiscal Year so long as no Dominion Trigger Period is in effect at the time of the payment or (y) for any payment made solely from Excluded IP Asset Proceeds deposited in the Excluded IP Asset Proceeds Account so long as immediately before and after giving effect to such payment no Default or Event of Default exists;
(p)     Asset Dispositions by an Obligor not otherwise permitted under this definition; provided that (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition, (ii) if any Eligible Accounts or Eligible Inventory of an Obligor are disposed of as a result of such Asset Disposition, the Payment Conditions are satisfied before and after giving effect to such Asset Disposition and to the extent the aggregate amount of Eligible Accounts and Eligible Inventory disposed exceeds $5,000,000 in any Fiscal Year, Borrowers have delivered the applicable Borrowing Base Report reflecting such Asset Disposition, and (iii) the aggregate book value of all property disposed of by the Obligors in reliance on this clause (p) from and after the Third Amendment Effective Date shall not exceed $35,000,000;
(q)    donations in the Ordinary Course of Business, including (i) donations of Inventory or other assets (excluding Accounts) not exceeding the aggregate amount of $5,000,000 during each Fiscal Year of Parent and (ii) any other donation while the Payment Conditions are satisfied before and after giving effect to such donation; and
(r)    the unwinding of the Hedging Agreements in connection with the Permitted Convertible Note Debt entered into by Parent on or about the Second Amendment Effective Date in accordance with their terms in connection with the payment, repurchase or conversion of the Permitted Convertible Notes;
provided, however, that any Asset Disposition of any Obligor pursuant to clauses (a), (b), (f), (g), (h), (j), (n), (p) or (r) shall be for fair market value in all material respects.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements, Bank Products or other banking or foreign exchange services permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed (except by the amount of any reasonable fees and expenses incurred in connection with such extension or renewal); (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; (g) in an aggregate outstanding amount of $20,000,000 or less at any time; (h) in respect of any indemnification obligation, adjustment of purchase price, earnouts, non-compete, or similar obligation of an Obligor incurred in connection with the consummation of one or more Permitted Acquisitions or Permitted Asset Dispositions; (i) indemnification obligations to officers, directors and employees of Parent or any of its Subsidiaries in the Ordinary Course of Business; (j) Contingent Obligations with respect to Debt of Parent or any of its Subsidiaries, to the extent that the party that is obligated under such Contingent Obligations could have incurred such underlying Debt or Contingent Obligations or such Contingent Obligations are permitted under Section 10.2.1; or (k) unsecured guarantees by an Obligor incurred in the Ordinary Course of Business in favor of the raw materials and other suppliers or landlords.
Permitted Convertible Note Debt: the Debt and other obligations incurred by Parent on or about the Second Amendment Effective Date pursuant to the Permitted Convertible Note Documents which include (i) the Permitted Convertible Notes and (ii) any Debt and other obligations under the Hedging Agreements and other agreements, in each case, entered into in connection with the Permitted Convertible Note Debt and Permitted Convertible Note Documents, including any renewals, extensions or refinancings thereof, as long as each Refinancing Condition is satisfied.
Permitted Convertible Note Documents: that certain indenture, to be dated on or about the Second Amendment Effective Date, between Parent and U.S. Bank National Association, as trustee (the “Indenture”) providing for the issuance of the Permitted Convertible Notes, together with the Permitted Convertible Notes, Hedging Agreements in connection with the Permitted Convertible Note Debt and other documents executed or delivered by Parent in connection therewith, in each case, as amended, replaced, supplemented, extended, refinanced or otherwise modified from time to time so long as, in the case of any renewal, extension or refinancing, each Refinancing Condition is satisfied.
Permitted Convertible Notes: convertible notes in an aggregate principal amount up to but not exceeding $350,000,000 issued on or about the Second Amendment Effective Date pursuant to the Permitted Convertible Note Documents.
Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).
Permitted Holder: collectively Paul Marciano, the Paul Marciano Trust, Marciano Financial Holdings IV, LLC, the Paul Marciano Foundation, Maurice Marciano, the Maurice Marciano Trust, the Maurice Marciano Family Foundation, MNM Capital Holdings, LLC, G Financial Holdings LLC, NRG Capital Holdings II, LLC, Next Step Financial LLC and as to Paul Marciano and Maurice Marciano, the members of their families, their respective estates, spouses, heirs and any trust of which one or more of the foregoing are the trustors, the trustees and/or the beneficiaries.

Permitted Investments: as defined in the definition of “Restricted Investment”.
Permitted Lien: as defined in Section 10.2.2.
Permitted Purchase Money Debt: Purchase Money Debt of Obligors entered into after the Third Amendment Effective Date that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate principal amount incurred by the Obligors (including, for avoidance of doubt, the aggregate principal amount of Capital Leases and Synthetic Debt incurred after the Third Amendment Effective Date by the Obligors) does not exceed $75,000,000 at any time.
Permitted Real Estate Debt: the Debt incurred by Parent on or about the First Amendment Effectiveness Date pursuant to the Permitted Real Estate Debt Documents which include (i) (x) a term loan that does not exceed the aggregate amount of $28,700,000 and (y) Debt under the Hedging Agreements entered into in connection with the Permitted Real Estate Debt and (ii) obligations thereunder are secured by a Lien in the Encumbered Real Estate granted to Bank of the West (including its successors and assigns) by Parent, including any renewals, extensions or refinancings thereof, as long as each Refinancing Condition is satisfied.
Permitted Real Estate Debt Documents: that certain Loan Agreement dated as of February 16, 2016 between Parent and Bank of the West together with all notes, mortgages, deeds of trust, security agreements, Hedging Agreements and other documents executed by Parent or its Subsidiaries in connection therewith, in each case, as amended, replaced, supplemented, extended, refinanced, replaced or otherwise modified from time to time.
Permitted Share Repurchases: the purchase, redemption or other acquisition or retirement of common Equity Interests of the Parent with the proceeds of the issuance of the Permitted Convertible Note Debt.
Person: any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.
Plan: an employee benefit plan (as defined in Section 3(3) of ERISA) subject to ERISA established by an Obligor or to which an Obligor is required to contribute on behalf of its employees other than a Multiemployer Plan.
Platform: as defined in Section 15.3.3.
PPSA: the Personal Property Security Act of Ontario (or any successor statute) or similar legislation of any other Canadian jurisdiction, including, without limitation, the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, enforceability, validity or effect of security interests or hypothecs.
Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.
Pro Forma Basis: with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to (a) any Acquisition or (b) any Asset Disposition (including pro forma adjustments arising out of events which are directly attributable to any proposed Acquisition, any incurrence or repayment of indebtedness or any asset sale, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the staff of the Securities and Exchange Commission) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired and the consolidated financial statements of Parent and its Subsidiaries and assuming that all Acquisitions that have been consummated during the period, any Asset Disposition and any Debt or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Debt to be incurred bears interest during any portion of the applicable measurement period prior to the relevant Acquisition at the interest rate which is or would be in effect with respect to such Debt as at the relevant date of determination).
Pro Rata: with respect to
(a)    any Canadian Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Canadian Lender's Canadian Revolver Commitment by the aggregate outstanding Canadian Revolver Commitments; or (b) following termination of the Canadian Revolver Commitments, by dividing the amount of such Canadian Lender's Canadian Revolver Loans and Canadian LC Obligations by the aggregate outstanding Revolver Loans and Canadian LC Obligations or, if all Canadian Revolver Loans and Canadian LC Obligations have been paid in full and/or Cash Collateralized, by dividing such Canadian Lender's and its Affiliates' remaining Canadian Obligations by the aggregate remaining Canadian Obligations;
(b)    any U.S. Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such U.S. Lender's U.S. Revolver Commitment by the aggregate outstanding U.S. Revolver Commitments; or (b) following termination of the U.S. Revolver Commitments, by dividing the amount of such U.S. Lender's U.S. Revolver Loans and U.S. LC Obligations by the aggregate outstanding Revolver Loans and U.S. LC Obligations or, if all U.S. Revolver Loans and U.S. LC Obligations have been paid in full and/or Cash Collateralized, by dividing such U.S. Lender's and its Affiliates' remaining U.S. Obligations by the aggregate remaining U.S. Obligations; and
(c)    any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender's Revolver Commitment by the aggregate outstanding Revolver Commitments; or (b) following termination of the Revolver Commitments, by dividing the amount of such Lender's Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or Cash Collateralized, by dividing such Lender's and its Affiliates' remaining Obligations by the aggregate remaining Obligations.
Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor's liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued;

(c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect; and (e) no Lien or seizure is imposed on assets of an Obligor, unless bonded and stayed to the reasonable satisfaction of Agent.
Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
Protective Advances: Canadian Protective Advances and/or U.S. Protective Advances, as the context requires.
Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 90 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings thereof.
Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets financed with such Debt and the proceeds thereof and constituting a Capital Lease or a purchase money security interest under the UCC or PPSA or a hypothec or a vendor hypothec under the Civil Code of Québec.
Qualified CFC Holding Company: a direct or indirect subsidiary of Parent that is a U.S. Person, substantially all of the assets of which consist of Equity Interests in one or more “controlled foreign corporations,” as defined in Section 957 of the Code, or other Qualified CFC Holding Companies.
Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an "eligible contract participant" under the Commodity Exchange Act and can cause another Person to qualify as an "eligible contract participant" under Section 1a(18)(A)(v)(II) of such act.
RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
Reallocation: as defined in Section 2.1.1.
Reallocation Date: as defined in Section 2.1.1.
Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.
Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced plus any reasonable fees and expenses incurred in connection with such refinancing; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no more than 2.0% (no more than 6.0% with respect to the Permitted Convertible Note Debt) greater per annum than (or that is otherwise on market terms), the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced or; (d) the representations, covenants and defaults applicable to it are not materially less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced or otherwise are consistent with market terms; (e) no additional Lien is granted to secure it; and (f) no additional Person is obligated on such Debt.
Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d), (f), (n) or (v).
Reimbursement Date: as defined in Section 2.3.2.
Relevant Governmental Body: the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.
Rent and Charges Reserve: with respect to the Obligors’ leased locations in the province of Quebec, the states of Pennsylvania, Virginia, Washington, and any other state or province as determined by Agent in its Permitted Discretion (to the extent Agent determines a landlord’s claim for rent may for any reason (whether by operation of law or otherwise) have priority over the Lien of Agent in any of the Collateral and a similar determination is made by Agent with respect to other borrowers which are in a similar line of business as Borrowers), the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve for rent or other charges that could be payable to any such Person, unless, in the case of clause (a) or (b), it has executed a Lien Waiver; provided that such reserve shall not exceed one month’s rent for the applicable location.
Report: as defined in Section 13.2.3.
Reportable Event: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.
Reporting Date: (a) at any time Revolver Usage (excluding Letters of Credit in an aggregate amount not exceeding $10,000,000) is less than 15% of the aggregate Borrowing Base, by no later than 30 days after the end of each Fiscal Quarter, (b) at any time Revolver Usage (excluding Letters of Credit in an aggregate stated amount not exceeding $10,000,000) is equal to or greater than 15% of the aggregate Borrowing Base but less than 85% of the aggregate Borrowing Base, by no later than 20 days after the end of each fiscal month, and (c) at any time Revolver Usage (excluding Letters of Credit in an aggregate stated amount not exceeding $10,000,000) is equal to or greater than 85% of the aggregate Borrowing Base, by no later than the second Business Day of each week.
Requesting Borrower: with respect to any Letter of Credit, shall mean the Borrower requesting such Letter of Credit to be issued for the benefit of itself or any of its Affiliates.
Required Lenders: Canadian Required Lenders and U.S. Required Lenders.
Reset Date: as defined in Section 5.4.1.

Restricted Investment: any Investment by an Obligor, other than (such permitted Investments listed below, collectively, the “Permitted Investments”):
(a)     Investments in Subsidiaries and in minority Equity Interests to the extent existing on the Third Amendment Effective Date; provided that any such minority Equity Investments are set forth in the Closing Date Letter;
(b)    Investments held by the Obligors in the form of Cash Equivalents or Foreign Cash Equivalents and, at such times as Parent and its Domestic Subsidiaries and the Canadian Obligors collectively hold at least $50,000,000 of cash and Cash Equivalents or the Payment Conditions are met, other Investments permitted by the Parent’s Investment Policy (Effective May 25, 2010) which was transmitted to Agent on or prior to the Closing Date, together with such changes thereto as may be reasonably acceptable to Agent;
(c)    advances to officers, directors and employees of Parent and Subsidiaries in an aggregate amount not to exceed $3,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes or for the purchase of Equity Interests of Parent by such officers, directors and employees;
(d)    Investments by an Obligor in another Obligor;
(e)    (i) Investments by an Obligor in a Subsidiary of Parent that is not an Obligor or in minority Equity Investments in Persons organized under the laws of any jurisdiction, so long as the Payment Conditions are satisfied immediately before and after giving effect to the making of such Investment;
(f)    Investments by an Obligor in a Subsidiary of Parent that is not an Obligor or in minority Equity Investments in Persons organized under the laws of any jurisdiction in an aggregate amount not to exceed $20,000,000 at any time outstanding so long as no Default or Event of Default exists immediately before and after making any such Investment;
(g)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss;
(h)    Contingent Obligations permitted under Section 10.2.1;
(i)    Investments existing on the Third Amendment Effective Date and set forth on the Closing Date Letter.
(j)    Investments by an Obligor in Secured Bank Product Obligations;
(k)    the endorsement of instruments for collection or deposit in the Ordinary Course of

Business;
(l)     Investments in respect to any publicly traded securities, which public securities are traded in a U.S., Canadian or other recognized stock exchange association, and which investment by Obligors shall not, unless the Payment Conditions are satisfied before and after giving effect to the making of such Investment, when taken together with investments in public securities by the other Obligors, exceed $4,000,000 in the aggregate at any one time (valued at original cost) plus the amount of proceeds from the sale of such publicly traded securities;
(m)    (i) stock or obligations issued to any Obligor by any Person (or the representative of such Person) in respect of Debt of such Person owing to Parent or such Subsidiary in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, in the case of any such stock or obligations received by an Obligor, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent for the benefit of the Secured Parties to the extent required hereunder, upon Agent’s request, together with such stock power, assignment or endorsement by such Obligor as Agent may request and (ii) Investments received in connection with the bona fide settlement of any defaulted indebtedness or other liability owed to Parent or any Subsidiary;
(n)    other Investments in an aggregate amount not to exceed $35,000,000 at any time outstanding, provided that the Payment Conditions are satisfied before and after giving effect to the making of any such Investment;
(o)    (i) advances of payroll payments to employees, officers, directors and managers of Parent or any Subsidiary incurred in the Ordinary Course of Business and (ii) Investments held in trusts with respect to obligations under supplemental executive retirement plans, deferred compensation plans or similar plans or obligations to officers, directors, employees and managers of Parent and its Subsidiaries incurred in the Ordinary Course of Business;
(p)     advances in connection with purchases of goods or services or with leases, in the Ordinary Course of Business;
(q)    Investments consisting of Liens permitted under Section 10.2.2;
(r)     Investments consisting of transactions permitted under Section 10.2.9;
(s)     loans and advances permitted under Section 10.2.7;
(t)     Permitted Acquisitions;
(u)     Investments in joint ventures to the extent required by, or made pursuant to customary call or put options or buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided, that the Payment Conditions are satisfied before and after giving effect to the making of any such Investment;
(v)    Investments by any Obligor in Hedging Agreements, Bank Products and other banking or foreign exchange services; and

(w)     other Investments made solely from Excluded IP Asset Proceeds deposited in the Excluded IP Asset Proceeds Account so long as immediately before and after giving effect to any such Investment no Default or Event of Default exists.
For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of all returns on such Investment up to the original amount of such Investment.
Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower or other Obligor to grant Liens on any assets or to declare or make Distributions.
Retail Store Inventory: Inventory of an Obligor that is classified on such Obligor’s accounting system as “retail store inventory” in the Ordinary Course of Business.
Revolver Commitment: the Canadian Revolver Commitment and/or the U.S. Revolver Commitment, as the context requires.
Revolver Commitments: the aggregate amount of Revolver Commitments of all Lenders.
Revolver Loan: a Canadian Revolver Loan and/or a U.S. Revolver Loan, as the context requires.
Revolver Termination Date: April 21, 2023.
Revolver Usage: the sum of the Canadian Revolver Usage and U.S. Revolver Usage.
Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.
S&P: Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
Sanction: any sanction administered or enforced by the U.S. Government (including OFAC), the Government of Canada, the European Union or Her Majesty’s Treasury.
Second Amendment: that certain Amendment Number Two to Loan, Guaranty and Security Agreement dated as of April 22, 2019 among Borrowers, Guarantors, Agent and Lenders.
Second Amendment Effective Date: April 22, 2019.
Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by an Obligor to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.
Secured Bank Product Provider: (a) Bank of America or any of its branches or Affiliates; and (b) any other Lender or Affiliate or branch of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance reasonably satisfactory to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 13.13.
Secured Parties: Canadian Secured Parties and/or U.S. Secured Parties, as the context requires.
Security Documents: the Guaranties, Canadian Security Agreements, Equity Interest Pledge Agreement, Deposit Account Control Agreements, Credit Card Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.
Settlement Report: a report summarizing Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.
SOFR: with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.
SOFR-Based Rate: SOFR or Term SOFR.
Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature considering all financing alternatives and potential asset sales reasonably available to them; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code or an “insolvent person” as defined in the BIA; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. "Fair salable value" means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
Specified Obligor: an Obligor that is not then an "eligible contract participant" under the Commodity Exchange Act (determined prior to giving effect to Section 5.12.3).
Spot Rate: the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency, which is used by spot rate in Agent’s principal foreign exchange trading office; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent's principal foreign exchange trading office for the first currency.
Stated Amount: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.
Subordinated Debt: Debt incurred by an Obligor that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Agent.
Subsidiary: of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Parent.
Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.
Swingline Loan: a Canadian Swingline Loan and/or a U.S. Swingline Loan, as the context requires.
Synthetic Debt: with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Debt” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
Synthetic Lease Obligation: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or Tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of the any debtor relief laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority (including pursuant to any Foreign Governmental Plan), including any interest, additions to tax or penalties applicable thereto.
Termination Event: means (a) the whole or partial withdrawal of a Canadian Obligor or any Subsidiary organized under the laws of Canada or any province or territory thereof from a Canadian Defined Benefit Pension Plan during a plan year; or (b) the filing of a notice to terminate in whole or in part of a Canadian Defined Benefit Pension Plan; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Defined Benefit Pension Plan.

Term SOFR: the forward-looking term rate for any period that is approximately (as determined by the Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Agent from time to time in its reasonable discretion.
Third Amendment: that certain Amendment Number Three to Loan, Guaranty and Security Agreement dated as of the Third Amendment Effective Date.
Third Amendment Effective Date: April 21, 2020.
Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
UCC: the Uniform Commercial Code as in effect in the State of California or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
Unfunded Pension Liability: the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Pension Funding Rules for the applicable plan year.
Unused Line Fee Rate: a per annum rate equal to 0.375%.
Upstream Payment: (a) a Distribution by a Subsidiary of an Obligor to such Obligor or (b) a Distribution by a non-Obligor Subsidiary of Parent to any other Person that owns a direct Equity Interest in such Subsidiary, including any Obligor, ratably according to their respective holdings of the type of Equity Interest in respect of which such Distribution is being made.
U.S. Accounts Formula Amount: 85% of the Value of Eligible Accounts of US Obligors; provided, however, that such percentage shall be reduced by 1.0% for each percentage point (or portion thereof) that the Dilution Percent applicable to U.S. Borrowers exceeds 5%.
U.S. Availability: the U.S. Borrowing Base minus U.S. Revolver Usage.
U.S. Availability Block: $5,000,000; provided, that such amount shall be reduced to $0 once at least 75% of the retail stores of Borrowers are open for business in the Ordinary Course of Business (which determination shall be made excluding any retail stores of Borrowers that have been permanently closed) and Agent has received an appraisal of Borrowers’ Inventory conducted after the Third Amendment Effective Date and in form and substance and by an appraiser satisfactory to Agent.
U.S. Availability Reserve: the sum (without duplication) of (a) the Rent and Charges Reserve applicable to U.S. Obligors; (b) the U.S. Bank Product Reserve; (c) the aggregate amount of liabilities secured by Liens upon U.S. Collateral that are senior to Agent's Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (d) the U.S. Availability Block; and (e) such additional reserves, in such amounts and with respect to such matters related to the U.S. Obligors or the U.S. Collateral, as Agent in its Permitted Discretion and subject to Section 2.1.1(c) may elect to impose from time to time; provided that the reserves included in the U.S. Availability Reserve shall not be duplicative of the eligibility criteria for Eligible Accounts, Eligible Credit Card Accounts or Eligible Inventory; provided, however, that so long as no Default or an Event of Default exists and Availability is in an amount greater than 25% of the Borrowing Base, the U.S. Availability Reserves shall not include any Bank Product Reserves.
U.S. Bank Product: any of the following products, services or facilities extended to a U.S. Obligor by a U.S. Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services, other than Letters of Credit.
U.S. Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion and subject to Section 2.1.1(c) in respect of Secured Bank Product Obligations of U.S. Obligors.
U.S. Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as of such day, plus 1.0%.
U.S. Base Rate Revolver Loan: any U.S. Revolver Loan that bears interest based on the U.S. Base Rate.
U.S. Borrower and U.S. Borrowers: as defined in the preamble to this Agreement and any other U.S. Obligor that becomes a U.S. Borrower pursuant to Section 10.1.9(a).
U.S. Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate U.S. Revolver Commitments; or (b) the sum of the U.S. Accounts Formula Amount, plus U.S. Credit Card Account Formula Amount, plus the U.S. Inventory Formula Amount, plus at the option of Borrower Agent which is reflected in the most recently delivered U.S. Borrowing Base Report, the U.S. Cash Component, minus the U.S. Availability Reserve.
U.S. Borrowing Base Report: a report of the U.S. Borrowing Base by U.S. Borrowers, in form and substance reasonably satisfactory to Agent.
U.S. Cash Component: the lesser of (a) $50,000,000 and (b) the amount of the U.S. Eligible Cash.
U.S. Collateral: all Property described in Section 7.2, all Property described in any Security Documents as security for any U.S. Obligations, and all other Property of any U.S. Obligor that now or hereafter secures (or is intended to secure) any U.S. Obligations.
U.S. Credit Card Account Formula Amount: 90% of the Value of Eligible Credit Card Accounts of US Borrowers.
U.S. Eligible Cash: cash of U.S. Borrower held in Deposit Accounts specified by Borrower Agent and held at Bank of America or other depository institution acceptable to Agent in its Permitted Discretion and subject to a Deposit Account Control Agreement in favor of Agent; provided, that U.S. Borrower may not withdraw any amounts from such Deposit Account if (a) a Default or an Event of

Default exists immediately prior to such withdrawal or will result after giving effect to such withdrawal, (b) U.S. Borrower has failed to deliver an update to the most recent delivered U.S. Borrowing Base Report immediately prior to such withdrawal reflecting the updated U.S. Eligible Cash amount after giving effect to such withdrawal (or, at the election of the Borrower Agent, reflecting the updated U.S. Eligible Cash amount after giving effect to any deposit to such Deposit Account), or (c) a U.S. Overadvance or Overadvance exists immediately prior to such withdrawal or will result after giving effect to such withdrawal.
U.S. Floating LIBOR: for any day, a per annum rate equal to LIBOR in effect on such day for a 30 day Interest Period.
U.S. Floating LIBOR Loan: each set of U.S. Revolver Loans bearing interest based upon U.S. Floating LIBOR.
U.S. Guarantor: each Guarantor which executes or joins this Agreement as a “U.S. Guarantor.”
U.S. Inventory Formula Amount:
(a)    At any time prior to the completion of an initial appraisal of Inventory of U.S. Borrowers with results acceptable to Agent in its Permitted Discretion or, at the election of Agent in its Permitted Discretion at any time the “issue date” of an appraisal of Inventory of U.S. Borrowers that has been deemed acceptable by Agent has passed by more than 1 year: the sum of (1) 70% of the Value of Eligible Inventory of U.S. Borrowers plus (2) at the option of Borrower Agent which is reflected in the most recently delivered U.S. Borrowing Base Report, the lesser of (x) 70% of the Value of Eligible In-Transit Inventory of U.S. Borrowers and (y) $25,000,000; provided, that so long as no Default or Event of Default exists, such percentages shall be increased to 72.5% commencing on January 15th of each year continuing until May 15th of such year; and
(b)    At any time after the completion of an initial appraisal of Inventory of U.S. Borrowers with results acceptable to Agent in its Permitted Discretion and, at the election of Agent in its Permitted Discretion at any time the “issue date” of an appraisal of Inventory of U.S. Borrowers that has been deemed acceptable by Agent has passed by less than 1 year: the sum of (1) 90% of the NOLV Percentage of the Value of Eligible Inventory of U.S. Borrowers plus (2) at the option of Borrower Agent which is reflected in the most recently delivered U.S. Borrowing Base Report, the lesser of (x) 90% of the NOLV Percentage of the Value of Eligible In-Transit Inventory of U.S. Borrowers and (y) $25,000,000; provided, that so long as no Default or Event of Default exists, such percentages shall be increased to 92.5% commencing on January 15th of each year continuing until May 15th of such year.
U.S. LC Obligations: the sum of (a) all amounts owing by U.S. Borrowers for drawings under Letters of Credit issued at the request of U.S. Borrowers; and (b) the Stated Amount of all outstanding Letters of Credit issued at the request of U.S. Borrowers.
U.S. Lender: Bank of America and each other Lender that has issued a U.S. Revolver Commitment.
U.S. LIBOR Loan: each set of U.S. LIBOR Revolver Loans having a common length and commencement of Interest Period.

U.S. LIBOR Revolver Loan: a U.S. Revolver Loan that bears interest based on LIBOR.
U.S. Obligations: on any date, the portion of the Obligations outstanding that are owing by any U.S. Obligor under the Loan Documents.
U.S. Obligor: each U.S. Borrower or Guarantor of the U.S. Obligations.
U.S. Overadvance: as defined in Section 2.1.5.
U.S. Overadvance Loan: a U.S. Base Rate Revolver Loan made when a U.S. Overadvance exists or is caused by the funding thereof.
U.S. Protective Advances: as defined in Section 2.1.6.
U.S. Required Lenders: two or more unaffiliated (or of these are not more than one, one) U.S. Secured Parties holding more than 50% of (a) the aggregate outstanding U.S. Revolver Commitments; or (b) following termination of the U.S. Revolver Commitments, the aggregate outstanding U.S. Revolver Loans and LC Obligations of U.S. Borrowers or, if all U.S. Revolver Loans and LC Obligations of U.S. Borrowers have been Paid in Full, the aggregate remaining U.S. Obligations; provided, however, that U.S. Revolver Commitments, U.S. Revolver Loans and other U.S. Obligations held by a Defaulting Lender and its Affiliates and branches shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a U.S. Revolver Loan or LC Obligation of U.S. Borrowers by the U.S. Secured Party that funded the applicable U.S. Revolver Loan or issued the applicable Letter of Credit.
U.S. Revolver Commitment: for any U.S. Lender, its obligation to make U.S. Revolver Loans and to participate in U.S. LC Obligations up to the maximum principal amount shown on Schedule 1.1, as hereafter modified pursuant to Section 2.1.7 or Section 2.2 or an Assignment to which it is a party.
U.S. Revolver Commitments: means the aggregate amount of such U.S. Revolver Commitments of all U.S. Lenders.
U.S. Revolver Loan: a loan made pursuant to Section 2.1, and any U.S. Swingline Loan, U.S. Overadvance Loan or U.S. Protective Advance.
U.S. Revolver Usage: (a) the aggregate amount of outstanding U.S. Revolver Loans; plus (b) the aggregate Stated Amount of outstanding Letters of Credit issued at the request of U.S. Borrower, except to the extent Cash Collateralized by Borrowers; plus (c) any Canadian Revolver Loans or Letters of Credit issued at the request of Canadian Borrowers which are in excess of the Canadian Borrowing Base (without giving effect to the addition of the U.S. Availability to the definition).
U.S. Secured Parties: Agent, Issuing Bank, U.S. Lenders and Secured Bank Product Providers.
U.S. Swingline Loan: any Borrowing of U.S. Base Rate Revolver Loans funded with Agent's funds, until such Borrowing is settled among U.S. Lenders or repaid by U.S. Borrowers.
U.S. Person: "United States Person" as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: as defined in Section 5.11.2(b)(iii).
Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a moving average cost basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been claimed by the Account Debtor or any other Person; provided, that to the extent any portion of Accounts subject to returns, rebates, discounts, credits, allowances or Taxes have been deemed ineligible under the Eligible Accounts criteria, there shall not be a reduction for such items in determining the value of Accounts.
Wholesale Inventory: Inventory of an Obligor that is classified on such Obligor’s accounting system as “wholesale inventory” in the Ordinary Course of Business.
1.2    Accounting Terms.

1.2.1    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of Parent and its subsidiaries for the fiscal year ended January 31, 2015, except as otherwise specifically prescribed herein.

1.2.2    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, Borrowers shall notify Agent of such change and either Parent or Agent shall so request, Agent, the Lenders and Parent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Parent shall provide to Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary in this Agreement, any lease that is not (or would not be) classified as a capitalized lease in accordance with GAAP as in effect on the Closing Date shall not be treated as a capitalized lease solely as a result of the adoption of changes to GAAP or the interpretation thereof that would otherwise require such treatment.

1.3    Uniform Commercial Code; PPSA. As used herein, the following terms are defined in accordance with the UCC in effect in the State of California or, if applicable the PPSA, from time to time: "Chattel Paper," "Commercial Tort Claim," "Document" (in the PPSA, a "document of title"), "Equipment," "General Intangibles (in the PPSA, "intangibles")," "Goods," "Instrument," "Investment Property," "Letter-of-Credit Right," “Securities Account” and "Supporting Obligation."

1.4    Certain Matters of Construction. The terms "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, "from" means "from and including," and "to" and

"until" each mean "to but excluding." The terms "including" and "include" shall mean "including, without limitation" and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any Section mean, unless the context otherwise requires, a Section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day in the Applicable Time Zone; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower's "knowledge" or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter. For purposes of any Collateral located in the Province of Québec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary”, (xi) “gross negligence or willful misconduct” shall be deemed to include “gross or intentional fault”, and (xii) “foreclosure” shall be deemed to include “the exercise of a hypothecary right”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

1.5    Currency Equivalents.

1.5.1    Calculations. All references in the Loan Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate. Borrowers shall report Value and other Borrowing Base components to Agent in the currency invoiced by Borrowers or shown in Borrowers' financial records, and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, Borrowers shall repay such Obligation in such other currency.

1.5.2    Judgments. If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document ("Agreement Currency") into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency ("Judgment Currency") other than the Agreement Currency, an Obligor shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by Agent of payment in the Judgment Currency, Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and Lenders against such loss. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents and shall give rise to a separate and independent cause of action. If the purchased amount is greater than the sum originally due, Agent shall return the excess amount to such Obligor (or to the Person legally entitled thereto).

Section 2.CREDIT FACILITIES

2.1    Revolver Commitment.

2.1.1    Revolver Loans.

(a)Canadian Revolver Loans. Each Canadian Lender agrees, severally on a Pro Rata basis up to its Canadian Revolver Commitment, on the terms set forth herein, to make Canadian Revolver Loans to Canadian Borrowers from time to time through the Commitment Termination Date. The Canadian Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Canadian Lenders have any obligation to honor a request for a Canadian Revolver Loan if (i) Canadian Revolver Usage at such time plus the requested Canadian Revolver Loan would exceed the Canadian Borrowing Base or (ii) the sum of the Canadian Revolver Usage at such time plus the requested Canadian Revolver Loan plus the U.S. Revolver Usage at such time would exceed the aggregate Borrowing Base. Each Canadian Revolver Loan shall be funded and repaid in Available Currency.
(b)U.S. Revolver Loans. Each U.S. Lender agrees, severally on a Pro Rata basis up to its U.S. Revolver Commitment, on the terms set forth herein, to make U.S. Revolver Loans to U.S. Borrowers from time to time through the Commitment Termination Date. The U.S. Revolver Loans may be repaid and reborrowed as provided herein. In no event shall U.S. Lenders have any obligation to honor a request for a U.S. Revolver Loan if (i) U.S. Revolver Usage at such time plus the requested U.S. Revolver Loan would exceed the U.S. Borrowing Base or (ii) the sum of the U.S. Revolver Usage at such time plus the requested U.S. Revolver Loan plus the Canadian Revolver Usage at such time would exceed the aggregate Borrowing Base. Each U.S. Revolver Loan shall be funded and repaid in Available Currency.

(c)Agent shall have the right (but not the obligation) upon not less than three (3) Business Days’ prior notice to Borrower Agent but no notice shall be required as long as a Default or an Event of Default has occurred and is continuing, in the exercise of its Permitted Discretion, to establish and increase or decrease Rent and Charges Reserves, Canadian Bank Product Reserves, U.S. Bank Product Reserves, Canadian Priority Payable Reserves, other reserves comprising Canadian Availability Reserves or U.S. Availability Reserves or any adjustment to Borrowing Base under Sections 8.1.1 or 8.1.2 (provided further that, if after the delivery of such notice the Borrower Agent notifies Agent that it desires to discuss the changes described therein, then Agent will discuss such changes with the Borrower Agent, provided that nothing in this proviso shall obligate Agent to eliminate, reduce, or delay any such changes).

(d)The amount of any U.S. Availability Reserve or Canadian Availability Reserve established by Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained. Upon establishment or increase in reserves, Agent agrees to make itself available to discuss the reserve or increase, and Obligors may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of Agent to establish or change such reserves in its Permitted Discretion, unless Agent shall have determined, in its Permitted Discretion, that the event, condition, other circumstance, or fact that was the basis for such reserves or such change no longer exists or has otherwise been adequately addressed by Borrowers.

2.1.2    Notes. Revolver Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, the applicable Borrower shall deliver promissory note(s) to such Lender, evidencing its Revolver Loan(s).

2.1.3    Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt, including all outstanding amounts owed with respect to the credit facilities for which JPMorgan Chase Bank is acting as agent; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for lawful corporate purposes of Parent and its Subsidiaries, including working capital. Borrowers shall not, directly or, or to the knowledge of a Senior Officer of a Borrower, indirectly, use any Letter of Credit or Revolver Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Revolver Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Revolver Loan, is the subject of any Sanction; or (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other Person participating in a transaction).

2.1.4    Voluntary Reduction or Termination of Revolver Commitments.

(a)    The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 5 days prior written notice to Agent, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Subject to clause (c) below, any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.

(b)    Borrowers may permanently reduce the Canadian Revolver Commitments or U.S. Revolver Commitments, on a ratable basis for all applicable Lenders, upon at least 10 days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $5,000,000, or an increment of $5,000,000 in excess thereof. At no time shall the aggregate Revolver Commitments be reduced to an amount less than $75,000,000.
(c)    Notwithstanding anything to the contrary contained herein, any notice of prepayment or Commitment reallocation, reduction or termination, as the case may be, delivered by Borrower Agent may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other event or condition, in which case such notice may be revoked by Borrower Agent (by notice to Agent on or prior to the specified effective date) if such condition is not satisfied.

2.1.5    Overadvances.

(a)    Canadian Overadvances. If Canadian Revolver Usage exceeds the Canadian Borrowing Base ("Canadian Overadvance") at any time, the excess amount shall be payable by Canadian Borrowers on demand by Agent, but all such Canadian Revolver Loans shall nevertheless constitute Obligations secured by the Canadian Collateral and entitled to all benefits of the Loan Documents. Unless it has contemporaneously received written notification from Canadian Required Lenders to the contrary, Agent may require Canadian Lenders to honor requests for Canadian Overadvance Loans and to forbear from requiring Canadian Borrowers to cure a Canadian Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Canadian Overadvance does not continue for more than 15 consecutive days (and no Canadian Overadvance may exist for at least five consecutive days thereafter before further Canadian Overadvance Loans are required), and (ii) the Canadian Overadvance is not known by Agent to exceed the lesser of (i) $10,000,000 or (ii) 10% of the Borrowing Base then in effect; and (b) regardless of whether an Event of Default exists, if Agent discovers a Canadian Overadvance not previously known by it to exist, as long as from the date of such discovery the Canadian Overadvance is not increased by more than $5,000,000 and does not continue for more than 15 consecutive days. In no event shall Canadian Overadvance Loans be required that would cause (i) Canadian Revolver Usage to exceed the aggregate Canadian Revolver Commitments or (ii) Revolver Usage to exceed the aggregate Revolver Commitments. Any funding of a Canadian Overadvance Loan or sufferance of a Canadian Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall Canadian Borrowers or other Canadian Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

(b)    U.S. Overadvances. If U.S. Revolver Usage exceeds the U.S. Borrowing Base ("U.S. Overadvance") at any time, the excess amount shall be payable by U.S. Borrower on demand by Agent, but all such U.S. Revolver Loans shall nevertheless constitute Obligations secured by the U.S. Collateral and entitled to all benefits of the Loan Documents. Unless it has contemporaneously received written notification from U.S. Required Lenders to the contrary, Agent may require U.S. Lenders to honor requests for U.S. Overadvance Loans and to forbear from requiring U.S. Borrowers to cure a U.S. Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the U.S. Overadvance does not continue for more than 15 consecutive days (and no U.S. Overadvance may exist for at least five consecutive days thereafter before further U.S. Overadvance Loans are required), and (ii) the U.S. Overadvance is not known by Agent to exceed the lesser of (i) $10,000,000 or (ii) 10% of the Borrowing Base then in effect; and (b) regardless of whether an Event of Default exists, if Agent discovers a U.S. Overadvance not previously known by it to exist, as long as from the date of such discovery the U.S. Overadvance is not increased by more than $5,000,000 and does not continue for more than 15 consecutive days. In no event shall U.S. Overadvance Loans be required that would cause (i) U.S. Revolver Usage to exceed the aggregate U.S. Revolver Commitments or (ii) Revolver Usage to exceed the aggregate Revolver Commitments. Any funding of a U.S. Overadvance Loan or sufferance of a U.S. Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall U.S. Borrower or other U.S. Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6    Protective Advances.

(a)    Canadian Protective Advances. Agent (acting through its Canada branch) shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make Canadian Prime Rate Revolver Loans ("Canadian Protective Advances") (a) up to an aggregate amount of 10% of the Canadian Borrowing Base outstanding at any time, if Agent deems such Canadian Revolver Loans necessary or desirable to preserve or protect Canadian Collateral, or to enhance the collectability or repayment of Canadian Obligations, as long as such Canadian Revolver Loans do not cause (i) Canadian Revolver Usage to exceed the aggregate Canadian Revolver Commitments or (ii) Revolver Usage to exceed the aggregate Revolver Commitments; or (b) to pay any other amounts chargeable to Canadian Obligors under any Loan Documents, including interest, costs, fees and expenses. Canadian Lenders shall participate on a Pro Rata basis in Canadian Protective Advances outstanding from time to time. Canadian Required Lenders may at any time revoke Agent's authority to make further Canadian Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent's determination that funding of a Canadian Protective Advance is appropriate shall be conclusive.
(b)    U.S. Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make U.S. Base Rate Revolver Loans ("U.S. Protective Advances") (a) up to an aggregate amount of 10% of the U.S. Borrowing Base outstanding at any time, if Agent deems such U.S. Revolver Loans necessary or desirable to preserve or protect U.S. Collateral, or to enhance the collectability or repayment of U.S. Obligations, as long as such U.S. Revolver Loans do not cause (i) U.S. Revolver Usage to exceed the aggregate U.S. Revolver Commitments or (ii) Revolver Usage to exceed the aggregate Revolver Commitments; or (b) to pay any other amounts chargeable to U.S. Obligors under any Loan Documents, including interest, costs, fees and expenses. U.S. Lenders shall participate on a Pro Rata basis in U.S. Protective Advances outstanding from time to time. U.S. Required Lenders may at any time revoke Agent's authority to make further U.S. Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent's determination that funding of a U.S. Protective Advance is appropriate shall be conclusive.

2.1.7    Increase in Revolver Commitments.

(a)    U.S. Borrowers may request an increase in U.S. Revolver Commitments from time to time upon notice to Agent, as long as the requested increase is in a minimum amount of $10,000,000 and is offered on the same terms as existing U.S. Revolver Commitments, except for a closing fee specified by U.S. Borrowers. Agent shall promptly notify U.S. Lenders of the requested increase and, within 10 Business Days thereafter, each U.S. Lender shall notify Agent if and to what extent such U.S. Lender commits to increase its U.S. Revolver Commitment. Any U.S. Lender not responding within such period shall be deemed to have declined an increase. If U.S. Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional U.S. Revolver Commitments and become U.S. Lenders hereunder. Agent may allocate, in its discretion, the increased U.S. Revolver Commitments among committing U.S. Lenders and, if necessary, Eligible Assignees. Provided the conditions set forth in Section 6.2 are satisfied, total U.S. Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by U.S. Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, but no later than 45 days following U.S. Borrowers' increase request. Agent, U.S. Borrowers, and new and existing U.S. Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of U.S. Revolver Commitments. On the effective date of an increase, the U.S. Revolver Usage and other exposures under the U.S. Revolver Commitments shall be reallocated among Lenders, and settled by Agent if necessary, in accordance with Lenders' adjusted shares of such U.S. Revolver Commitments.

(b)    Canadian Borrowers may request an increase in Canadian Revolver Commitments from time to time upon notice to Agent, as long as the requested increase is in a minimum amount of $5,000,000 and is offered on the same terms as existing Canadian Revolver Commitments, except for a closing fee specified by Canadian Borrowers. Agent shall promptly notify Canadian Lenders of the requested increase and, within 10 Business Days thereafter, each Canadian Lender shall notify Agent if and to what extent such Canadian Lender commits to increase its Canadian Revolver Commitment. Any Canadian Lender not responding within such period shall be deemed to have declined an increase. If Canadian Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Canadian Revolver Commitments and become Canadian Lenders hereunder. Agent may allocate, in its discretion, the increased Canadian Revolver Commitments among committing Canadian Lenders and, if necessary, Eligible Assignees. Provided the conditions set forth in Section 6.2 are satisfied, total Canadian Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by Canadian Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, but no later than 45 days following Canadian Borrowers’ increase request. Agent, Canadian Borrowers, and new and existing Canadian Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Canadian Revolver Commitments. On the effective date of an increase, the Canadian Revolver Usage and other exposures under the Canadian

Revolver Commitments shall be reallocated among Lenders, and settled by Agent if necessary, in accordance with Lenders' adjusted shares of such Canadian Revolver Commitments.
(c)    After giving effect to any increases under clauses (a) and (b) above, the aggregate Revolver Commitments shall not exceed $300,000,000.

(d)    No more than 5 increases are made under clauses (a) and (b) above.

2.2    Commitment Adjustment.

2.2.1    Reallocation Mechanism. Borrower Agent may request that Canadian Lenders and U.S. Lenders (that are also Canadian Lenders) change the then current allocation of their respective Revolver Commitments in order to effect an increase or decrease of such respective Revolver Commitments, with any such increase or decrease in their Canadian Revolver Commitments to Canadian Borrowers to be accompanied by a concurrent and equal decrease or increase, as applicable, in their U.S. Revolver Commitments (each, a "Reallocation"). Any such Reallocation shall be subject to the following conditions: (i) Borrower Agent shall have provided to Agent a written notice (in reasonable detail) at least ten (10) Business Days prior to the requested effective date (which effective date shall be the first day of the subsequent Fiscal Quarter) of such Reallocation (the "Reallocation Date") setting forth the proposed Reallocation Date and the amounts of the proposed Revolver Commitments reallocations to be effected, (ii) any such Reallocation shall increase or decrease the applicable Revolver Commitments in increments of $1,000,000, and, after giving effect to any such Reallocation, the aggregate Canadian Revolver Commitments shall not exceed the lesser of $75,000,000 or 50% of the aggregate Revolver Commitments, (iii) after giving effect to the Reallocation, each Lender that is both a U.S. Lender and a Canadian Lender (or one or more Affiliates or branches of such Lender) shall hold the same Pro Rata share of all of the Revolver Commitments to the Borrowers (it being understood that the U.S. Revolver Commitments of any U.S. Lender who is not also a Canadian Lender shall not be decreased or increased after giving effect to such Reallocation), (iv) no Default or Event of Default shall have occurred and be continuing either as of the date of such request or on the Reallocation Date (both immediately before and after giving effect to such Reallocation), (v) any increase or decrease in a Revolver Commitment of a Lender in its respective Canadian Revolver Commitment or U.S. Revolver Commitment shall result in a concurrent decrease or increase in in its respective Canadian Revolver Commitment or U.S. Revolver Commitment such that the sum of all the Revolver Commitments of such Lender after giving effect to such Reallocation shall equal the aggregate amount of the Revolver Commitments of such Lender in effect immediately prior to such Reallocation, (vi) after giving effect to such Reallocation, no Overadvance would exist or would result therefrom, (vii) at least three (3) Business Days prior to the proposed Reallocation Date, a Senior Officer of Borrower Agent shall have delivered to Agent a certificate certifying as to compliance with preceding clauses (i) through (vi) and demonstrating (in reasonable detail) the calculations required in connection therewith, and (vii) Agent consents to such Reallocation in its Permitted Discretion.

2.2.2    Reallocations Generally. Agent shall promptly notify such Lenders of the Reallocation Date and the amount of the affected Revolver Commitment of such Lenders as a result thereof. The respective Pro Rata shares of Lenders shall thereafter, to the extent applicable, be determined based on such reallocated amounts (subject to any subsequent changes thereto).

2.3    Letter of Credit Facility.

2.3.1    Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a)    Each Borrower acknowledges that Issuing Bank's issuance of any Letter of Credit is conditioned upon Issuing Bank's receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or Canadian Required Lenders (if Requesting Borrower is a Canadian Borrower) or U.S. Required Lenders (if Requesting Borrower is a U.S. Borrower) that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b)    Letters of Credit may be requested by any U.S. Borrower to support obligations of such U.S. Borrower or on behalf of any Subsidiary of such Borrower (other than a Canadian Obligor) incurred in the Ordinary Course of Business, or as otherwise approved by Agent. Letters of Credit may be requested by Canadian Borrowers to support obligations of Canadian Borrowers or on behalf of any Subsidiary of Canadian Borrowers incurred in the Ordinary Course of Business, or as otherwise approved by Agent. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Issuing Bank may require a new LC Application in its discretion.

(c)    Each Borrower assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary with respect to the Letters of Credit issued at the request of such Borrower. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any LC Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any LC Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any LC Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or LC Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and an Obligor; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental

Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against any Borrower are discharged with proceeds of any Letter of Credit to the extent permitted under Applicable Law.
(d)    In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(e)    All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

2.3.2    Reimbursement; Participations.

(a)    If Issuing Bank honors any request for payment under a Letter of Credit, Requesting Borrower shall pay to Issuing Bank, on the same day ("Reimbursement Date"), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Floating Rate Loans (based on the U.S. Base Rate or Canadian Prime Rate, as applicable) from the Reimbursement Date until payment by such Requesting Borrower. The obligation of U.S. Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit requested by a U.S. Borrower shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Requesting Borrower may have at any time against the beneficiary. The obligation of Canadian Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit requested by Canadian Borrowers shall be absolute, unconditional, irrevocable, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Requesting Borrower may have at any time against the beneficiary. Whether or a Notice of Borrowing has been submitted on behalf of a Requesting Borrower, such Requesting Borrower shall be deemed to have requested a Borrowing of Floating Rate Loans (based on the U.S. Base Rate or Canadian Prime Rate, as applicable) in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Revolver Commitments have terminated, a Canadian Overadvance, U.S. Overadvance or an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b)    Upon issuance of a Letter of Credit, each Lender providing a Revolver Commitment to the Requesting Borrower shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations of the Requesting Borrower relating to such Letter of Credit. Issuing Bank is issuing Letters of Credit in reliance upon this participation. If Issuing Bank makes any payment under a Letter of Credit and the Requesting Borrower does not reimburse such payment on the Reimbursement Date, Agent shall promptly notify the Lenders providing a Revolver Commitment to the Requesting Borrower and each such Lender shall within one Business Day after such notice pay to Agent, for the benefit of Issuing Bank, the Lender's Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession at such time.

(c)    The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank's payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Issuing Bank of a requirement that exists for its protection (and not a Requesting Borrower's protection) or that does not materially prejudice a Requesting Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Letter of Credit's expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to any Letter of Credit, Collateral, LC Document or Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)    No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Lenders.

2.3.3    Cash Collateral. Subject to Section 2.1.5, if at any time (a) an Event of Default exists, (b) the Commitment Termination Date has occurred, or (c) the Revolver Termination Date is scheduled to occur within 20 Business Days, then Requesting Borrower shall, at Issuing Bank's or Agent's request, Cash Collateralize all outstanding Letters of Credit. Requesting Borrower shall, at Issuing Bank's or Agent's request at any time, Cash Collateralize the Fronting Exposure of any Defaulting Lender (after giving effect to the reallocation pursuant to Section 4.2.1). If Requesting Borrower fails to provide any Cash Collateral as required hereunder, Lenders providing a Revolver Commitment to such Requesting Borrower may (and shall upon direction of Agent) advance, as Floating Rate Loans (based on the U.S. Base Rate or Canadian Prime Rate, as applicable), the amount of Cash Collateral required (whether or not the Revolver Commitments have terminated, a Canadian

Overadvance exists, a U.S. Overadvance exists or an Overadvance exists or the conditions in Section 6 are satisfied).
2.3.4    Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers. From the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to the Borrower Agent.

Section 3.        INTEREST, FEES AND CHARGES

3.1        Interest.

3.1.1    Rates and Payment of Interest.

(a)    The Obligations shall bear interest as follows:

(i) if a Canadian Prime Rate Revolver Loan, at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin for Canadian Prime Rate Revolver Loans;
(ii) if a Canadian BA Rate Revolver Loan, at the BA Rate for the applicable Interest Period, plus the Applicable Margin for Canadian BA Rate Revolver Loans;
(iii) if any other Canadian Obligation (including, to the extent permitted by law, interest not paid when due), at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin for Canadian Prime Rate Revolver Loans;
(iv) if a U.S. Base Rate Revolver Loan, at the U.S. Base Rate in effect from time to time, plus the Applicable Margin for U.S. Base Rate Revolver Loans;
(v) if a U.S. LIBOR Revolver Loan, at U.S. LIBOR for the applicable Interest Period, plus the Applicable Margin for U.S. LIBOR Revolver Loans;
(vi) if a U.S. Floating LIBOR Loan, at the U.S. Floating LIBOR, plus the Applicable Margin for U.S. LIBOR Revolver Loans; and
(vii) if any other U.S. Obligation (including, to the extent permitted by law, interest not paid when due), at the U.S. Base Rate in effect from time to time, plus the Applicable Margin for U.S. Base Rate Revolver Loans.
(b)    During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each

Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

(c)    Interest shall accrue from the date a Revolver Loan is advanced or other Obligation is payable, until paid in full by Borrowers. Interest accrued on the Revolver Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Revolver Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2    Application of LIBOR and Canadian BA Rate to Outstanding Revolver Loans.

(a)    Canadian Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Canadian Prime Rate Revolver Loans to, or to continue any Canadian BA Rate Loan at the end of its Interest Period as, a Canadian BA Rate Loan. During any Default or Event of Default, Agent may (and shall at the direction of Canadian Required Lenders) declare that no Canadian BA Rate Loan may be made, converted or continued as a Canadian BA Rate Loan.

(b)    Whenever Canadian Borrowers desire to convert or continue Canadian Revolver Loans as Canadian BA Rate Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 12:00 p.m. (Applicable Time Zone) at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Canadian Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Canadian Revolver Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period for any Canadian BA Rate Loan, Canadian Borrowers shall have failed to deliver a Notice of Conversion/Continuation, it shall be deemed to have elected to convert such Canadian Revolver Loan into a Canadian Prime Rate Revolver Loan. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of BA Rate.

(c)    U.S. Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the U.S. Base Rate Revolver Loans to, or to continue any U.S. LIBOR Loan at the end of its Interest Period as, a U.S. LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of U.S. Required Lenders) declare that no U.S. Revolver Loan may be made, converted or continued as a U.S. LIBOR Loan.
(d)    Whenever U.S. Borrowers desire to convert or continue U.S. Revolver Loans as U.S. LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 12:00 p.m. (Applicable Time Zone) at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each U.S. Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of U.S. Revolver Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period for any U.S. LIBOR Loan, U.S. Borrower shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such U.S. Revolver Loan into a U.S. Base Rate Revolver Loan. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of U.S. LIBOR.

3.1.3    Interest Periods. In connection with the making, conversion or continuation of any Interest Period Loans, applicable Borrowers shall select an interest period ("Interest Period") to apply, which interest period shall be 30, 60, or 90 days ; provided, however, that:

(a)    the Interest Period shall begin on the date the Revolver Loan is made or continued as, or converted into, an Interest Period Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b)    if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c)    no Interest Period shall extend beyond the Revolver Termination Date.
3.1.4    Interest Rate Not Ascertainable. If, due to any circumstance affecting the applicable London or Canadian interbank market, Agent determines that adequate and fair means do not exist for ascertaining U.S. LIBOR or BA Rate on any applicable date or that any Interest Period is not available on the basis provided herein, then Agent shall immediately notify the applicable Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make affected Revolver Loans shall be suspended and no further Revolver Loans may be converted into or continued as such U.S. LIBOR Loans or Canadian BA Rate Revolver Loan, as applicable.

3.1.5    LIBOR Unavailability. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Agent determines (which determination shall be conclusive absent manifest error), or the Borrower Agent or Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to the Borrower Agent) that the Borrower Agent or Required Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or
(iii)    syndicated loans currently being executed, or that include language similar to that contained in this Section 3.1.5, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Borrowers may amend this Agreement to replace LIBOR with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent.
If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Borrowers and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain U.S. LIBOR Loans and U.S. Floating LIBOR Loans shall be suspended, (to the extent of the affected U.S. LIBOR Loans, U.S. Floating LIBOR Loans or Interest Periods), and (y) the LIBOR component shall no longer be utilized in determining the U.S. Base Rate.  Upon receipt of such notice, the Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of U.S. LIBOR Loans and U.S. Floating LIBOR Loans (to the extent of the affected U.S. LIBOR Loans, U.S. Floating LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of U.S. Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
3.2    Fees.

3.2.1    Unused Line Fee.

(a)    Canadian Borrowers shall pay to Agent, for the Pro Rata benefit of Canadian Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Canadian Revolver Commitments exceed the average daily Canadian Revolver Usage during any calendar quarter. Such fee shall be payable in arrears, on the first day of each calendar quarter and on the Commitment Termination Date.
(b)    U.S. Borrowers shall pay to Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the U.S. Revolver Commitments exceed the average daily U.S. Revolver Usage during any calendar quarter. Such fee shall be payable in arrears, on the first day of each calendar quarter and on the Commitment Termination Date.
3.2.2    LC Facility Fees. Requesting Borrower shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for U.S. LIBOR Revolver Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable quarterly in arrears, on the first day of each calendar quarter; (b) to Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable quarterly in arrears, on the first day of each calendar quarter; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid on a quarterly basis in the first day of each calendar quarter. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3    Fee Letters. Borrowers shall pay all fees set forth in the Fee Letter and any other fee letter executed in connection with this Agreement.

3.3    Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days for U.S. Obligations (other than Loans based on the Prime Rate) and 365 days for Canadian Obligations and U.S. Base Rate Loans based on the Prime Rate. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate. For the purpose of complying with the Interest Act (Canada), it is expressly stated that where interest is calculated pursuant hereto at a rate based upon a period of time different from the actual number of days in the year (for the purposes of this Section, the “first rate”), the yearly rate or percentage of interest to which the first rate is equivalent is the first rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the shorter period, and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest.

3.4    Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly upon request. Borrowers shall also reimburse Agent for all reasonable and documented legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof, subject, in the case of costs and expenses incurred through the Closing Date, to the letter agreement dated February 19, 2015, between Agent and Parent; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent's Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent's personnel or a third party. While an Event of Default exists, Borrowers shall pay all out of pocket expenses incurred by any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for any Lender or any Issuing Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, or (B) in connection with the Revolver Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolver Loans or Letters of Credit. All legal, accounting and consulting fees may be charged to Borrowers by Agent's professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel's overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting in any Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5    Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Interest Period Loans, or to determine or charge interest rates based upon LIBOR or BA Rate, or any Governmental Authority has imposed material restrictions on the Canadian market for bankers’ acceptances or on the authority of such Lender to purchase or sell, or to take deposits of, the applicable Available Currency in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue Interest Period Loans or to convert Floating Rate Loans to Interest Period Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all applicable Interest Period Loans of such Lender to Floating Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Interest Period Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Interest Period Loans. Upon any such prepayment or conversion, Canadian Borrowers or U.S. Borrowers, as applicable, shall also pay accrued interest on the amount so prepaid or converted.

3.6    Inability to Determine Rates. Agent will promptly notify Borrower Agent and the applicable Lenders if, in connection with any Revolver Loan or request for a Revolver Loan, (a) Agent determines that (i) deposits in the applicable Available Currency are not being offered to banks in the London interbank Eurodollar market or bankers’ acceptances are not being offered in the Canadian market for bankers’ acceptances for the applicable Revolver Loan amount or Interest Period, or (ii) adequate and reasonable means do not exist for determining LIBOR or BA Rate for the Interest Period; or (b) Agent or Canadian Required Lenders or U.S. Required Lenders, as applicable, determine for any reason that LIBOR or BA Rate for the Interest Period does not adequately and fairly reflect the cost to Lenders of funding the Revolver Loan. Thereafter, Lenders' obligations to make or maintain affected Interest Period Loans and utilization of the LIBOR or BA Rate component (if affected) in determining Canadian Prime Rate or U.S. Base Rate, as applicable, shall be suspended until Agent (upon instruction by Canadian Required Lenders or U.S. Required Lenders, as applicable) withdraws the notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for an Interest Period Loan or, failing that, will be deemed to have requested a Canadian Prime Rate Revolver Loan or U.S. Base Rate Revolver Loan, as applicable.

3.7    Increased Costs; Capital Adequacy.

3.7.1    Increased Costs Generally. If any Change in Law shall:

(a)    impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR or BA Rate) or Issuing Bank;

(b)    subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Revolver Loan, Letter of Credit, Revolver Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)    impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense affecting any Revolver Loan, Letter of Credit, participation in LC Obligations, Revolver Commitment or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Revolver Loan or Revolver Commitment, or converting to or continuing any interest option for a Revolver Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.
3.7.2    Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting such Lender or Issuing Bank or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's, Issuing Bank's or holding company's capital as a consequence of this Agreement, or such Lender's or Issuing Bank's Revolver Commitments, Revolver Loans, Letters of Credit or participations in LC Obligations or Revolver Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.
3.7.3    Interest Period Loan Reserves. If any Canadian Lender or U.S. Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits or bankers’ acceptances, Canadian Borrowers or U.S. Borrowers, as applicable, shall pay additional interest to such applicable Lender on each Interest Period Loan equal to the costs of such reserves allocated to the Revolver Loan by the Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Revolver Loan; provided, however, that if the applicable Lender notifies the applicable Borrower (with a copy to Agent) of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after Borrowers' receipt of the notice.
3.7.4    Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender's or Issuing Bank's intention to claim compensation therefor.

3.8    Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.10, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
3.9    Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of an Interest Period Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of an Interest

Period Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay an Interest Period Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign an Interest Period Loan prior to the end of its Interest Period pursuant to Section 14.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding. For purposes of calculating amounts payable under this Section, a Lender shall be deemed to have funded an Interest Period Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not the Revolver Loan was in fact so funded.

3.10    Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law ("maximum rate"). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. Without limiting the generality of this Section 3.10, if any provision of any of the Loan Documents would obligate Canadian Borrowers or any other Canadian Obligor to make any payment of Interest with respect to the Canadian Obligations or in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in the receipt of Interest with respect to the Canadian Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of Interest with respect to the Canadian Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the applicable recipient which would constitute Interest with respect to the Canadian Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that Section of the Criminal Code (Canada), then Canadian Borrowers shall be entitled, by notice in writing to Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to Canadian Borrowers. Any amount or rate of interest with respect to the Canadian Obligations referred to in this Section 3.10 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Revolver Loans to Canadian Borrowers remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of "interest" (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the period from the Closing Date to the date of Full Payment of the Canadian Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

Section 4.LOAN ADMINISTRATION
4.1Manner of Borrowing and Funding Revolver Loans.
4.1.1Notice of Borrowing.
(a)Whenever Borrowers desire funding of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent by 12:00 p.m. (Applicable Time Zone) (i) on or prior to the requested funding date, in the case of Floating Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of Interest Period Loans. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Floating Rate Loan or Interest Period Loan, and (D) in the case of an Interest Period Loan, the applicable Interest Period (which shall be deemed to be 30 days if not specified).
(b)Unless payment is otherwise made by the applicable Borrower, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Floating Rate Loan, by the applicable Borrower, on the due date in the amount due and the Revolver Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of the applicable Borrower maintained with Agent or any of its Affiliates.
(c)If a Borrower maintains a disbursement account with Agent or any of its Affiliates or branches, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Floating Rate Loan (based on the U.S. Base Rate or Canadian Prime Rate, as applicable) by such Borrower on the presentation date, in the amount of the Payment Item. Proceeds of the Revolver Loan may be disbursed directly to the account.
4.1.2Fundings by Lenders. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Canadian Lenders or U.S. Lenders, as applicable, of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. (Applicable Time Zone) on the proposed funding date for a Floating Rate Loan or by 3:00 p.m. (Applicable Time Zone) at least three Business Days before a proposed funding of an Interest Period Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. (Applicable Time Zone) on the requested funding date, unless Agent's notice is received after the times provided above, in which case Lender shall fund by 1:00 p.m. (Applicable Time Zone) on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds as directed by the applicable Borrower. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to the applicable Borrower. If a Lender's share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then Canadian Borrowers or U.S. Borrowers, as applicable, agree to repay to

Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. A Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.
4.1.3Swingline Loans; Settlement.
(a)To fulfill any request for a Canadian Prime Rate Revolver Loan hereunder, Agent (as regards Canadian Swingline Loans, acting through its Canada branch) may in its discretion advance Canadian Swingline Loans to Canadian Borrowers, up to the aggregate outstanding amount of $5,000,000. Canadian Swingline Loans shall constitute Canadian Revolver Loans for all purposes, except that payments thereon shall be made to Agent for its own account until Canadian Lenders have funded their participations therein as provided below.
(b)To fulfill any request for a U.S. Base Rate Revolver Loan hereunder, Agent (as regards U.S. Swingline Loans) may in its discretion advance U.S. Swingline Loans to the U.S. Borrowers, up to the aggregate outstanding amount of $10,000,000. U.S. Swingline Loans shall constitute U.S. Revolver Loans for all purposes, except that payments thereon shall be made to Agent for its own account until U.S. Lenders have funded their participations therein as provided below.
(c)Settlement of Revolver Loans, including Swingline Loans, among the applicable Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to the applicable Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrowers or any provision herein to the contrary. Each Canadian Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Canadian Swingline Loans outstanding from time to time until settled. Each U.S. Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all U.S. Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among the applicable Lenders, whether due to an Obligor's Insolvency Proceeding or for any other reason, each such Lender shall pay the amount of its participation in the applicable Revolver Loan to Agent, in immediately available funds, within one Business Day after Agent's request therefor. Lenders' obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Revolver Commitments have terminated, a Canadian Overadvance exists, a U.S. Overadvance exists, or an Overadvance exists or the conditions in Section 6 are satisfied.
4.1.4Notices. Borrowers may request, convert or continue Revolver Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Agent. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower's behalf.

4.2Defaulting Lender. Notwithstanding anything herein to the contrary:
4.2.1Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders' obligations or rights to fund, participate in or receive collections with respect to Revolver Loans and Letters of Credit (including, as applicable, existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender's Revolver Commitments and Revolver Loans from the calculation of shares; provided that Agent shall make such reallocation (unless the Borrower Agent otherwise agrees if the conditions set forth in Section 6.2 are satisfied at the time of such reallocation. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 15.1.1(c).
4.2.2Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender's defaulted obligations, to Cash Collateralize such Lender's Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Revolver Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.
4.2.3Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrower Agent, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon the applicable Pro Rata shares shall be reallocated without exclusion of the reinstated Lender's Revolver Commitments and Revolver Loans, and the applicable Revolver Usage and other exposures under the applicable Revolver Commitments shall be reallocated among the applicable Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including payment of any breakage costs for reallocated Interest Period Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Revolver Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.
4.3Number and Amount of U.S. LIBOR Loans and Canadian BA Rate Loans; Determination of Rate.
4.3.1Each Borrowing of U.S. LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $100,000 in excess thereof.

4.3.2Each Borrowing of Canadian BA Rate Loans when made shall be in a minimum amount of CDN$1,000,000, plus an increment of CDN$100,000 in excess thereof.
4.3.3No more than 5 Borrowings of Canadian BA Rate Loans may be outstanding at any time, and all Canadian BA Rate Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose.
4.3.4No more than 10 Borrowings of U.S. LIBOR Loans may be outstanding at any time, and all U.S. LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose.
4.3.5Upon determining LIBOR or BA Rate for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.
4.4Borrower Agent. Each Borrower hereby designates Parent ("Borrower Agent") as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Revolver Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking on its behalf by Borrower Agent shall be binding upon and enforceable against it.
4.5One Obligation.
4.5.1The U.S. Revolver Loans, U.S. LC Obligations and other Obligations of U.S. Borrowers constitute one general obligation of U.S. Borrowers and are secured by Agent's Lien on all U.S. Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each U.S. Borrower to the extent of any Obligations jointly or severally owed by such U.S. Borrower (provided that no Canadian Obligors shall, or shall be deemed to. guaranty or provide security for, any U.S. Obligations).
4.5.2The Canadian Revolver Loans, Canadian LC Obligations and other Obligations of Canadian Borrowers constitute one general obligation of Canadian Borrowers and are secured by Agent's Lien on all Canadian Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Canadian Borrower to the extent of any Obligations jointly or severally owed by such Canadian Borrower.

4.6Effect of Termination. On the effective date of the termination of all Revolver Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case reasonably satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.3.2, 3.4, 3.7, 3.9, 5.5, 5.9, 5.10, 15.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.
Section 5.PAYMENTS
5.1General Payment Provisions. All payments of Obligations shall be made in Dollars (except as otherwise provided in Section 5.3), without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes (except as required by Applicable Law and subject to Section 5.10), and in immediately available funds, not later than 1:00 p.m. (Applicable Time Zone) on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of an Interest Period Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Borrowers agree that Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Canadian Collateral against the Canadian Obligations and U.S. Collateral against the U.S. Obligations, in such manner as Agent deems advisable, but whenever possible, any prepayment of Revolver Loans shall be applied first to the applicable Floating Rate Loans and then to the applicable Interest Period Loans.
5.2Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. Subject to Section 2.1.5, if a Canadian Overadvance exists at any time, Canadian Borrowers shall, on the sooner of Agent's demand or the first Business Day after Canadian Borrowers have knowledge thereof, repay Canadian Revolver Loans in an amount sufficient to reduce Canadian Revolver Usage to the Canadian Borrowing Base. Subject to Section 2.1.5, if a U.S. Overadvance exists at any time, U.S. Borrowers shall, on the sooner of Agent's demand or the first Business Day after any U.S. Borrower has knowledge thereof, repay U.S. Revolver Loans in an amount sufficient to reduce U.S. Revolver Usage to the U.S. Borrowing Base. If any Asset Disposition includes the disposition of Eligible Accounts or Eligible Inventory of a U.S. Obligor or Canadian Obligor and a Dominion Trigger Period is in effect, then the applicable Borrower shall apply Net Proceeds with respect to such Asset Disposition consisting of such Accounts or Inventory to repay its Revolver Loans equal to the reduction in the applicable Borrowing Base resulting from the disposition.
5.3Currency Matters. Dollars are the currency of account and payment for each and every sum at any time due from the Borrowers hereunder; provided that:
(a)except as expressly provided in this Agreement, each repayment of a Loan or a part thereof shall be made in the currency in which such Loan is denominated at the time of that repayment;

(b)each payment of interest shall be made in the currency in which such principal or other sum in respect of which such interest is payable, is denominated;
(c)each payment of any Letter of Credit Fees payable by the applicable Requesting Borrower (and any other fees payable by the Borrowers under Section 3.2) and all other amounts due hereunder (unless the provisions of the Loan Agreement require otherwise) shall be in Dollars;
(d)each payment of any Letter of Credit Fees payable by Canadian Borrowers (and any other fees payable by Canadian Borrowers under Section 3.2) and Commitment Fees payable by Canadian Borrowers shall be in Canadian Dollars;
(e)each payment in respect of costs, expenses and indemnities shall be made in the currency in which the same were incurred; and
(f)any amount expressed to be payable in Canadian Dollars shall be paid in Canadian Dollars.
No payment to Agent or any Lender (whether under any judgment or court order or otherwise) shall discharge the obligation or liability in respect of which it was made unless and until Agent or such Lender shall have received payment in full in the currency in which such obligation or liability was incurred, and to the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability actual or contingent expressed in that currency, each Borrower, severally and not jointly, agrees to indemnify and hold harmless Agent or such Lender, as the case may be, with respect to the amount of the shortfall with respect to amounts payable by such Borrower hereunder, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall.
5.4Currency Fluctuations.
5.4.1Not later than 1:00 p.m. on the last Business Day of each calendar month or on any other Business Day in the discretion of Agent (each a "Calculation Date"), Agent shall determine the Exchange Rate as of such date. The Exchange Rate so determined shall become effective on the first Business Day immediately following such determination (a "Reset Date") and shall remain effective until the next succeeding Reset Date. Nothing contained in this Section 5.4 shall be construed to require Agent to calculate compliance under this Section 5.4 more frequently than once each calendar month.
5.4.2Not later than 4:00 p.m. on each Reset Date, Agent shall determine the Dollar Equivalent of the Canadian Revolver Usage.
5.4.3If, on any Reset Date, the aggregate amount of Revolver Usage exceeds the total amount of the Revolver Commitments on such date or the Dollar Equivalent of the Canadian Revolver Usage on such date exceeds the Canadian Revolver Commitments on such date (the amount of any such excess referred to herein as the "Excess Amount"), then (i) Agent shall give notice thereof to Borrowers and Lenders and (ii) within 2 Business Days thereafter, Borrowers shall cause such excess to be eliminated, either by repayment of Revolver Loans or depositing of Cash Collateral with Agent with respect to LC Obligations.

5.5Payment of Other Obligations. Obligations other than Revolver Loans, including LC Obligations and Extraordinary Expenses, shall be paid by the applicable Borrower as provided in the Loan Documents or, if no payment date is specified, on demand.
5.6Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of any Borrower is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.
5.7Application and Allocation of Payments.
5.7.1Application. Payments made by any Borrower hereunder shall be applied (a) first, as specifically required hereby; (b) second, to the Obligations of such Borrower then due and owing; (b) third, to other Obligations of such Borrower as specified by such Borrowers; and (c) fourth, as determined by Agent in its discretion.
5.7.2Post-Default Allocation for Canadian Obligations. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Canadian Obligations, whether arising from payments by Obligors, realization on Canadian Collateral, setoff or otherwise, shall be allocated in each case, in respect of the Canadian Obligations, as follows:
(a)first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent by Canadian Obligors;
(b)second, to all amounts owing to Agent on Canadian Swingline Loans, Canadian Protective Advances, and Canadian Revolver Loans and participations that a Defaulting Lender has failed to settle or fund;
(c)third, to all amounts owing to Issuing Bank with respect to the issuance of Letters of Credit to, or at the request of, Canadian Borrowers;
(d)fourth, to all Canadian Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;
(e)fifth, to all Canadian Obligations (other than Secured Bank Product Obligations) constituting interest;
(f)sixth, to Cash Collateralize all Canadian LC Obligations;
(g)seventh, to all Canadian Revolver Loans, and to Secured Bank Product Obligations arising under Hedge Agreements (including Cash Collateralization thereof) of the Canadian Obligors up to the amount of Reserves existing therefor;

(h)eighth, to all other Secured Bank Product Obligations of the Canadian Obligors;
(i)ninth, to all Canadian Guaranteed Obligations; and
(j)last, to all remaining Canadian Obligations.
Amounts shall be applied to payment of each category of Canadian Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Canadian Obligations in the category.
5.7.3Post-Default Allocation for U.S. Obligations. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the U.S. Obligations, whether arising from payments by U.S. Obligors, realization on U.S. Collateral, setoff or otherwise, shall be allocated, in each case, in respect of the U.S. Obligations, as follows:
(a)first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;
(b)second, to all amounts owing to Agent on U.S. Swingline Loans, U.S. Protective Advances, and U.S. Revolver Loans and participations that a Defaulting Lender has failed to settle or fund;
(c)third, to all amounts owing to Issuing Bank with respect to the issuance of Letters of Credit to, or at the request of, U.S. Borrowers;
(d)fourth, to all U.S. Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;
(e)fifth, to all U.S. Obligations (other than Secured Bank Product Obligations) constituting interest;
(f)sixth, to Cash Collateralize all U.S. LC Obligations;
(g)seventh, to all U.S. Revolver Loans, and to Secured Bank Product Obligations arising under Hedge Agreements (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;
(h)eighth, to all other Secured Bank Product Obligations of the U.S. Obligors;
(i)ninth, to all Guaranteed Obligations; and
(j)last, to all remaining U.S. Obligations.
Amounts shall be applied to payment of each category of U.S. Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding U.S. Obligations in the category.

Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations set forth in Sections 5.7.2 and 5.7.3 are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement of the affected Secured Parties, without the consent of any Obligor. This Sections 5.7.2 and 5.7.3 are not for the benefit of or enforceable by any Obligor, and each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to Sections 5.7.2 and 5.7.3.
5.7.4Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).
5.8Dominion Account. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the applicable Obligations at the beginning of the next Business Day, during any Dominion Trigger Period. If a credit balance results from such application, it shall not accrue interest in favor of Borrowers and shall be made available to Borrowers.
5.9Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.
5.10Taxes.
5.10.1Payments Free of Taxes; Obligation to Withhold; Tax Payment.
(a)All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.11.
(b)If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(c)If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
5.10.2Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent's option, timely reimburse Agent for payment of, any Other Taxes.
5.10.3Tax Indemnification.
(a)Each Obligor shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Obligor shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Upon making such payment to the Agent and upon written request by one or more Obligors, the Agent shall assign to the Obligors the Agent’s rights pursuant to Section 5.10.3(b) below against the applicable defaulting Lender or Issuing Bank. Each Obligor shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate setting forth in reasonable detail the reason for and amount of such payment or liability delivered to Obligors by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.
(b)Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Obligors have not already paid or reimbursed Agent therefor and without limiting Obligors' obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender's failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.10.4Evidence of Payments. If Agent or an Obligor pays any Taxes pursuant to this Section, then upon request, Agent shall deliver to Borrower Agent or Borrower Agent shall deliver to Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Agent or Borrower Agent, as applicable.
5.10.5Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank. If a Recipient determines in its good faith discretion that it has received a refund of any Taxes as to which it has been indemnified by Obligors or with respect to which an Obligor has paid additional amounts pursuant to this Section, it shall pay Obligors an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Obligors with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient in connection with the receipt of such refund, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Obligors agree, upon request by the Recipient, to repay the amount paid over to Obligors (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Obligors if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.
5.10.6Survival. Each party's obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender or Issuing Bank, the termination of the Revolver Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.
5.11Lender Tax Information.
5.11.1Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Obligors and Agent, at the time or times reasonably requested by either Obligor or Agent, such properly completed and executed documentation as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by either Obligor or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by such Obligor or Agent as will enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.11.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.11.2Documentation. Without limiting the foregoing, if any Obligor is a U.S. Person,
(a)Any Lender that is a U.S. Person shall deliver to Obligors and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Obligors or Agent), properly completed and duly executed originals of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(b)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Obligors and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter as and when required under Applicable Law and upon reasonable request of Obligors or Agent), whichever of the following is applicable:
(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, properly completed and duly executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the "business profits," "other income" or other applicable article of such tax treaty;
(ii) properly completed and duly executed originals of IRS Form W-8ECI;
(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form of Exhibit D to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of a Obligor within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code ("U.S. Tax Compliance Certificate"), and (y) properly completed and duly executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(iv) to the extent a Foreign Lender is not the beneficial owner, properly completed and duly executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is an entity treated as a partnership for U.S. federal income Tax purposes and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(c)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Obligors and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Obligors or Agent), duly executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, properly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Obligors or Agent to determine the withholding or deduction required to be made; and
(d)if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Obligors and Agent at the time(s) prescribed by law and otherwise as reasonably requested by Obligors or Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Obligors or Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), "FATCA" shall include any amendments made to FATCA after the date hereof.
5.11.3Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Obligors and Agent in writing of its legal inability to do so.
5.12Nature and Extent of Each Borrower's Liability.
5.12.1Joint and Several Liability of U.S. Borrowers. Each U.S. Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and U.S. Secured Parties the prompt payment and performance of, all U.S. Obligations, except its Excluded Swap Obligations. Each U.S. Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the U.S. Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any U.S. Obligations or Loan Document, or any other document, instrument or agreement to which any U.S. Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any U.S. Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any U.S. Obligations or any action, or the absence of any action, by Agent or any U.S. Secured Party in respect thereof (including the release of any security or guaranty); (d) the insolvency of any U.S. Obligor; (e) any election by Agent or any U.S. Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other U.S. Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any U.S. Secured Party against any U.S. Obligor for the repayment of any U.S. Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the U.S. Obligations.
5.12.2Joint and Several Liability of Canadian Borrowers. Each Canadian Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Canadian Secured Parties the prompt payment and performance of, all Canadian Obligations, except its Excluded Swap Obligations. Each Canadian Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Canadian Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Canadian Obligations or Loan Document, or any other document, instrument or agreement to which any Canadian Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Canadian Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Canadian Obligations or any action, or the absence of any action, by Agent or any Canadian Secured Party in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Canadian Obligor; (e) any election by Agent or any Canadian Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code or similar provision of any other Applicable Law; (f) any borrowing or grant of a Lien by any other Canadian Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, the BIA, the Companies’ Creditors Arrangement Act (Canada) or otherwise; (g) the disallowance of any claims of Agent or any Canadian Secured Party against any Canadian Obligor for the repayment of any Canadian Obligations under Section 502 of the Bankruptcy Code, the BIA, the Companies’ Creditors Arrangement Act (Canada) or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Canadian Obligations.
5.12.3Waivers by Borrowers.
(a)Each U.S. Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or U.S. Secured Parties to marshal assets or to proceed against any U.S. Obligor, other Person or security for the payment or performance of any U.S. Obligations before, or as a condition to, proceeding against such U.S. Borrower. Each U.S. Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of U.S. Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of U.S. Obligations as long as it is a U.S. Borrower. It is agreed among each U.S. Borrower, Agent and U.S. Secured Parties that the provisions of this Section 5.12 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and U.S. Secured Parties would decline to make U.S. Revolver Loans, issue Letters of Credit and provide other credit accommodations. Each U.S. Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
(b)Agent and U.S. Secured Parties may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon U.S. Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.12. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any U.S. Secured party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any U.S. Borrower or other Person, whether because of any Applicable Laws pertaining to "election of remedies" or otherwise, each U.S. Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any U.S. Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any U.S. Secured Party to seek a deficiency judgment against any U.S. Borrower shall not impair any other U.S. Borrower's obligation to pay the full amount of the U.S. Obligations. Each U.S. Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for U.S. Obligations, even though that election of remedies destroys such U.S. Borrower's rights of subrogation against any other Person. Agent may bid U.S. Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the U.S. Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the U.S. Collateral, and the difference between such bid amount and the remaining balance of the U.S. Obligations shall be conclusively deemed to be the amount of the U.S. Obligations guaranteed under this Section 5.12, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any U.S. Secured Party might otherwise be entitled but for such bidding at any such sale.
(c)Each Canadian Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Canadian Secured Parties to marshal assets or to proceed against any Canadian Obligor, other Person or security for the payment or performance of any Canadian Obligations before, or as a condition to, proceeding against such Canadian Borrower. Each Canadian Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Canadian Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Canadian Obligations as long as it is a Canadian Borrower. It is agreed among each Canadian Borrower, Agent and Canadian Secured Parties that the provisions of this Section 5.12 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Canadian Secured Parties would decline to make Canadian Revolver Loans, issue Letters of Credit and provide other credit accommodations. Each Canadian Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.
(d)Agent and Canadian Secured Parties may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Canadian Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.12. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Canadian Secured party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Canadian Borrower or other Person, whether because of any Applicable Laws pertaining to "election of remedies" or otherwise, each Canadian Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Canadian Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any

Canadian Secured Party to seek a deficiency judgment against any Canadian Borrower shall not impair any other Canadian Borrower's obligation to pay the full amount of the Canadian Obligations. Each Canadian Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Canadian Obligations, even though that election of remedies destroys such Canadian Borrower's rights of subrogation against any other Person. Agent may bid Canadian Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Canadian Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Canadian Collateral, and the difference between such bid amount and the remaining balance of the Canadian Obligations shall be conclusively deemed to be the amount of the Canadian Obligations guaranteed under this Section 5.12, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Canadian Secured Party might otherwise be entitled but for such bidding at any such sale.
5.12.4Extent of Liability; Contribution.
(a)Notwithstanding anything herein to the contrary, each U.S. Borrower's liability under this Section 5.12 shall not exceed the greater of (i) all amounts for which such U.S. Borrower is primarily liable, as described in clause (c) below, and (ii) such U.S. Borrower's Allocable Amount.
(b)If any U.S. Borrower makes a payment under this Section 5.12 of any U.S. Obligations (other than amounts for which such U.S. Borrower is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments previously or concurrently made by any other U.S. Borrower, exceeds the amount that such U.S. Borrower would otherwise have paid if each U.S. Borrower had paid the aggregate U.S. Obligations satisfied by such Guarantor Payments in the same proportion that such U.S. Borrower's Allocable Amount bore to the total Allocable Amounts of all U.S. Borrowers, then such U.S. Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other U.S. Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(c)The "Allocable Amount" for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.12 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.
(d)Section 5.12.4(a) shall not limit the liability of any U.S. Borrower to pay or guarantee Revolver Loans made directly or indirectly to it (including Revolver Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such U.S. Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related U.S. Obligations with respect thereto, for which such U.S. Borrower shall be primarily liable for all purposes hereunder. Agent and U.S. Lenders shall have the right, at any time in their discretion, to condition Revolver Loans and Letters of Credit upon a separate calculation of borrowing availability for each U.S. Borrower and to restrict the disbursement and use of Revolver Loans and Letters of Credit to a U.S. Borrower based on that calculation.
(e)Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP's obligations and undertakings under this Section 5.12 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support or other agreement" for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.
5.12.5Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers, in order to finance Borrowers' business most efficiently and economically. Borrowers' business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. U.S. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each U.S. Borrower and ease administration of the facility, all to their mutual advantage. Canadian Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Canadian Borrower and ease administration of the facility, all to their mutual advantage. U.S. Borrowers acknowledge that Agent's and Lenders' willingness to extend credit and to administer the U.S. Collateral on a combined basis hereunder is done solely as an accommodation to U.S. Borrowers and at U.S. Borrowers' request. Canadian Borrowers acknowledge that Agent's and Lenders' willingness to extend credit and to administer the Canadian Collateral on a combined basis hereunder is done solely as an accommodation to Canadian Borrowers and at Canadian Borrowers' request.
5.12.6Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.
5.13Collection Allocation Mechanism (CAM) and Lender Loss Sharing Agreement.
5.13.1CAM Exchange. On the CAM Exchange Date, (a) each U.S. Lender shall fund its participation in any outstanding U.S. Protective Advances and unreimbursed drawings made under Letters of Credit issued at the request of U.S. Borrowers, (b) each Canadian Lender shall fund its participation in any outstanding Canadian Protective Advances and unreimbursed drawings made under Letters of Credit issued at the request of Canadian Borrowers, and the Lenders shall purchase at par interests in the Designated Obligations (and shall make payments to Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse LC Issuer for unreimbursed drawings under outstanding Letters of Credit such that, in lieu of the interests of each Lender in the Designated Obligations under the U.S. Revolver Commitments and the Canadian Revolver Commitments, in which it shall participate immediately prior to the CAM

Exchange Date, such Lender shall own an interest equal to such Lender’s CAM Percentage in each component of the Designated Obligations immediately following the CAM Exchange.
5.13.2Consents; Delivery of Notes. Each Lender and each Person acquiring a participation from any Lender as contemplated by Section 14.2 hereby consents and agrees to the CAM Exchange. Each Borrower agrees from time to time to execute and deliver to Lenders all such promissory notes and other instruments and documents as Agent shall reasonably request to evidence and confirm the respective interests and obligations of Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Revolver Loans under this Agreement to Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Lender to deliver or accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.
5.13.3Distribution of Payments. As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by Agent pursuant to any Loan Document in respect of any of the Designated Obligations shall be distributed to Lenders, pro rata in accordance with their respective CAM Percentages.
5.13.4Post-CAM Exchange Date LC Drawings. In the event that on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by a LC Issuer that is not reimbursed by a Borrower, then each Lender shall promptly reimburse LC Issuer for its CAM Percentage of such unreimbursed payment.
5.13.5Withholding and Deductions. Notwithstanding any other provision of this Section 5.13, Agent and each Lender agree that if Agent or a Lender is required under Applicable Law to withhold or deduct any taxes or other amounts from payments made by it hereunder or as a result hereof, such Person shall be entitled to withhold or deduct such amounts and pay over such taxes or other amounts to the applicable Governmental Authority imposing such tax without any obligation to indemnify Agent or any Lender with respect to such amounts and without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by Agent or any Lender subject to such withholding to Agent or any other Lender making such withholding and paying over such amounts, but without diminution of the rights of Agent or such Lender subject to such withholding as against the applicable Borrower or Obligor to the extent (if any) provided in this Agreement and the other Loan Documents. Any amounts so withheld or deducted shall be treated as, for the purpose of this Section 5.13, having been paid to Agent or such Lender with respect to which such withholding or deduction was made.
Section 6.CONDITIONS PRECEDENT
6.1Collection Precedent to Initial Revolver Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Revolver Loan, issue any Letter of Credit, or otherwise extend credit to any Borrower hereunder, until the date ("Closing Date") that each of the following conditions has been satisfied:

(a)Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.
(b)Agent shall have received acknowledgments of all filings or recordations, or shall have made all such filings or recordations, necessary to perfect its Liens on the Collateral other than publication of the deed of hypothec granted by the Canadian Borrower (provided that the Canadian Lenders shall have no obligation to fund any requested Canadian Revolver Loan or Letter of Credit at the request of Canadian Borrower until Agent receives evidence that the deed of hypothec has been properly published and Agent has received a legal opinion of Stikeman Elliot LLP confirming same in form and substance reasonably satisfactory to Agent), as well as UCC, PPSA and Lien searches and other evidence reasonably satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.
(c)Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, reasonably satisfactory to Agent.
(d)Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of Parent certifying that, after giving effect to the initial Revolver Loans and transactions hereunder, (i) the Borrowers and Obligors, taken as a whole are, Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the Closing Date (except for representations and warranties that expressly relate to an earlier date); and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.
(e)Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor's Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.
(f)Agent shall have received a written opinion of O’Melveny & Myers, LLP, as well as Stikeman Elliott LLP as Canadian counsel to Borrowers, in form and substance satisfactory to Agent.
(g)Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization, chief executive office and principal place of business.

(h)Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Obligors, all in compliance with the Loan Documents.
(i)Agent shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results satisfactory to Agent. No material adverse change in the financial condition of the Obligors or in the quality, quantity or value of any Collateral shall have occurred since January 31, 2015.
(j)Canadian Borrowers shall have paid all fees and expenses to be paid to Agent and Canadian Lenders on the Closing Date and U.S. Borrowers shall have paid all fees and expenses to be paid to Agent and U.S. Lenders on the Closing Date.
(k)Agent shall have received a Borrowing Base Report from each of Canadian Borrowers and U.S. Obligors as of May 2, 2015. Upon giving effect to the initial funding of Revolver Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Availability shall be at least $75,000,000.
6.2Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Revolver Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:
(a)No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;
(b)The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);
(c)With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.
Each request (or deemed request) by Borrowers for funding of a Revolver Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.
Section 7.COLLATERAL
7.1Grant of Security Interest in Canadian Collateral. To secure the prompt payment and performance of its Canadian Obligations, each Canadian Obligor hereby grants to Agent, for the benefit of Canadian Secured Parties, a continuing security interest in and Lien upon all personal Property of such Canadian Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a)    all Accounts;
(b)    all Chattel Paper, including electronic chattel paper;
(c)    all Deposit Accounts;
(e)    all Documents;
(f)    all General Intangibles;
(g)    all Goods, including Inventory, Equipment and fixtures;
(h)    all Instruments;
(i)    all Investment Property;
(j)    all monies, whether or not in the possession or under the control of Agent, a Canadian Lender, or a bailee or Affiliate or branch of Agent or a Canadian Lender, including any Cash Collateral;
(m)    all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Canadian Collateral; and
(n)    all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.
In no event shall the Collateral include the Excluded Assets. To the extent the Collateral includes the Equity Interests of any Subsidiary of Parent, the pledge of such Collateral shall be subject to the Equity Interest Pledge Agreement as well as this Agreement.
7.2Grant of Security Interest in U.S. Collateral. To secure the prompt payment and performance of its U.S. Obligations and its Guaranteed Obligations, each U.S. Obligor hereby grants to Agent, for the benefit of the U.S. Secured Parties, a continuing security interest in and Lien upon all personal Property of such U.S. Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:
(a)    all Accounts;
(b)    all Chattel Paper, including electronic chattel paper;
(c)    all Commercial Tort Claims, including those shown on Schedule 7.5.1;
(d)    all Deposit Accounts;
(e)    all Documents;
(f)    all General Intangibles;

(g)    all Goods, including Inventory, Equipment and fixtures;
(h)    all Instruments;
(i)    all Investment Property;
(j)    all Letter-of-Credit Rights;
(k)    all Supporting Obligations;
(l)    all monies, whether or not in the possession or under the control of Agent, a U.S. Lender, or a bailee or Affiliate of Agent or a U.S. Lender, including any Cash Collateral;
(m)    all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any U.S. Collateral; and
(n)    all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.
In no event shall the Collateral include the Excluded Assets. To the extent the Collateral includes the Equity Interests of any Subsidiary of Parent, the pledge of such Collateral shall be subject to the Equity Interest Pledge Agreement as well as this Agreement.
7.3Lien on Deposit Accounts; Cash Collateral.
7.3.1Deposit Accounts. To further secure the prompt payment and performance of its applicable Obligations and Guaranteed Obligations, each Obligor hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor, including sums in any blocked, lockbox, sweep or collection account; provided, however, that Agent shall not have any liens on the Deposit Accounts described in clause (a) of the definition of Excluded Deposit Accounts. Each Obligor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained for such Obligor, without inquiry into the authority or right of Agent to make such request; provided, that Agent shall not exercise its right to direct each bank as set forth above with respect to the Deposit Accounts of any Obligor unless a Dominion Trigger Period is in effect; provided, further, that no Obligor shall be required to deliver any control agreement with respect to any Excluded Deposit Accounts.
7.3.2Cash Collateral. Cash Collateral may be invested, at Agent's discretion (and with the consent of Obligors, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. As security for its applicable Obligations, each Obligor hereby grants to Agent a security interest in and Lien upon all Cash Collateral of such Obligor held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Agent may apply Cash Collateral to the payment of such Obligations as they become due, in such order as Agent may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Obligor or other Person shall have any right to any Cash Collateral, until Full Payment of the Obligations.
7.4Reserved.
7.5Other Collateral.
7.5.1Commercial Tort Claims. Except as shown on Schedule 7.5.1 (which may be updated from time to time to add any Commercial Tort Claims), as of the Closing Date, no U.S. Obligor has a Commercial Tort Claim (other than, a Commercial Tort Claim that constitutes Excluded Assets). U.S. Obligors shall notify Agent in writing, on a quarterly basis, if any U.S. Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $2,500,000), shall amend Schedule 7.5.1 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.
7.5.2Certain After-Acquired Collateral. Obligors shall notify Agent in writing on a quarterly basis, if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Chattel Paper, Instruments, or, as regards U.S. Obligors, Letter-of-Credit Rights, in each case, with a value in excess of the aggregate amount of $1,000,000 for each category described above other than Letter-of-Credit Rights and $2,500,000 in the case of Letter-of-Credit Rights, and, upon Agent's request, subject to the other Sections under this Section 7, shall promptly take such actions as Agent deems reasonably appropriate to effect Agent's duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession.
7.6Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.
7.7Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law in its Permitted Discretion to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that describes the Collateral as "all assets" or "all personal property" of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.
7.8Foreign Subsidiary Stock of U.S. Obligors. Notwithstanding anything in the contrary in this Agreement or any other Loan Document, the Collateral (a) shall not include any Equity Interests in any Foreign Subsidiaries or in any Qualified CFC Holding Companies (other than, with respect to the Canadian Obligations only, Equity Interests in Subsidiaries of the Canadian Obligors organized under the laws of Canada or a province or territory thereof) and (b) shall not include any directly or indirectly owned assets of any Foreign Subsidiary (other than the Collateral of Canadian Obligors).

Section 8.    COLLATERAL ADMINISTRATION
8.1Borrowing Base Reports.
8.1.1By the Reporting Date, Canadian Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Canadian Lenders) a Canadian Borrowing Base Report as of the close of business of the previous applicable quarter, month or week, and at such other times as Agent may request in its Permitted Discretion; provided that Agent shall not request a Canadian Borrowing Base Report more frequently than weekly unless an Event of Default exists. All information (including calculation of Canadian Availability) in a Canadian Borrowing Base Report shall be certified by Canadian Borrowers. Agent may, upon notice required under Section 2.1.1(c), from time to time adjust any such report in its Permitted Discretion (a) to make adjustments expressly contemplated to be made by Agent hereunder ; and (b) to the extent any information or calculation does not comply with this Agreement.
8.1.2By the Reporting Date, U.S. Borrowers shall deliver to Agent (and Agent shall promptly deliver same to U.S. Lenders) a U.S. Borrowing Base Report as of the close of business of the previous applicable quarter, month or week, and at such other times as Agent may request in its Permitted Discretion; provided that Agent shall not request a U.S. Borrowing Base Report more frequently than weekly unless an Event of Default exists. All information (including calculation of U.S. Availability) in a U.S. Borrowing Base Report shall be certified by U.S. Borrowers. Agent may, upon notice required under Section 2.1.1(c), from time to time adjust any such report in its Permitted Discretion (a) to make adjustments expressly contemplated to be made by Agent hereunder; and (b) to the extent any information or calculation does not comply with this Agreement.
8.1.3At the election of the Borrowers and with the consent of Agent in its Permitted Discretion, the Borrowers may deliver an updated Canadian Borrowing Base Report and U.S. Borrowing Base Report from time to time.
8.2Accounts.
8.2.1Records and Schedules of Accounts. Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request but in no event more frequently than with each Borrowing Base Reports. Each Obligor shall also provide to Agent, on or before each Reporting Date, to the extent reasonably requested by Agent, a detailed aged trial balance of all Accounts arising from sale of goods as of the end of the preceding week, month or quarter, as applicable, specifying each Account's Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and, to the extent reasonably requested by Agent, including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information. Unless the Revolving Usage (excluding Letters of Credit in an aggregate amount not exceeding $10,000,000) equals $0, if Accounts in an aggregate face amount of $2,000,000 or more cease to be Eligible Accounts since the delivery of the latest Borrowing Base Reports, Obligor shall notify Agent of such occurrence promptly (and in any event within three Business Days) after any Obligor has knowledge thereof.

8.2.2Taxes. If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Obligor therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Obligor or with respect to any Collateral.
8.2.3Account Verification. Whether or not a Default or an Event of Default exists, Agent shall have the right in its Permitted Discretion at any time, in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise. Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
8.2.4Maintenance of Dominion Account. Obligors shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent. Subject to Section 7.3.1 and Section 8.5, Obligors shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent's control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any Dominion Trigger Period, requiring immediate deposit of all remittances with respect to Accounts included in the Collateral received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may, during any Dominion Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Obligors for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
8.2.5Proceeds of Collateral. Obligor shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts are made directly to a Dominion Account (or a lockbox relating to a Dominion Account or another Deposit Account provided that any such amounts paid to such Deposit Account shall be promptly transferred to a Dominion Account). If any Obligor receives cash or Payment Items with respect to any Accounts or Inventory, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.
8.2.6Credit Card Agreements. As of the Third Amendment Effective Date, all arrangements to which any Obligor is a party with respect to the payment to any Obligor of the proceeds of credit card charges for sales by such Obligor are set forth in the Closing Date Letter. Within 45 days after the Third Amendment Effective Date (or such longer period of time acceptable to Agent), to the extent not previously delivered, the Obligors shall deliver to Agent Credit Card Agreements instructing each of their Credit Card Issuers or Credit Card Processors to transfer all amounts owing by such processor or issuer to an Obligor directly to a Dominion Account.
8.3Inventory.
8.3.1Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory in all material respects, and shall submit to Agent inventory subledgers and reconciliation reports in form reasonably satisfactory to Agent, on each Reporting Date. Each Obligor shall conduct a physical inventory at least once per Fiscal Year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices in all material respects, and shall provide to Agent, upon request, a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may reasonably request. Upon Agent’s request, Agent may participate in and observe each physical count.
8.3.2Returns of Inventory. No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) if any Default, Event of Default, Canadian Overadvance, U.S. Overadvance or Overadvance exists, the Obligors have not received an instruction from Agent that no Inventory of such Obligor shall be returned; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $2,000,000; and (d) if a Dominion Trigger Period exists, any payment received by a Obligor for a return is promptly remitted to Agent for application to the Obligations.
8.3.3Acquisition, Sale and Maintenance. Each Obligor shall take all commercially reasonable steps to assure that all Inventory of such Obligor is produced in accordance with Applicable Law, in all material respects, including the FLSA. Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, in all material respects, and shall make current material rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located, subject to any Permitted Contest, it being understood that any rental payment based on a sales or other formula may be deferred in the Ordinary Course of Business and that any Obligor may elect not to pay rent in its reasonable business judgment in accordance with its past practices.
8.4Securities Accounts. Closing Date Letter sets forth all Securities Accounts maintained by Obligors. Within 45 days after the Third Amendment Effective Date (or such longer period of time acceptable to Agent), each Obligor shall take all actions necessary to establish Agent's Lien on or control of each such Securities Account (other than Excluded Deposit Accounts), to the extent it has not previously done so. Each Obligor shall be the sole account holder of each Securities Account and shall not allow any other Person (other than Agent) to have a Lien (other than a Permitted Lien under Section 10.2.2(i)) on or control over a Securities Account or any Property deposited therein. Each Obligor shall notify Agent, on a quarterly basis, of any opening or closing of a Securities Account and, with the consent of Agent which shall not be unreasonably withheld, will amend the Closing Date Letter to reflect same.
8.5Deposit Accounts. Closing Date Letter sets forth all Deposit Accounts maintained by Obligors, including all Dominion Accounts. Within 45 days after the Third Amendment Effective Date (or such longer period of time acceptable to Agent), each Obligor shall take all actions necessary to establish Agent's Lien on or control of each such Deposit Account, other than Excluded Deposit Accounts, to the extent it has not previously done so. Each Obligor shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent) to have a Lien (other than a Permitted Lien under Section 10.2.2(i)) on or control over a Deposit Account or any Property deposited therein. Each Obligor shall notify Agent, on a quarterly basis, of any opening or closing of a Deposit Account and, with the consent of Agent which shall not be unreasonably withheld, will amend the Closing Date Letter to reflect same.
8.6General Provisions.

8.6.1Location of Collateral. All tangible items of Collateral with a value in excess of the aggregate amount of $2,000,000, other than Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in the Closing Date Letter (as supplemented from time to time), except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; (b) move any (x) U.S. Collateral to another location in the United States (provided that, with respect to U.S. Collateral with a value in excess of the aggregate amount of $2,000,000, Parent shall provide an updated list of business locations on a quarterly basis) or (y) Canadian Collateral to another location in Canada or any other province in which a PPSA financing statement has been filed (provided that, with respect to Canadian Collateral with a value in excess of the aggregate amount of $2,000,000, Parent shall provide an update listing of business locations on a quarterly basis); provided that notice shall not be required for the movement of U.S. Collateral located in the United States or Canadian Collateral located in the same province in Canada or any other province in which a PPSA financing statement has been filed (i) to another location in the United States (with respect to U.S. Collateral) or within or to a province in Canada (with respect to Canadian Collateral) which is listed in the Closing Date Letter (as supplemented from time to time as to such locations with written notification to Agent) or (ii) to a location outside of the United States (with respect to U.S. Collateral) or within or to a province in Canada (with respect to Canadian Collateral) in the Ordinary Course of Business; or (c) sell or otherwise transfer Collateral pursuant to a Permitted Asset Disposition or Permitted Investment.
8.6.2Insurance of Collateral.
(a)Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) reasonably satisfactory to Agent. From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies and most recently available flood plain searches. Unless Agent shall agree otherwise, each policy of Obligors shall include satisfactory endorsements (i) showing Agent as loss payee with respect to insurance covering Collateral; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and (iii) to the extent available from the applicable insurer, a clause or endorsement stating that the interest of Agent shall not be impaired or invalidated by any act or neglect of the insured Person or the owner of any premises, including, without limitation, as a result of the use of any such premises for purposes more hazardous than are permitted by such policy. If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all material reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim. If an Event of Default exists, the Obligors shall not settle any insurance claim with a value in excess of $3,000,000 without the consent of Agent.
(b)At any time an Event of Default exists and during any Dominion Trigger Period, upon request by Agent, any proceeds of insurance covering any Collateral and any awards arising from condemnation of any Collateral shall be paid to Agent, in each case, except for any amounts required to be paid to third parties. At any time an Event of Default exists and during any Dominion Trigger Period, any such proceeds or awards that relate to Inventory shall be applied to payment of the applicable Revolver Loans, and then to other applicable Obligations.

8.6.3Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent's actual possession and except for losses or damages arising from Agent’s gross negligence or willful misconduct), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors' sole risk.
8.6.4Defense of Title. Each Obligor shall at all times take all commercially actions to defend its title to Collateral and Agent's Liens therein against all Persons, claims and demands, except Permitted Liens.
8.7Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor 's true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent's designee, may, without notice and in either its or a Obligor's name, but at the cost and expense of Obligors:
(a)Endorse an Obligor's name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent's possession or control; and
(b)During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Obligor's name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor's stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker's acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor's obligations under the Loan Documents.

Section 9.    REPRESENTATIONS AND WARRANTIES
9.1General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Revolver Commitments, Revolver Loans and Letters of Credit, each Obligor represents and warrants that:
9.1.1Organization and Qualification. Each Obligor is duly organized and validly existing under the laws of the jurisdiction of its organization. Each Obligor is duly qualified, authorized to do business and in good standing (in each jurisdiction where such phrase has legal meaning) corporation in each jurisdiction where failure to be so qualified, authorized or in good standing could reasonably be expected to have a Material Adverse Effect.
9.1.2Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents to which it is a party. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate, in any material respect, or cause a material default under any Applicable Law or Material Contract in each case applicable to such Obligor; or (d) result in or require imposition of a Lien (other than Permitted Liens) on any Obligor's Property.
9.1.3Enforceability. This Agreement constitute, and each other Loan Document, when duly executed and delivered, will constitute a legal, valid and binding obligation of each Obligor party thereto, enforceable against such Obligor that is a party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and equitable principles.
9.1.4Capital Structure. Schedule 9.1.4 shows, as of the Closing Date, for each Obligor, its name, jurisdiction of organization or incorporation, and, except for Parent, all of the outstanding issued Equity Interests and holders of its Equity Interests, and all of such outstanding Equity Interests of such Obligors (other than Parent) and direct Domestic Subsidiaries of such Obligors that are pledged under this Agreement or the Equity Interest Pledge Agreement have been validly issued, are fully paid and non-assessable, and are free and clear of all Liens except those created under the Loan Documents, or except for the Equity Interests pledged under the Equity Interest Pledge Agreement. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Obligor has been known by any legal name different from the one set forth on Schedule 9.1.4 nor has such Obligor been the subject of any merger, amalgamation, combination or other corporate reorganization.
9.1.5Title to Properties; Priority of Liens. Each Obligor has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens, except for such defects in title or leasehold interests as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has paid and discharged all lawful material claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens or that are Properly Contested or as described in Section 8.3.3. All Liens of Agent on the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent's Liens.

9.1.6Accounts. Agent may rely, in determining which Accounts are Eligible Accounts or Eligible Credit Card Accounts, on all statements and representations made by Obligors with respect thereto. Obligors warrant, with respect to each Account shown as an Eligible Account or Eligible Credit Card Accounts in a Borrowing Base Report, that:
(a)it is genuine and in all respects what it purports to be;
(b)it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;
(c)it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Agent on request;
(d)it is not subject to any asserted offset, Lien (other than Agent's Lien), deduction, defense, dispute or counterclaim except as arising in the Ordinary Course of Business;
(e)no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (after giving effect to Section 9-406(d), 9-407(a), 9-408 or 9-409 of the UCC or similar provisions of the PPSA and other Applicable Law which render such restriction ineffective), and the applicable Obligor is the sole payee or remittance party shown on the invoice;
(f)no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except returns, discounts or allowances granted in the Ordinary Course of Business; and
(g)to the best of Obligors' knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Obligor's customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor's financial condition.
9.1.7Financial Statements. The consolidated and consolidating balance sheets, and related statements of income and shareholders equity, and the consolidated statement of cash flow, of Parent and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared, in all material respects, in accordance with GAAP (subject, in the case of unaudited financial statements, to normal quarterly adjustments and the absence of footnotes), and fairly present in all material respects the financial positions and results of operations of Parent and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time; provided that projections are not to be viewed as facts and that actual results during the period or periods covered by projections may differ materially from such projections. Since February 1, 2020, there has been no change in the condition, financial or otherwise, of Parent or any Subsidiary that could reasonably be expected to have a Material Adverse Effect. The Obligors are Solvent on a consolidated basis.

9.1.8[Reserved].
9.1.9Taxes. Each Obligor has filed all U.S. federal and Canadian federal and other material federal state, provincial, local and foreign tax returns and other material tax related reports that it is required by law to file, and has paid, or made provision for the payment of, all U.S. federal, Canadian federal and other material Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested.
9.1.10Brokers. There are no brokerage commissions, finder's fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.
9.1.11Intellectual Property. Each Obligor owns or has the lawful right to use all Intellectual Property reasonably necessary for the conduct of its business, without conflict with any rights of others, except to the extent that could not reasonably be expected to have a Material Adverse Effect. Except as could not be reasonably expected to have a Materially Adverse Effect, there is no pending or, to any Obligor's knowledge, Intellectual Property Claim threatened in writing with respect to any Obligor or any of their Property (including any Intellectual Property). Except as set forth on the Closing Date Letter, as of the Third Amendment Effective Date, no Obligor pays or owes any Royalty to any Person with respect to Intellectual Property (except for any such Royalty payable to Parent or any of its direct or indirect Subsidiaries). All material United States or Canadian federally registered Intellectual Property that are owned by any Obligor as of the Third Amendment Effective Date is shown on the Closing Date Letter.
9.1.12Governmental Approvals. Each Obligor has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except to the extent that could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where any such non-procurement or noncompliance could not reasonably be expected to have a Material Adverse Effect.
9.1.13Compliance with Laws. Each of Obligor has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to the Obligors under any Applicable Law, except to the extent that could not reasonably be expected to have a Material Adverse Effect.
9.1.14Compliance with Environmental Laws. Except to the extent that could not reasonably be expected to have a Material Adverse Effect, to the knowledge of Parent or any Obligor, no Obligors past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. To the knowledge of Parent or any Obligor, no Obligor has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it that could reasonably be expected to have a Material Adverse Effect.

9.1.15Burdensome Contracts. No Obligor is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor is party or subject to any Restrictive Agreement, except permitted under Section 10.2.14. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.
9.1.16Litigation. Except as shown on the Closing Date Letter, there are no proceedings or investigations pending or, to any Obligor 's knowledge, threatened against any Obligor, or any of their businesses, operations, Properties, or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect. No Obligor is in default with respect to any order, injunction or judgment of any Governmental Authority except where any such default could not reasonably be expected to have a Material Adverse Effect.
9.1.17No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default which has not been cured as permitted hereunder or waived. No Obligor is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money which default(s) constitute an Event of Default hereunder. There is no basis upon which any party (other than Parent or Subsidiary) could terminate a Material Contract prior to its scheduled termination date except where any such termination could not reasonably be expected to have a Material Adverse Effect.
9.1.18ERISA and Canadian Pension Plans. Except as disclosed on Schedule 9.1.18:
(a)Except as would not reasonably be expected to have a Material Adverse Effect, each Plan, Pension Plan and Multiemployer Plan is in compliance with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) with respect to each Plan, Pension Plan and Multiemployer Plan, each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and (ii) no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Pension Plan.
(b)There are no pending or, to the knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan, Pension Plan or Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, Pension Plan or Multiemployer Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)Except as would not reasonably be expected to have a Material Adverse Effect, (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any reason that the funding target attainment percentage could reasonably be expected to drop below 60%; (iii) no Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid; (iv) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (v) no Pension Plan or Multiemployer Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan or Multiemployer Plan.
(d)With respect to any Canadian Pension Plan or Foreign Plan, except as could not be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by law or by the terms of the Canadian Pension Plan and Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Canadian Pension Plan and Foreign Plan, the liability of each insurer for any Canadian Pension Plan and Foreign Plan funded through insurance, or the book reserve established for any Canadian Pension Plan and Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Canadian Pension Plan and Foreign Pension Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered to the extent required and has been maintained in good standing with applicable regulatory authorities.
(e)No Canadian Obligor maintains or is required to contribute to, or is liable under, any Canadian Defined Benefit Pension Plan or any other Canadian Pension Plan, except as could not be expected to have a Material Adverse Effect.
9.1.19Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate, could reasonably be expected to cause a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date, except to the extent that could not reasonably be expected to have a Material Adverse Effect.
9.1.20Labor Relations. Except as described on Schedule 9.1.20 or disclosed to Agent pursuant to Section 10.1.3, no Obligor is party to or bound by any collective bargaining agreement or similar agreement. There are no material grievances, disputes or controversies with any union or other organization of any Obligor's employees, or, to any Obligor's knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining that could reasonably be expected to have a Material Adverse Effect.

9.1.21[Reserved].
9.1.22Not a Regulated Entity. No Obligor is (a) required to be registered as an "investment company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.
9.1.23Margin Stock. No Obligor is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Revolver Loan proceeds or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors that in any such case, violates or would violate Regulation T, U or X of the Board of Governors or other Applicable Law.
9.1.24Sanctions. Neither Parent nor any Subsidiary or, to the knowledge of any Obligor, any director, officer, employee, agent, affiliate or representative thereof, is or is controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction.
9.1.25Beneficial Ownership Certification. As of the Third Amendment Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
9.2Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which they were made (it being recognized that projections are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results). There is no fact or circumstance known to any Obligor and not disclosed to Agent in writing that could reasonably be expected to have a Material Adverse Effect.
Section 10.    COVENANTS AND CONTINUING AGREEMENTS
10.1Affirmative Covenants. As long as any Revolver Commitments or Obligations (other than any contingent indemnification obligation not yet asserted) remain outstanding, each Obligor shall:
10.1.1Inspections; Appraisals.
(a)Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor, inspect, audit and make extracts from any Obligor's books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor's business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense and any reimbursement of Agent’s expenses shall be subject to Section 10.1.1(b). Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b)Reimburse Agent for all reasonable, documented, out-of-pocket charges, costs and expenses of Agent in connection with (i) examinations of any Obligor's books and records or any other financial or Collateral matters as Agent deems appropriate in its Permitted Discretion, up to once per Loan Year if Availability is equal to or greater than 40% of the aggregate Borrowing Base, twice per Loan Year if Availability is at any time during such Loan Year less than 40% of the aggregate Borrowing Base but greater than 10% of the aggregate Borrowing Base and at Agent’s discretion if Availability is at any time during such Loan Year less than 10% of the aggregate Borrowing Base; and (ii) appraisals of Inventory conducted at any time Revolver Usage is greater than $0 (excluding Letters of Credit in an aggregate amount not exceeding $10,000,000), up to once per Loan Year and twice per Loan Year if Availability is at any time during such Loan Year less than 25% of the aggregate Borrowing Base; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses relating thereto shall be reimbursed by Obligors without regard to such limits as to the frequency of any such examination or appraisal. Obligors agree to pay Agent's then standard charges for examination activities, including charges for Agent's internal examination and appraisal groups, as well as the charges of any third party used for such purposes; provided, however, notwithstanding anything to the contrary in this Agreement, (x) all costs and expenses for the examinations described in clause (b)(i) hereof and all costs and expenses for the appraisals of Inventory described in clause (b)(ii) hereof shall be consistent with those obtained prior to the Closing Date and otherwise consistent with Agent’s past practices. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations and appraisals (which shall not be included in the limits provided above) reasonably satisfactory to Agent.
10.1.2Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP; and furnish to Agent and Lenders:
(a)as soon as available, and in any event within 105 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders equity for such Fiscal Year, on consolidated basis for Parent and its Subsidiaries (and on consolidating basis with respect to balance sheets and statements of income), which consolidated statements shall be audited and certified (without any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement) by a firm of independent certified public accountants of recognized standing selected by Obligors and reasonably acceptable to Agent (any “big four” firm is acceptable to Agent), and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;
(b)as soon as available, and in any event within 60 days after the end of the first three Fiscal Quarters of each Fiscal Year, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated basis for Parent and its Subsidiaries (and on consolidating basis with respect to balance sheets and statements of income), setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer or chief accounting officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting, in all material respects, the financial position and results of operations for such Fiscal Quarter and period, subject to normal quarterly adjustments and the absence of footnotes;
(c)within 5 Business Days from the delivery of financial statements under clauses (a) and (b) above, a Compliance Certificate executed by the chief financial officer or chief accounting officer of Borrower Agent;
(d)concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Obligors by their accountants in connection with such financial statements;
(e)not later than 60 days after the end of each Fiscal Year, projections of Parent’s and its Subsidiaries consolidated balance sheets, results of operations and cash flow for the then current fiscal year, quarter by quarter;
(f)at Agent's request, a listing of each Obligor's invoiced trade payables, specifying the trade creditor and balance due, and a detailed invoiced trade payable aging, all in form reasonably satisfactory to Agent;
(g)promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that Parent has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that Parent files with the Securities and Exchange Commission or any securities exchange;
(h)promptly, at Agent’s request, after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Canadian Pension Plan; and
(i)such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Obligor's financial condition or business.
Documents required to be delivered pursuant to Sections 10.1.2 (a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which Parent posts such documents, or provides a link thereto on Parent’s website on the Internet at the website address as set forth in the Closing Date Letter, (2) on which such documents are posted on a publicly available website maintained by or on behalf of the Securities and Exchange Commission for access to documents filed in the EDGAR database (the “EDGAR Website”), or (3) on which such documents are posted on Parent’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent); provided that except with respect to documents posted on the EDGAR Website, Parent shall notify Agent (by telecopier or electronic mail) of the posting of any such documents and, if requested by Agent, provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents. To the extent the Securities and Exchange Commission provides any extension for delivery of documents required to be delivered pursuant to Sections 10.1.2 (a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission), the timing for delivery of such items shall be extended hereunder to a date no later than the extended date of delivery provided by the Securities and Exchange Commission.
10.1.3Notices. Notify Agent and Lenders in writing, promptly after a Senior Officer of Parent obtaining actual knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, that could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened material labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any Obligor becomes party to or otherwise bound by any collective bargaining agreement, any Canadian Defined Benefit Pension Plan, Canadian Pension Plan, Pension Plan, Multiemployer Plan or similar agreement; (d) any termination of a Material Contract prior to its stated term that is material to the business of the Obligors taken as a whole; (e) the existence of any Default or Event of Default; (f) any judgment in an amount exceeding $15,000,000; (g) the assertion of any Intellectual Property Claim, that could reasonably be expected to have a Material Adverse Effect; (h) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), that could reasonably be expected to have a Material Adverse Effect; (i) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor or receipt of any Environmental Notice, in each case, that could reasonably be expected to have a Material Adverse Effect; and (j) the occurrence of any ERISA Event or Termination Event that could reasonably be expected to have a Material Adverse Effect.
10.1.4Landlord and Storage Agreements. Upon reasonable request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral with a value in excess of $500,000 may be kept or that otherwise may possess or handle any Collateral; provided, however, that, any Obligor shall, upon reasonable request by Agent, provide Agent with copies of all such agreements with respect to material distributions facilities of such Obligor.
10.1.5Compliance with Laws. Comply with all Applicable Laws, including ERISA and Applicable Laws relating to Canadian Pension Plans, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless (a) such requirement of Applicable Laws is being contested in good faith by appropriate proceedings diligently conducted or (b) failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities to the extent required under Applicable Law, and to make appropriate remedial action to eliminate, such Environmental Release, except as could not reasonably be expected to have a Material Adverse Effect; provided, however, that none of the Obligors nor any of their respective Subsidiaries shall be required to undertake any such investigation, remedial action or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

10.1.6Taxes. Pay, remit and discharge all U.S. federal, Canadian federal and provincial, and other material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.
10.1.7Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion), (a) with respect to the Properties and business of Obligors of such type (including product liability, workers' compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $100,000,000,with deductibles.
10.1.8Licenses. (a) Keep each material License affecting the manufacture, distribution or disposition of Inventory in full force and effect; (b) pay all Royalties under any material License when due; and (c) notify Agent of any default or breach asserted by any Person to have occurred under any material License, except, in the case of clauses (a), (b) and (c), as could not reasonably be expected to have a Material Adverse Effect.
10.1.9Future Subsidiaries. Subject to Section 7:
(a)    Upon the formation (by Division or otherwise) or acquisition of any new direct or indirect wholly-owned Subsidiary by any Obligor, and, if such Person is not an IP Subsidiary or a Foreign Subsidiary or a Qualified CFC Holding Company (other than a wholly-owned Subsidiary organized under the laws of Canada or a province or territory thereof which shall be caused to guaranty the Canadian Obligations), then Parent shall, at Parent’s expense:
(i)    within 45 days (as such time may be extended by up to an additional 15 days with the reasonable consent of Agent) after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to Agent, guaranteeing the U.S. Obligations and Canadian Obligations in the case of a U.S. Obligor or guaranteeing the Canadian Obligations in the case of a Canadian Obligor, as applicable; provided that, upon the request of the Borrower Agent, and the consent of the Agent in its Permitted Discretion, such Subsidiary, if a Domestic Subsidiary, may be added to this Agreement and the other Loan Documents as a U.S. Borrower and such Subsidiary, if a Subsidiary organized under the laws of Canada or a province or territory thereof, may be added to this Agreement and the other Loan Documents as a Canadian Borrower, in each case pursuant to agreements and supplements in form and substance reasonably satisfactory to Agent and upon completion of business and legal due diligence with results satisfactory to Agent in its Permitted Discretion;
(ii)    within 45 days (as such time may be extended by up to an additional 15 days with the reasonable consent of Agent) after such formation or acquisition, furnish to Agent such information regarding the personal properties of such Subsidiary as would have been required under the Loan Documents had such Subsidiary existed as of the Closing Date;

(iii)    within 45 days (as such time may be extended by up to an additional 15 days with the reasonable consent of Agent) after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver a joinder to this Agreement to Agent and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to Agent (including delivery of all pledged Equity Interests in and of such Subsidiary, and other instruments required to be pledged under Section 7), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents;
(iv)    within 45 days (as such time may be extended by up to an additional 15 days with the reasonable consent of Agent) after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action reasonably requested by Agent (including the preparation of Uniform Commercial Code or PPSA financing statements) that may be necessary or advisable in the reasonable opinion of Agent to grant to Agent (or in any representative of Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the security and pledge agreements delivered pursuant to this Section 10.1.9; and
(v)    within 60 days (as such time may be extended by up to an additional 15 days with the reasonable consent of Agent) after such formation or acquisition, deliver to Agent, upon the request of Agent in its sole discretion, a signed copy of a favorable opinion, addressed to Agent and the other Secured Parties, of counsel for the Obligors reasonably acceptable to Agent as to such matters relating to such Subsidiary as Agent may reasonably request.
(b)    Upon the formation (by Division or otherwise) or acquisition of any new direct or indirect non wholly-owned Subsidiary by any Obligor, and, if such Person is not a Foreign Subsidiary or a Qualified CFC Holding Company (in each case, other than a Subsidiary of a Canadian Obligor organized under the laws of Canada or a province of territory thereof), then Parent shall, at Parent’s expense:
(i)    within 45 days (as such time may be extended by up to an additional 15 days with the reasonable consent of Agent) after such formation or acquisition, cause each Obligor which is direct parent of such Subsidiary (if it has not already done so) to pledge all Equity Interests in and of such Subsidiary owned directly by such Obligor, and other instruments of the type required to be pledged under Section 7), securing payment of all the Obligations of such parent under the Loan Documents, and
(ii)    within 45 days (as such time may be extended by up to an additional 15 days with the reasonable consent of Agent) after such formation or acquisition, cause such Subsidiary and each Obligor which is direct parent of such Subsidiary (if it has not already done so) to take whatever action reasonably requested by Agent (including the preparation of Uniform Commercial Code or, as applicable, PPSA financing statements) that may be necessary or advisable in the reasonable opinion of Agent to assist Agent (or in any representative of Agent designated by it) in obtaining valid and subsisting Liens on the properties purported to be subject to the pledge agreements delivered pursuant to this Section 10.1.9.

10.1.10Beneficial Ownership Certification - On-Going Obligation. Promptly following any request therefor, provide information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, the Beneficial Ownership Regulation and the AML Legislation.
10.2Negative Covenants. As long as any Revolver Commitments or Obligations (other than any contingent indemnification obligation not yet asserted) are outstanding, each Obligor shall not:
10.2.1Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
(a)    the Obligations;
(b)    Subordinated Debt;
(c)    Permitted Purchase Money Debt, Capital Leases and Synthetic Debt incurred, to the extent the aggregate principal amount thereof does not exceed $75,000,000 at any time;
(d)    Borrowed Money (other than the Obligations) and other Debt, but only to the extent outstanding on the Third Amendment Effective Date and set forth on the Closing Date Letter and not satisfied with proceeds of the initial Revolver Loans;
(e)    Debt with respect to Bank Products, other banking or foreign exchange services incurred in the Ordinary Course of Business or Hedging Agreements permitted hereunder;
(f)    Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset (other than Accounts and Inventory of an Obligor) when acquired by a Obligor, as long as such Debt was not incurred in contemplation of such Person becoming an Obligor or such acquisition, and does not exceed $40,000,000 in the aggregate outstanding principal amount at any time;
(g)    Permitted Contingent Obligations;
(h)    Refinancing Debt as long as each Refinancing Condition is satisfied;
(i)    Debt with respect to non-recourse pledge of the Equity Interests of the IP Subsidiaries (so long as Intellectual Property owned by such IP Subsidiaries used by Obligors are subject to the Agent License Agreement), if any, incurred in connection with any IP Financing and any refinancings, refundings, renewals, replacements or extensions thereof;
(j)    Debt otherwise permitted under Section 10.2.5 or Section 10.2.7;
(k)    Guarantees and other Contingent Obligations of any Obligor in respect of Debt otherwise permitted hereunder or any partnership or joint venture of any Obligor to the extent the Debt of such partnership or joint venture is fully attributable to such Obligor;

(l)    Debt in respect of performance, bid, release, appeal and surety bonds and performance and completion guarantees and similar obligations incurred in the Ordinary Course of Business;
(m)    guaranties of operating leases and other operating obligations by Parent or its Subsidiaries to, or for the benefit of, its Subsidiaries in the Ordinary Course of Business;
(n)    the Permitted Real Estate Debt;
(o)     to the extent constituting Debt, indemnification, deferred purchase price adjustments, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business or assets or any Investment permitted to be acquired or made hereunder or any Permitted Asset Disposition;
(p)    Debt representing deferred compensation or similar obligations to officers, directors, employees and managers of Parent and its Subsidiaries incurred in the Ordinary Course of Business and deferred compensation or other similar arrangements with officers, directors, employees and managers in connection with acquisitions of Persons or businesses or divisions permitted hereunder.
(q)    Debt in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the Ordinary Course of Business in respect of workers compensation claims, health, disability or other employee benefits, or property, casualty, liability or other insurance or self-insurance ;
(r)    Debt arising from bank guaranties, warehouse receipts, insurance or similar instruments in the ordinary course of business;
(s)     (i) Debt arising from the endorsement of instruments or other payment items for deposit, (ii) Debt in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, and (iii) Debt in respect of the credit cards and credit accounts of the Parent or any Subsidiaries in the Ordinary Course of Business;
(t)     other Debt in an aggregate principal amount at any one time outstanding not to exceed $50,000,000;
(u)     other unsecured Debt (i) incurred prior to the Third Amendment Effective Date in the aggregate principal amount not exceeding $500,000,000 as set forth on Schedule 10.2.1(u), (ii) incurred on or after the Third Amendment Effective Date in an aggregate principal amount at any one time outstanding not to exceed an amount equal to $500,000,000, (iii) pursuant to loan agreements, indentures or other documentation having covenants and other terms with respect to the Obligors that are no more restrictive in any material respect than those in this Agreement, and (iv) with a maturity date after the Revolver Termination Date; and
(v)    the Permitted Convertible Note Debt.

10.2.2Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, "Permitted Liens"):
(a)    Liens in favor of Agent or pursuant to any Loan Document;
(b)    Purchase Money Liens and Liens on the assets subject to the applicable Capital Leases or Synthetic Debt permitted under Section 10.2.1;
(c)    Liens for Taxes not overdue for a period of more than 40 days or being Properly Contested;
(d)    statutory Liens (other than Liens for Taxes or imposed under ERISA or Applicable Law relating to Canadian Pension Plans) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor;
(e)    Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations;
(f)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business;
(g)    Liens securing judgments or orders for the payment of money not constituting an Event of Default under Section 12.1(g);
(h)    easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances affecting Real Estate which, in the aggregate, do not materially detract from the value of the Property of such Person or materially interfere with the ordinary conduct of the business of the applicable Person;
(i)    (i) Liens of a collection bank arising under Section 4-208 of the UCC on the items in the course of collection, (ii) Liens attaching to commodity trading accounts or other commodities brokerage accounts incurred in the Ordinary Course of Business and not for speculative purposes, (iii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to accounts and cash, Cash Equivalents and other Investments permitted under Section 10.2.5 on deposit in accounts maintained by Parent or any Subsidiary, in each case under this clause (iii) granted in the Ordinary Course of Business in favor of the banks or other financial or depositary institution with which such accounts are maintained, securing amounts owing to such Person with respect to cash management services (including, without limitation, operating account arrangements and those involving pooled accounts and netting arrangements); provided that, in the case of this clause (iii), unless such Liens arise by operation of Applicable Law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Debt for Borrowed Money, (iv) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Cash Equivalents and other Investments permitted under Section 10.2.5, and (v) Liens or rights of setoff against credit balances with credit card issuers or credit card processors or amounts owing by such credit card issuers or credit card processors in the Ordinary Course of Business, to secure the obligations to such credit card issuers and credit card processors as a result of fees and chargebacks;
(j)    [Reserved];
(k)    (i) good faith earnest money deposits or cash advances made in connection with a Permitted Acquisition or other Investment permitted under Section 10.2.5 or (ii) Liens consisting of an agreement to dispose of any Property in a Permitted Asset Disposition;
(l)    Liens on property purportedly rented to, or leased by, any Obligor pursuant to a sale and leaseback transaction; provided, that (i) such sale and leaseback transaction is a Permitted Asset Disposition; (ii) such Liens do not encumber any other property of any Obligor, and (iii) such Liens secure only the Debt incurred in connection with such sale and leaseback transaction;
(m)    UCC or PPSA financing statements or similar public filings that are filed as a precautionary measure in connection with operating leases or consignment of goods in the Ordinary Course of Business;
(n)    Liens on assets (other than Accounts and Inventory of the Obligors) acquired in a Permitted Acquisition or other Investment; provided that (i) such Liens existed at the time such property was acquired or such Person became a Subsidiary of Parent, (ii) such Liens were not granted in connection with or in contemplation of the applicable Permitted Acquisition or Investment and (iii) any Debt of any Obligor secured thereby is permitted by Section 10.2.1(f), and (iv) such Liens are not expanded to cover additional property of any Obligor (other than any after-acquired property or proceeds and products thereof); and any renewals, modifications, replacements or extensions thereof, provided that, (w) the property of any Obligor covered thereby is not changed, (x) the amount secured or benefited thereby is not increased except as permitted by Section 10.2.1, (y) the direct or any contingent Obligor with respect thereto is not changed, and (z) any Debt of any Obligor secured or benefited thereby is permitted by Section 10.2.1(f);
(o) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or Applicable Law relating to Canadian Pension Plans;
(p)    existing Liens shown on the Closing Date Letter and any renewals, modifications, replacements or extensions thereof, provided that, (i) the property of any Obligor covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as permitted by Section 10.2.1, (iii) the direct or any contingent Obligor with respect thereto is not changed, and (iv) any Debt secured or benefited thereby is permitted by Section 10.2.1;
(q)    Liens securing Debt permitted under Sections 10.2.1(f) and (t); provided, that such Liens do not attach to Accounts or Inventory of an Obligor or are subject to an intercreditor agreement with Agent, in form and substance reasonably satisfactory to Agent;
(r)    Liens on the Encumbered Real Estate granted to Bank of the West (including its successors and assigns) pursuant to the Permitted Real Estate Debt Documents to secure Parent’s obligations under the Permitted Real Estate Debt;

(s)    Liens constituting non-recourse pledge of the Equity Interests of the IP Subsidiaries securing Debt of the IP Subsidiaries under Section 10.2.1(i);
(t)     any interest or title of a lessor or sublessor under any lease or sublease or a licensee or licensor under any license entered into by an Obligor in the Ordinary Course of Business or ground leases in respect of Real Estate on which facilities owned or leased by an Obligor are located;
(u)    Liens granted by any Obligor on Equity Interests in any joint venture of such Obligor permitted hereunder securing obligations of such joint venture;
(v)     Liens of customs and revenue authorities to secure payment of customs duties or taxes in connection with the importation of goods and of bank guaranties issued in connection with the foregoing;
(w)     Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Obligor in the Ordinary Course of Business;
(x)    Liens that are customary contractual rights of setoff relating to purchase orders and other agreements entered into with customers of any Obligor in the Ordinary Course of Business;
(y)    other Liens so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $50,000,000 at any time and such Liens do not attach to Accounts or Inventory of any Obligor.
10.2.3[Reserved].
10.2.4Distributions; Upstream Payments. Declare or make any Distributions, except (a) Upstream Payments, (b) declaration or payments of any dividends or other Distributions payable solely in the common stock or other common Equity Interests of such Person, and cash payments in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Investment; (c) any other Distributions if immediately before and after giving effect to the declaration and, if such Distribution does not occur within forty (40) days after such declaration, the making of any such Distribution, the Payment Condition is met; (d) any other Distribution made solely from Excluded IP Asset Proceeds deposited in the Excluded IP Asset Proceeds Account so long as immediately before and after giving effect to the declaration and payment of any such Distribution, a Default or an Event of Default does not exist; and (e) Permitted Share Repurchases and, for the avoidance of doubt, (A) payments on or about the Second Amendment Effective Date pursuant to the Hedging Agreements entered into in connection with the Permitted Convertible Note Debt, and (B) the settlement of any related Hedging Agreement entered into in connection with the Permitted Convertible Note Debt under which Parent may be obligated to deliver common Equity Interests of the Parent, including (i) by delivery of common Equity Interests of the Parent or (ii) by (x) payment of a net amount in cash in respect of any early termination or maturity of any Hedging Agreement entered into in connection with the Permitted Convertible Note Debt or (y) delivery of common Equity Interests of the Parent or payment of a net amount in cash upon an early termination or maturity of any such Hedging Agreement; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or permitted under Section 10.2.14.

10.2.5Restricted Investments. Make any Restricted Investment.
10.2.6Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition.
10.2.7Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit (including under credit cards) made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) intercompany loans by Parent or any of Subsidiary to Parent or any other Subsidiary; provided that any such intercompany loans made or advanced by a non-Obligor to an Obligor shall be Subordinated Debt, subject to the subordination terms provided in Schedule 10.2.7 attached hereto or otherwise in form and substance reasonably satisfactory to Agent, and such intercompany loans made or advanced by an Obligor to a Non-Obligor shall be subject to the satisfaction of the Payment Conditions immediately before and after making or advancing each such loan or such loan shall be permitted under clause (w) of the definition of Restricted Investments.
10.2.8Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt or (b) Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date or incurred after the Closing Date pursuant to Section 10.2.1, other than: (i) payment of regularly scheduled interest and principal payments or reimbursement obligations under letters of credit, in each case, as and when due in respect of such Borrowed Money; (ii) refinancings of such Borrowed Money to the extent the Borrowed Money incurred in connection therewith is permitted hereunder; (iii) payment of Borrowed Money that is secured that becomes due as a result of (A) any voluntary sale or transfer of any assets (other than assets included in any Borrowing Base) securing such Borrowed Money or (B) any casualty or condemnation proceeding (including a disposition in lieu thereof) of any assets (other than assets included in any Borrowing Base) securing such Borrowed Money; (iv) payments of or in respect of such Borrowed Money by any combination of (x) the issuance of the common stock of Parent, (y) cash payments in lieu of fractional Equity Interests in connection therewith, and (z) the making of any Distribution, or other payment, permitted by Section 10.2.4 hereof, including, without limitation, in connection with the conversion of the Permitted Convertible Note Debt, (v) payments of intercompany Debt so long as, with respect to payments of intercompany Debt by an Obligor to a non-Obligor, (x) immediately before and after giving effect to each such payment, the Payment Conditions are satisfied or (y) such payments are made solely from Excluded IP Asset Proceeds deposited in the Excluded IP Asset Proceeds Account and immediately before and after giving effect to each such payment no Default or Event of Default exists; (vi) other payments of or in respect of such Borrowed Money; provided that at the time of and immediately after giving effect thereto the Payment Conditions have been satisfied; and (vii) prepayments of any Borrowed Money permitted under Section 10.2.1 (other than pursuant to clause (b) thereof to the extent not permitted by the subordination provisions applicable thereto), not to exceed $5,000,000 in any Fiscal Year; provided, that no Default or Event of default exists immediately before and after giving effect to any prepayment under this clause (vii) or (c) earnout or purchase price adjustments with respect to a Permitted Acquisition unless immediately before and after giving effect to each such payment the Payment Conditions are satisfied, other than so long as no Default or Event of Default exists, any such payment made solely from the Excluded IP Asset Proceeds deposited in the Excluded IP Asset Proceeds Account.
10.2.9Fundamental Changes. (i) without at least 15 days prior written notice thereof to Agent, change its legal name; change its tax, charter or other organizational identification number; change its form or jurisdiction of organization or change the location of its registered office (with respect to a Canadian Obligor) or chief executive office; (ii) liquidate, wind up its affairs or dissolve itself; (ii) or merge, amalgamate, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for:
(a)     mergers, amalgamations or consolidations of a Subsidiary with (i) Parent, provided that Parent shall be the continuing or surviving Person; (ii) a Borrower (other than Parent), provided that a Borrower shall be the continuing or surviving Person; or (iii) a Guarantor (for any such transaction not involving any Borrower), provided that a Guarantor shall be the continuing or surviving Person ;
(b)    subject to clause (a) above, mergers, amalgamations or consolidations of a Subsidiary with any one or more other Subsidiaries; provided, that when any Obligor is merging or amalgamating with another Subsidiary, such Obligor shall be the continuing or surviving Person;
(c)     Permitted Acquisitions;
(d)    in connection with any Permitted Acquisition, any Subsidiary of Parent may merge into or consolidate or amalgamate with any other Person or permit any other Person to merge into or consolidate or amalgamate with it; provided that (i) the Person surviving such merger or continuing thereafter shall be Parent or a Subsidiary of Parent and (ii) in the case of any such merger or amalgamation to which any Obligor is a party, such Obligor is the surviving or continuing Person; and
(e)    any Obligor that is not a Borrower may dissolve, liquidate or wind up its affairs at any time if Parent determines in good faith that such dissolution, liquidation or winding up is not materially disadvantageous to the Lenders and all material assets of such Obligor are contributed to another Obligor.
10.2.10Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 and 10.2.9, to the extent applicable.
10.2.11 Organic Documents. Amend, modify or otherwise change any Organic Documents of any Obligor in any manner that is materially adverse to the Lenders.
10.2.12Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Parent and Subsidiaries.

10.2.13Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required or permitted by GAAP and in accordance with Section 1.2; or change the Fiscal Year of Parent.
10.2.14Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement:
(a)in effect on the Third Amendment Effective Date as set forth in the Closing Date Letter;
(b)relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; constituting customary restrictions on assignment in leases and other contracts;
(c)customary restrictions in connection with agreements to make Dispositions permitted under this Agreement,
(d)agreements in existence at the time any Subsidiary becomes a Subsidiary of Parent, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of Parent,
(e)the IP Financing,
(f)relating to the Debt permitted under Section 10.2.1(c), (i), (r), (u) or (v);
(g)customary net worth provisions contained in any agreement so long as such net worth provisions would not reasonably be expected to impair materially the ability of the Obligors to meet their ongoing obligations under this Agreement or any other Loan Document),
(h)any negative pledge incurred or provided (x) in favor of any holder of Debt permitted under Sections 10.2.1(d), (f) or (t) solely to the extent any such negative pledge relates to the property financed by or the subject of such Debt;
(i)customary provisions in joint venture agreements and similar agreements that restrict transfer of assets of, or equity interests in, joint ventures;
(j)licenses or sublicenses of intellectual property in the Ordinary Course of Business (in which case any prohibition or limitation shall only be effective against the intellectual property subject thereto);
(k)customary provisions in leases, subleases, licenses and sublicenses that restrict the transfer thereof or the transfer of the assets subject thereto by the lessee, sublessee, licensee or sublicensee;
(l)prohibitions and limitations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such prohibitions and limitations were not created in contemplation of such Person becoming a Subsidiary and apply only to such Subsidiary;

(m)customary restrictions that arise in connection with any Permitted Asset Disposition applicable pending such Asset Disposition solely to the assets subject to such Asset Disposition;
(n)customary provisions contained in an agreement restricting assignment of such agreement entered into in the Ordinary Course of Business; and
(o)customary restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business.
10.2.15Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes, it being understood that for avoidance of doubt, the Permitted Convertible Note Documents shall be permitted under this Section 10.2.15.
10.2.16Conduct of Business. Engage in any material line of business substantially different from those lines of business conducted by Parent and its Subsidiaries on the Closing Date and any business reasonably related or ancillary, complimentary, or incidental thereto.
10.2.17Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors' fees and indemnities; (c) transactions solely among Obligors; (d) transactions with Affiliates consummated prior to the Third Amendment Effective Date, as shown on the Closing Date Letter, and any extensions thereof on the terms substantially similar or at least as favorable in all material respects to Parent and its Subsidiaries; (e) transactions that in the reasonable judgment of Parent are on fair and reasonable terms and not substantially less favorable than would be obtained in a comparable arm's-length transaction with a non-Affiliate; (f) leases of real property from Affiliates of Parent, the terms of which are approved by the board of directors of Parent or relevant Subsidiary, (g) transactions relating to any shareholders agreement to which Parent is a party from time to time, (h) payments of expenses or the making of loans and advances to officers, employees, directors and consultants in the Ordinary Course of Business, including but not limited to indemnification permitted under Parent’s or such Subsidiary’s Organic Documents, relocation, stock option exercises, travel or otherwise, (i) transactions conducted in the Ordinary Course of Business among Parent and any of its direct or indirect parents or Subsidiaries not involving any other Affiliates, (j) transactions among Parent and any of its direct or indirect parents or Subsidiaries not involving any other Affiliates and not involving the transfer of any Collateral, and (k) transactions permitted under Section 10.2.4, or, only with respect to Parent and its Subsidiaries, Sections 10.2.1, 10.2.2, 10.2.5, 10.2.6, 10.2.7 and 10.2.9.
10.2.18Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate by more than 2.00%; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for Parent or any Subsidiary, or that is otherwise materially adverse to any Parent, any

Subsidiary or Lenders; or (g) to the extent applicable, results in the Obligations not being fully benefited by the subordination provisions thereof, in each case, not otherwise permitted under the subordination agreement with respect to such Subordinated Debt, if any.
10.2.19Anti-Cash Hoarding. To the extent the aggregate amount of cash of the Obligors exceeds $55,000,000 at any time, the aggregate Revolver Usage (excluding Letters of Credit) shall not exceed $55,000,000 at such time. Within 2 Business Days after the Third Amendment Effective Date, Borrowers shall repay the Revolver Loans in such amounts as necessary to comply with this Section 10.2.19.
10.3Financial Covenants. As long as any Revolver Commitments or Obligations (other than any contingent indemnification obligation not yet asserted) are outstanding, Parent shall:
10.3.1Consolidated Fixed Charge Coverage Ratio. Maintain a Consolidated Fixed Charge Coverage Ratio for four fiscal quarter period of at least 1.00 to 1.00 while a Covenant Trigger Period is in effect, measured for the most recent period for which financial statements were delivered hereunder prior to the Covenant Trigger Period and each period ending thereafter until the Covenant Trigger Period is no longer in effect.
Section 11.     GUARANTY
11.1Guaranty by U.S. Guarantors. Each U.S. Guarantor hereby jointly, severally, absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the Borrowers to Agent or any Lender (or any of their Affiliates or branches) arising hereunder and any instruments, agreements or Loan Documents of any kind or nature now or hereafter executed in connection with the Loan Agreement (including the Obligations and all renewals, extensions, amendments, refinancings and other modifications thereof and all Extraordinary Expenses), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any case or proceeding commenced by or against any other U.S. Guarantor or Borrower under any federal, provincial, state, municipal, foreign law, or any agreement of such other U.S. Guarantor or Borrower to, (a) the entry of an order for relief under the Bankruptcy Code, or any other bankruptcy, insolvency, debtor relief or debt adjustment or arrangement law (whether state, provincial, federal or foreign); (b) the appointment of a receiver, interim receiver, trustee, monitor, liquidator, administrator, conservator or other custodian for such other U.S. Guarantor or Borrower or any part of its properties; or (c) any other Insolvency Proceeding, and including interest that accrues after the commencement by or against any Borrower of any proceeding under any Insolvency Proceeding (collectively, the "U.S. Guaranteed Obligations").
11.2Guaranty by Canadian Guarantors. Each Canadian Guarantor hereby jointly, severally, absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the Canadian Borrowers to Agent or any Canadian Lender (or any of their Affiliates or branches) arising hereunder and any instruments, agreements or Loan Documents of any kind or nature now or hereafter executed in connection with the Loan Agreement (including the Canadian Obligations and all renewals, extensions, amendments, refinancings and other modifications thereof and all Extraordinary Expenses), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any case or proceeding commenced by or against any other Canadian Guarantor or Canadian Borrowers under any federal, provincial, state, municipal or foreign law, or any agreement of such other Canadian Guarantor or Canadian Borrowers to, (a) the entry of an order for relief under the Bankruptcy Code, the BIA, the Companies’ Creditors Arrangement Act (Canada), or any other bankruptcy, insolvency, debtor relief or debt adjustment or arrangement law (whether state, provincial, federal or foreign); (b) the appointment of a receiver, interim receiver, trustee, monitor, liquidator, administrator, conservator or other custodian for such other Canadian Guarantor or Canadian Borrowers or any part of its properties; or (c) any other Insolvency Proceeding, and including interest that accrues after the commencement by or against any Borrower of any proceeding under any Insolvency Proceeding (collectively, the "Canadian Guaranteed Obligations"; and together with the U.S. Guaranteed Obligations, the “Guaranteed Obligations”).
11.3Evidence of Debt. Agent's books and records showing the amount of any Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and absent manifest error, shall be binding upon the applicable Guarantors and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. As to each Guarantor, its obligations hereunder shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations against any Borrower or any other Guarantor or other Obligor, or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense of any Borrower or any other Guarantor or other Obligor, to the obligations of the Guarantors hereunder, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing. Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal, state, provincial or foreign law.
11.4No Setoff or Deductions; Taxes; Payments. Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein. If any such obligation (other than one arising with respect to any Excluded Tax) is imposed upon such Guarantor with respect to any amount payable by it hereunder, each Guarantor will pay to Agent or Lenders, on the date on which such amount is due and payable hereunder, such additional amount in Dollars as shall be necessary to enable Agent and Lenders to receive the same net amount which Agent and Lenders would have received on such due date had no such obligation been imposed upon such Guarantor. Each Guarantor will deliver promptly to Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Guarantors hereunder. The obligations of the Guarantors under this paragraph shall survive the Full Payment of the Guaranteed Obligations. For the avoidance of doubt, this Section 11.3 shall not apply to Taxes that are governed exclusively by Section 5.10.
11.5Rights of Lender. Each Guarantor consents and agrees that Agent and Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of any Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as Agent or Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantors hereunder or which, but for this provision, might operate as a discharge of any Guarantor.
11.6Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of Agent or any Lender) of the liability of any Borrower; (b) any defense based on any claim that such Guarantors' obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting the Guarantors' liability hereunder; (d) any right to require Agent or any Lender to proceed against any Borrower or other Guarantor, proceed against or exhaust any security for any of the Guaranteed Obligations, or pursue any other remedy in Agent's or any Lender's power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by Agent or any Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance hereof or of the existence, creation or incurrence of new or additional Guaranteed Obligations. Each Guarantor waives any rights and defenses that are or may become available to such Guarantor by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code.
11.7Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other Guarantor, and a separate action may be brought against each Guarantor to enforce this Agreement whether or not any Borrower or any other person or entity is joined as a party.
11.8Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Section 11 until the Full Payment of all of the Guaranteed Obligations and any amounts payable under this Section 11. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Agent and Lenders and shall forthwith be paid to Agent to reduce the amount of the applicable Guaranteed Obligations, whether matured or unmatured.

11.9Termination; Reinstatement. The guaranty under this Section 11 is a continuing and irrevocable guaranty of the applicable Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until the Full Payment of the Guaranteed Obligations and any other amounts payable under this Section 11. Notwithstanding the foregoing, the guaranty under this Section 11 shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any Guarantor is made, or Agent or any Lender exercises its right of setoff, in respect of the applicable Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency Proceeding or otherwise, all as if such payment had not been made or such setoff had not occurred and whether Agent or any Lender is in possession of or has released the guaranty hereunder and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 11.8 shall survive termination of the guaranty hereunder.
11.10Subordination. Each Obligor hereby subordinates the payment of all obligations and indebtedness of any Obligor owing to such other Obligor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to any Guarantor as subrogee of Agent or any Lender or resulting from such Guarantor's performance under the guaranty under this Section 11, to the Full Payment of all Guaranteed Obligations and Obligations. If Agent or any Lender so requests, after the occurrence and during the continuation of an Even of Default, any such obligation or indebtedness of any Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for Agent and Lenders and the proceeds thereof shall be paid over to Agent on account of the applicable Guaranteed Obligations of such Guarantor, but without reducing or affecting in any manner the liability of any Guarantor under this Section 11. Notwithstanding the foregoing, a Guarantor may demand and accept repayments of indebtedness of any Borrower owing to such Guarantor as such repayment is expressly permitted hereunder.
11.11Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor or any Borrower under any Insolvency Proceeding, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by Agent.
11.12Miscellaneous. No provision of this Section 11 may be waived, amended, supplemented or modified, except by a written instrument executed by Agent and each Guarantor party hereto. No failure by Agent or any Lender to exercise, and no delay in exercising, any right, remedy or power under this Section 11 shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Section 11 shall not affect the enforceability or validity of any other provision herein.

11.13Condition of Borrowers. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from each Borrower and any other Guarantor such information concerning the financial condition, business and operations of such Borrower and any such other Guarantor as the Guarantor requires, and that Agent and Lenders have no duty, and not Guarantor is relying on Agent or any Lender at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of any Borrower or any other Guarantor (the guarantor waiving any duty on the part of Agent or any Lender to disclose such information and any defense relating to the failure to provide the same).
11.14Setoff. If and to the extent any payment is not made when due under this Section 11, Agent and any Lender may setoff and charge from time to time any amount so due against any or all of any Guarantor's accounts or deposits with Agent or any Lender.
11.15    Representations and Warranties. Each Guarantor represents and warrants that (a) its obligations under this Section 11 constitute its legal, valid and binding obligation enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; (b) the making and performance of the guaranty under this Section 11 does not and will not violate the provisions of any Applicable Law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (c) all consents, approvals, licenses and authorizations of, and filings and registrations with, any Governmental Authority required under Applicable Law for the making and performance of the guaranty under this Section 11 have been obtained or made and are in full force and effect.
11.16Additional Guarantor Waivers and Agreements.
11.16.1 Each Guarantor understands and acknowledges that if Agent forecloses judicially or nonjudicially against any real property security for any of the Guaranteed Obligations, that foreclosure could impair or destroy any ability that such Guarantor may have to seek reimbursement, contribution, or indemnification from a Borrower or others based on any right such Guarantor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by such Guarantor under this Section 11. Each Guarantor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of such Guarantor's rights, if any, may entitle such Guarantor to assert a defense to the guaranty under this Section 11 based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). By executing this Agreement, each Guarantor freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that such Guarantor will be fully liable under this Section 11 even though Agent may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing any of the Guaranteed Obligations; (ii) agrees that such Guarantor will not assert that defense in any action or proceeding which Agent may commence to enforce the guaranty under this Section 11; (iii) acknowledges and agrees the rights and defenses waived by such Guarantor in this Agreement include any right or defense that such Guarantor may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code; and (iv) acknowledges and agrees that Agent and Lenders are relying on this waiver in creating any of the Guaranteed Obligations, and that this waiver is a material part of the consideration which Agent and Lenders are receiving for creating the Guaranteed Obligations.
11.16.2 Each Guarantor waives all rights and defenses that such Guarantor may have because of any of the Guaranteed Obligations is secured by real property. This means, among other things: (i) Agent may collect from the Guarantors without first foreclosing on any real or personal property collateral pledged by any Obligor; and (ii) if Agent forecloses on any real property collateral pledged by any Obligor: (A) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) Agent may collect from the Guarantors even if Agent, by foreclosing on the real property collateral, has destroyed any right the Guarantors may have to collect from Borrowers. This is an unconditional and irrevocable waiver of any rights and defenses any Guarantor may have because any of the Guaranteed Obligations is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.
11.16.3 Each Guarantor waives any right or defense it may have at law or equity, including California Code of Civil Procedure Section 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.
Section 12.EVENTS OF DEFAULT; REMEDIES ON DEFAULT
12.1Events of Default. Each of the following shall be an "Event of Default" if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(a)Any Obligor fails to (i) pay when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Revolving Loan or any LC Obligation or deposit any funds as Cash Collateral in respect of LC Obligations, or (ii) pay within three days after the same becomes due, any interest on any Revolving Loan or on any LC Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document;
(b)Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;
(c)(i) An Obligor breaches or fail to perform any covenant contained in Section 7.2, 8.1, 10.1.1, 10.1.2(a), 10.1.2(b), 10.1.2(c), 10.1.2(e), 10.2 or 10.3; or (ii) an Obligor breaches or fail to perform any covenant contained in 8.2.4, 8.2.5, 10.1.2 (other than clauses (a), (b), (c) and (e) thereof) or 8.6.2 and such failure continues for 10 days after becoming aware of such failure;
(d)An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor becomes aware thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document, other than as expressly permitted hereunder or thereunder, ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders or resulting from the failure of Agent to maintain possession of securities certificates or other possessory Collateral actually delivered to it or to file Uniform Commercial Code, PPSA or similar applicable continuation statements);
(f)Any breach or default of an Obligor occurs under (i) instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations and Debt under Hedging Agreements), in each case of clause (i) hereof, in excess of $25,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach or (ii) there occurs under any Hedging Agreement an Early Termination Date (as defined in such Hedging Agreement) resulting from (A) any event of default under such Hedging Agreement as to which an Obligor thereof is the Defaulting Party (as defined in such Hedging Agreement) or (B) any Termination Event (as so defined) under such Hedging Agreement as to which an Obligor is an Affected Party (as so defined) and, in either event, the Hedging Termination Value owed by such Obligor as a result thereof is greater than the $25,000,000 and is not paid when due.
(g)Any judgment or order for the payment of money is entered against an Obligor in an outstanding amount that exceeds, individually or cumulatively with all unsatisfied outstanding judgments or orders against all Obligors, $25,000,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect by reason of a pending appeal or otherwise remains undischarged, unvacated, unbonded or unstayed for more than 60 days after its entry;
(h)A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $25,000,000 which would reasonably likely result in a Material Adverse Effect;
(i)(A) To the extent in any such case that it would reasonably likely result in a Material Adverse Effect, an Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business, an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business, there is a cessation of any material part of an Obligor’s business for a material period of time, or any material Collateral or Property of an Obligor is taken or impaired through condemnation; (B) unless otherwise permitted under this Agreement, an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or (C) Obligors, taken as a whole, are not Solvent;
(j)An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;

(k)To the extent the aggregate liability of any Obligor under the following clause (i) or (ii) is in excess of $25,000,000 (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; (ii) an Obligor or ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or (iii) (A) a Termination Event occurs which would reasonably likely result in a Material Adverse Effect, or (B) any event or condition similar to those specified in clause (i) hereof shall occur or exist with respect to any Canadian Pension Plan, which would reasonably be likely to have a Material Adverse Effect, or, except as would not reasonably be likely to have a Material Adverse Effect, if any Canadian Obligor becomes party to, or maintains or contributes to, any Canadian Defined Benefit Pension Plan, or if any Canadian Obligor is in default with respect to payments or regular contributions to a Canadian Pension Plan or any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan; or
(l)A Change of Control occurs.
12.2Remedies upon Default. If an Event of Default described in Section 12.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Revolver Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
(a)declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;
(b)terminate, reduce or condition any Revolver Commitment (which reduction or condition shall not be deemed to waive the Event of Default or Section 6.2), or make any adjustment to the Borrowing Base (which shall in any event be made in compliance with section 15.1.1(d) and (e));
(c)require Obligors to Cash Collateralize their LC Obligations, Secured Bank Product Obligations and other Obligations (excluding, however, any unasserted indemnification claims) that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Canadian Required Lenders or U.S. Required Lenders, as applicable) advance the required Cash Collateral as Revolver Loans (whether or not a Canadian Overadvance, U.S. Overadvance or an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC or the PPSA. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors' expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral, in a commercially reasonable manner, in its then condition, or after any further manufacturing or processing thereof. Each Obligor hereby agrees and acknowledges that a disposition (x) made in the usual manner on any recognized market in the U.S. and Canada, or (y) a disposition at the price current in any recognized market in the U.S. and Canada at the time of disposition, or (z) a disposition in conformity with reasonable commercial practices among dealers in the type of property subject to the disposition; shall be deemed commercially reasonable. Each Obligor agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent may conduct sales on any Obligor's premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.
12.3License. Agent is hereby granted an irrevocable, non-exclusive license to use (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors (provided, that with respect to any registered Intellectual Property, only the Intellectual Property registered or applied for in the U.S. or Canada), computer hardware and software, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral, in each case, with respect to Inventory, only with respect to sale of Inventory in the U.S. and Canada, and subject to the same limitations set forth in the Agent License Agreement. Each Obligor's rights and interests under Intellectual Property shall inure to Agent's benefit, in each case, subject to the Agent License Agreement.
12.4Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
12.5Remedies Cumulative; No Waiver.

12.5.1Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
12.5.2Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Revolver Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
Section 13.AGENT
13.1Appointment, Authority and Duties of Agent.
13.1.1Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone shall be authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.
13.1.2Duties. The title of "Agent" is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

13.1.3Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
13.1.4Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Canadian Required Lenders and/or U.S. Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Canadian Required Lenders and/or U.S. Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Canadian Required Lenders and/or U.S. Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 15.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.
13.2Agreements Regarding Collateral and Borrower Materials.
13.2.1.    Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Obligors certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent's Liens (and Agent may rely conclusively on any such certificate without further inquiry) (provided, however, all Liens granted on assets sold or transferred under a Permitted Asset Disposition shall be automatically released upon such Permitted Asset Disposition); or (c) subject to Section 15.1, with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent's Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
13.2.2.    Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens on any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent's request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent's instructions.
13.2.3.    Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Agent with respect to any Obligor or Collateral ("Report"). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Obligors' books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender's internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender's Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.
13.3Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.
13.4Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from an Obligor or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.
13.5Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.7.2 or 5.7.3, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Dominion Account without Agent's prior consent.
13.6Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH

INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent's discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys' fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.
13.7Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent's gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.
13.8Successor Agent and Co-Agents.
13.8.1Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. If Agent is a Defaulting Lender, Canadian Required Lenders or U.S. Required Lenders, as applicable, may, to the extent permitted by Applicable Law, remove such Agent by written notice to Borrowers and Agent. Required Lenders may appoint a successor to replace the resigning or removed Agent, which successor shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor agent is appointed prior to the effective date of Agent's resignation or removal, then Agent may appoint a successor agent that is a financial institution acceptable to it (which shall be a Lender unless no Lender accepts the role) or in the absence of such appointment, Required Lenders shall on such date assume all rights and duties of Agent hereunder. Upon acceptance by any successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. On the effective date of its resignation or removal, the retiring or removed Agent shall be discharged from its duties and obligations hereunder but shall continue to have all rights and protections under the Loan Documents with respect to actions taken or omitted to be taken by it while Agent, including the indemnification set forth in Sections 13.6 and 15.2, and all rights and protections under this Section 13. Any successor to Bank of America by merger, amalgamation or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.
13.8.2Reserved.
13.9Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Revolver Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Revolver Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.
13.10Remittance of Payments and Collections.
13.10.1Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 1:00 p.m. (Applicable Time Zone) on a Business Day, payment shall be made by Lender not later than 3:00 p.m. (Applicable Time Zone) on such day, and if request is made after 1:00 p.m. (Applicable Time Zone), then payment shall be made by 1:00 p.m. (Applicable Time Zone) on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent's right of offset for any amounts due from such payee under the Loan Documents.
13.10.2Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Floating Revolver Loans. In no event shall Obligors be entitled to credit for any interest paid by a Secured Party to Agent, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.
13.10.3Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Agent to Obligations held by a Secured Party are later required to be returned by Agent pursuant to Applicable Law, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.
13.11Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms "Lenders," "Required Lenders" or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.
13.12Titles. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an "Arranger," "Bookrunner" or "Agent" of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.
13.13Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.6, 14.3.3 and 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider's Secured Bank Product Obligations.
13.14No Third Party Beneficiaries. This Section 13 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 13 does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.
13.15Quebec Liens (Hypothecs).
In its capacity as Agent, for the purposes of holding any hypothec granted pursuant to the laws of the Province of Québec, each of the Secured Parties hereby irrevocably appoints and authorizes Agent and, to the extent necessary, ratifies the appointment and authorization of Agent, to act as the hypothecary representative of the applicable Secured Parties as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Agent under any related deed of hypothec. Agent shall have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to Agent pursuant to any such deed of hypothec and Applicable Law. Any person who becomes a Secured Party shall, by its execution of an Assignment and Assumption Agreement, be deemed to have consented to and confirmed Agent as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by Agent in such capacity. The substitution of Agent pursuant to the provisions of this Section 13 also constitute the substitution of Agent as hypothecary representative as aforesaid.

Section 14.	BENEFIT OF AGREEMENT; ASSIGNMENTS
14.1Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 14.3. Agent may treat the Person which made any Revolver Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 14.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
14.2Participations.
14.2.1Permitted Participants; Effect. Subject to Section 14.3.3, any Lender may sell to a financial institution ("Participant") a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Revolver Loans and Revolver Commitments for all purposes, all amounts payable by Obligors shall be determined as if it had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.10 unless Borrowers agree otherwise in writing.
14.2.2Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees (other than default interest), reduces the stated interest rate or fees payable with respect to any Revolver Loan or Revolver Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Revolver Loan or Revolver Commitment in which such Participant has an interest, or releases any Borrower or Guarantor (except as permitted hereunder) or substantially all Collateral.
14.2.3Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant's name, address and interest in Revolver Commitments, Revolver Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant's interest is in registered form under the Code.

14.2.4Benefit of Setoff. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 13.5 as if such Participant were a Lender.
14.3Assignments.
14.3.1Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender's rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $5,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender's rights and obligations, the aggregate amount of the Revolver Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.
14.3.2Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 14.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.11 and deliver, upon request, an administrative questionnaire satisfactory to Agent.
14.3.3Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Agent have no obligation to determine whether any assignee is permitted under the Loan Documents. Assignment by a Defaulting Lender shall be effective only if there is concurrent satisfaction of all outstanding obligations of the Defaulting Lender under the Loan Documents in a manner reasonably satisfactory to Agent, including payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent) to satisfy all funding and payment liabilities of the Defaulting Lender. If assignment by a Defaulting Lender occurs (by operation of law or otherwise) without compliance with the foregoing sentence, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.
14.3.4Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Revolver Commitments of, and the Revolver Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Obligors, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Parent or any Lender, from time to time upon reasonable notice.
14.4Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Canadian Required Lenders or U.S. Required Lenders, as applicable, consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.10 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 10 days notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.
14.5Validity of Assignments/Participations. Any attempted assignment or transfer of any of its rights or obligations hereunder by any party that does not meet the requirements of this Section 14, including with limitation the requirements of Section 14.2.3 and Section 14.3.4, shall be null and void).
Section 15.MISCELLANEOUS
15.1Consents, Amendments and Waivers.
15.1.1Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that
(a)without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;
(b)without the prior written consent of Issuing Bank, no modification shall alter Section 2.3 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;
(c)without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Revolver Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest (other than default interest) or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date applicable to such Lender's Obligations (it being understood and agreed that the Revolving Termination Date may be extended with respect to any Lender’s Obligations with the prior written consent of such extending Lender and without the consent of any other Lender); or (iv) amend this clause (c);

(d)without the prior written consent of all Canadian Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.7.2, 7.1 (except to add Canadian Collateral) or 15.1.1; (ii) increase the advance rates set forth in the definition of Canadian Borrowing Base, Canadian Accounts Formula Amount, Canadian Credit Card Account Formula Amount or Canadian Inventory Formula Amount (or advance rates used in any defined term used in such definitions) or amend the definition of Pro Rata or Canadian Required Lenders; (iii) release all or substantially all Canadian Collateral; or (iv) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Canadian Obligor from liability for any Canadian Obligations;
(e)without the prior written consent of all U.S. Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.7.3, 7.2 (except to add U.S. Collateral) or 15.1.1; (ii) increase the advance rates set forth in the definition of U.S. Borrowing Base, U.S. Accounts Formula Amount, U.S. Credit Card Account Formula Amount or U.S. Inventory Formula Amount (or advance rates used in any defined term used in such definitions) or amend the definition of Pro Rata or U.S. Required Lenders; (iii) release all or substantially all U.S. Collateral; or (iv) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any U.S. Obligor from liability for any U.S. Obligations;
(f)without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.7.2 or 5.7.3.
15.1.2Limitations. The agreement of Obligors shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.
15.1.3Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.
15.2Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. This indemnification obligation shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.
15.3Notices and Communications.

15.3.1Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent's address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.
15.3.2Communications. Electronic communications (including e-mail, messaging and websites) may be used only in a manner acceptable to Agent and only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents and matters permitted under Section 4.1.4. Secured Parties make no assurance as to the privacy or security of electronic communications. E-mail and voice mail shall not be effective notices under the Loan Documents.
15.3.3Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent ("Platform"). Obligors shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided "as is" and "as available." Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.
15.3.4Public Information. Obligors and Secured Parties acknowledge that "public" information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors' material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor's securities.

15.3.5Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Obligor.
15.4Performance of Obligors' Obligations. Agent may, in its discretion at any time and from time to time, at Obligors' expense, pay any amount or do any act required of a Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent's Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All reasonable and documented payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Obligors, upon demand, with interest from such due date until paid in full, at the Default Rate applicable to Floating Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
15.5Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.
15.6Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
15.7Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
15.8Counterparts; Execution. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Obligors agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each of Obligor to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Obligors enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the

Agent and each of the Secured Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agent and each of the Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Agent has agreed to accept such Electronic Signature, the Agent and each of the Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Obligor without further verification and (b) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
15.9Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.
15.10Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Revolver Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.
15.11No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm's-length commercial transactions between Obligors and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.
15.12Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor's obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Obligors; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Obligors' logos, trademarks or product photographs in advertising materials. As used herein, "Information" means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.
15.13GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.
15.14Consent to Forum.
15.14.1Forum. EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN CALIFORNIA OR THE UNITED STATES DISTRICT COURT OF THE CENTRAL DISTRICT OF CALIFORNIA, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT'S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND

CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.
15.14.2Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
15.14.3Judicial Reference. If any action, litigation or proceeding relating to any Obligations or Loan Documents is filed in a court sitting in or applying the laws of California, the court shall, and is hereby directed to, make a general reference pursuant to Cal. Civ. Proc. Code §638 to a referee (who shall be an active or retired judge) to hear and determine all issues in such case (whether fact or law) and to report a statement of decision. Nothing in this Section shall limit any right of Agent or any other Secured Party to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during or after any judicial reference. The exercise of a remedy does not waive the right of any party to resort to judicial reference. At Agent's option, foreclosure under a mortgage or deed of trust may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.
15.15Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

15.16Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors' management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may reasonably request from time to time in order to comply with any obligations under any "know your customer," anti-money laundering or other requirements of Applicable Law.
15.17Canadian Anti-Money Laundering Legislation. If Agent has ascertained the identity of any Obligor or any authorized signatories of any Obligor for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other anti-terrorism laws and “know your client” policies, regulations, laws or rules applicable in Canada (the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and such other anti-terrorism laws, applicable policies, regulations, laws or rules in Canada, collectively, including any guidelines or orders thereunder, "AML Legislation"), then Agent:
(a)shall be deemed to have done so as an agent for each Lender and this Agreement shall constitute a “written agreement” in such regard between each Lender and Agent within the meaning of the applicable AML Legislation; and
(b)shall provide to the Lenders, copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender agrees that Agent has no obligation to ascertain the identity of the Obligors or any authorized signatories of the Obligors on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Obligor or any such authorized signatory in doing so.
15.18LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
15.19Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such

Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 15.19, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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EXHIBIT B

Amended or Added Schedules

See attached.

SCHEDULE 1.1
to
Loan, Guaranty and Security Agreement

REVOLVER COMMITMENTS OF LENDERS

Name of Lender	U.S. Revolver Commitment	Canadian Revolver Commitment	Proportionate Share
Bank of America, N.A.	$50,000,000	$10,000,000	50%
HSBC Bank USA, National Association	$25,000,000	$5,000,000	25%
Bank of the West	$25,000,000	$5,000,000	25%
Total	$100,000,000	$20,000,000	100%

SCHEDULE 2.3
to
Loan, Guaranty and Security Agreement

EXISTING LETTERS OF CREDIT

None.

SCHEDULE 10.2.1(u)
to
Loan, Guaranty and Security Agreement

UNSECURED DEBT

None.

EXHIBIT C

Updated schedules to that certain Licensor Agreement dated as of June 23, 2015

See attached.

Schedule A

License Agreements

License Agreement, dated as of February 2, 2014, by and between Guess? IP Holder L.P. and Guess ?, Inc. (the “Inc/IP Holder License”)

License Agreement, dated as of February 2, 2014, by and between Guess? IP Holder L.P. and Guess? Retail, Inc.

License Agreement, dated as of February 2, 2014, by and between Guess? IP Holder L.P. and Guess.com, Inc.

Trademark License Agreement, dated as of January 1, 2003, between Guess ?, Inc., as licensor, and Guess? Canada Corporation, as licensee, as amended (including without limitation to join Guess? IP Holder L.P. as a licensor party thereto).

The trademarks of Parent listed on Schedule B hereto are licensed to Retail and Com in the sale or other disposition of Licensed Products by Retail and Com.

The trademarks of Parent and Guess IP listed on Schedule C hereto are licensed to Guess? Canada Corporation in the sale or other disposition of Licensed Products by Guess? Canada Corporation.

Schedule B

Trademarks Licensed by Parent to Retail and Com

a.	U.S. Registered Trademarks:

No.	Registrant (or last Registered Owner)	Trademark	Registration Number	Registration Date
1.	GUESS?, INC.	-213-	1370226	11/12/1985
2.	GUESS?, INC.	BIRDS 'N BEES	3329854	11/6/2007
3.	GUESS?, INC.	Design (Double pocket stitching bounce)	3161010	10/17/2006
4.	GUESS?, INC.	DIVER CHIC	3342355	11/20/2007
5.	GUESS?, INC.	Cursive Lower Case “g” (Pocket Stitching Design)	3001882	9/27/2005
6.	GUESS?, INC.	G (stylized) and Design (Pocket Stitching)	3001859	9/27/2005
7.	GUESS?, INC.	GIRL DESIGN ("GG CHARACTER")	2398409	10/24/2000
8.	GUESS?, INC.	LA DENIM ATELIER	5986504	2/11/2020
9.	GUESS?, INC.	LA DENIM	3203054	1/23/2007
10.	GUESS?, INC.	LIVE FOR YOU	4381134	8/6/2013
11.	GUESS?, INC.	MGA	3006128	10/11/2005
12.	GUESS?, INC.	MGA	1298259	9/25/1984
13.	GUESS?, INC.	GG GG GG GG and Design (“G-Shine”)	3895911	12/28/2010
14.	GUESS?, INC.	SMART LUXURY	3939188	3/29/2011
15.	GUESS?, INC.	SPARKLING PINK	4044455	10/25/2011
16.	GUESS? ,INC.	GG GG GG GG and Design (“G-shine”)	4276302	1/15/2013
17.	GUESS?, INC.	THE WORLD IS OUR FIELD	4432883	11/12/2013
18.	GUESS?, INC.	THE WORLD IS OUR FIELD	4348200	6/4/2013
19.	GUESS?, INC.	GUESS NIGHT	4645756	11/25/2014
20.	GUESS?, INC.	GUESS. ONE WORLD ONE BRAND	4547923	6/10/2014
21.	GUESS?, INC.	Gc (stylized)	3605306	4/14/2009
22.	GUESS?, INC.	G CUBE	5361012	12/19/2017
23.	GUESS?, INC.	GbG	5032100	8/30/2016
24.	GUESS?, INC.	GGG in Design (G Cube Pattern)	5346623	11/28/2017
25.	GUESS?, INC.	GGGG Pattern Design (TIMELESS 4G)	5431288	3/27/2018
26.	GUESS?, INC.	GJ (stylized)	4905334	2/23/2016
27.	GUESS?, INC.	GJ in Design (Pattern)	5082438	11/15/2016
28.	GUESS?, INC.	GUESS. DENIM IS OUR WORLD.	4696156	3/3/2015
29.	GUESS?, INC.	Horizontal Red Stitching on Pocket	4833854	10/13/2015
30.	GUESS?, INC.	LA DENIM	5342978	11/21/2017
31.	GUESS?, INC.	Outlined Inverted Triangle Design (Rhinestones)	5223412	6/13/2017
32.	GUESS?, INC.	Outlined Inverted Triangle Design (Rhinestones)	5443460	4/10/2018

b.	U.S. Pending Trademark Applications:

No.	Applicant	Trademark	Application Number	Application Date	Status
1.	GUESS?, INC.	GUESS BELLA VITA (stylized)	88/357881	3/26/2019	Pending
2.	GUESS?, INC.	GGGG Pattern Design (TIMELESS 4G)	87/378474	3/20/2017	Allowed
3.	GUESS?, INC.	LE PRÉCISION DU STYLE	88/099702	8/30/2018	Allowed
4.	GUESS?, INC.	PRECISION OF STYLE	88/099691	8/30/2018	Allowed

Schedule C

a.	Guess? IP Holder L.P. Canadian Trademarks:

Title	Status	Owner/Assignee Name	Filing Date	Application No.	Registration Date	Registration No.
GUESS	Registered	Guess? IP Holder L.P.	28-Jun-88	610167	12-Oct-90	374149
GUESS	Registered	Guess? IP Holder L.P.	15-Nov-85	552582	01-May-87	327047
BRAND G IN DESIGN	Registered	Guess? IP Holder L.P.	21-Nov-00	1083513	18-Feb-04	602581
RED G ON POCKET DESIGN	Registered	Guess? IP Holder L.P.	27-Oct-00	1080533	13-Mar-03	577449
MARCIANO (stylized)	Registered	Guess? IP Holder L.P.	02-Jul-04	1222466	06-Sep-12	831234
MARCIANO (stylized)	Registered	Guess? IP Holder L.P.	02-Jul-04	1222459	26-Feb-13	844641
GUESS KIDS	Registered	Guess? IP Holder L.P.	19-Sep-95	792885	18-Sep-98	TMA500914
BABY GUESS	Registered	Guess? IP Holder L.P.	21-Jun-95	785694	22-Sep-99	TMA516804
GUESS USA	Registered	Guess? IP Holder L.P.	13-Jun-95	784995	23-Mar-99	TMA509794
GUESS JEANS	Registered	Guess? IP Holder L.P.	21-Jun-95	785695	14-Jan-97	TMA468762
MGA	Registered	Guess? IP Holder L.P.	17-Aug-90	664640	10-Jan-92	392745
GUESS? AND TRIANGLE DESIGN	Registered	Guess? IP Holder L.P.	30-Mar-83	501102	08-Jan-88	336133
GUESS? AND TRIANGLE DESIGN	Registered	Guess? IP Holder L.P.	28-Jun-88	610168	28-Sep-90	373753
GUESS? AND TRIANGLE DESIGN	Registered	Guess? IP Holder L.P.	02-Jun-87	585193	25-Nov-88	TMA348382
GUESS?	Registered	Guess? IP Holder L.P.	02-Jun-87	585196	30-Sep-88	345757
QUESTION MARK DESIGN	Registered	Guess? IP Holder L.P.	15-Sep-97	856022	12-Mar-01	TMA542169
GUESS HOME COLLECTION	Registered	Guess? IP Holder L.P.	02-Feb-96	803587	15-Jun-98	TMA496040
GUESS ATHLETIC	Registered	Guess? IP Holder L.P.	16-Jun-93	731091	15-Mar-96	TMA455182
GUESS? USA AND TRIANGLE DESIGN	Registered	Guess? IP Holder L.P.	31-May-90	659001	31-Jan-92	393519
RED STITCHING DESIGN	Registered	Guess? IP Holder L.P.	09-Feb-93	722477	19-Apr-96	TMA456522
WILD GUESS IN DESIGN	Registered	Guess? IP Holder L.P.	17-Aug-88	613272	15-Apr-94	426068
"G" IN DESIGN	Registered	Guess? IP Holder L.P.	13-Jan-04	1202792	11-May-05	TMA639562
GC COLLECTION IN DESIGN	Registered	Guess? IP Holder L.P.	15-Sep-97	856023	27-Sep-00	TMA533652
BABY GUESS? AT HOME	Registered	Guess? IP Holder L.P.	12-Jan-98	866493	28-Jan-03	574502
GC (stylized)	Registered	Guess? IP Holder L.P.	04-Apr-03	1173726	05-Nov-04	TMA624767
GUESS FACTORY STORE	Registered	Guess? IP Holder L.P.	17-Apr-08	1391864	29-Jul-09	744255
GUESS SEDUCTIVE	Registered	Guess? IP Holder L.P.	05-Jan-10	1464652	15-Dec-10	TMA785093
GUESS ACCESSORIES	Registered	Guess? IP Holder L.P.	05-Jun-12	1580767	19-Feb-13	843752
GUESS NIGHT	Registered	Guess? IP Holder L.P.	26-Sep-13	1645381	27-Jan-15	895015
GUESS NIGHT ACCESS	Registered	Guess? IP Holder L.P.	27-Nov-13	1653803	27-Jan-15	895025
GUESS GIRL BELLE	Registered	Guess? IP Holder L.P.	04-Oct-13	1646321	12-Jan-15	893663
GUESS GIRL	Registered	Guess? IP Holder L.P.	27-Sep-13	1645336	17-Apr-15	901429
M (stylized)	Registered	Guess? IP Holder L.P.	02-Jul-04	1222462	16-Apr-09	TMA738217

GGGG in Design (Quattro G)	Registered	Guess? IP Holder L.P.	11-Jan-07	1330951	08-Jul-08	TMA718083
GUESS BY MARCIANO	Registered	Guess? IP Holder L.P.	27-Jan-12	1561703	18-Aug-17	TMA978915
GUESS BY MARCIANO	Registered	Guess? IP Holder L.P.	29-Apr-10	1479129	10-Feb-16	928634
GUESS DOUBLE DARE	Registered	Guess? IP Holder L.P.	11-Aug-15	1741318	09-Sep-16	TMA948908
GUESS LIST	Registered	Guess? IP Holder L.P.	20-Nov-15	1755808	28-Dec-16	TMA958861
GbG	Pending	Guess? IP Holder L.P.	17-Jan-19	1941200
GUESS GIRLS	Pending	Guess? IP Holder L.P.	27-Sep-13	1645336
GUESS? (LOGO)	Pending	Guess? IP Holder L.P.	08-Aug-97	853135
MARCIANO	Pending	Guess? IP Holder L.P.	19-Dec-14	1708194

b.	Guess?, Inc. Canadian Trademarks:

Title	Status	Owner/Assignee Name	Filing Date	Application No.	Registration Date	Registration No.
YES CLOTHING CO.	Registered	Guess?, Inc.	06-Apr-88	604365	18-Jan-91	TMA378251
YES	Registered	Guess?, Inc.	13-Aug-02	1149739	10-Nov-11	TMA811605
YES	Registered	Guess?, Inc.	12-Mar-03	1170909	23-Apr-09	TMA738654
LA DENIM	Registered	Guess?, Inc.	10-Feb-14	1663199	22-Mar-16	TMA932413
LA DENIM ATELIER	Registered	Guess?, Inc.	10-Feb-14	1663198	23-Oct-15	TMA918172
M LOYALTY	Registered	Guess?, Inc.	20-Nov-15	1755805	28-Dec-16	TMA958860
GC (stylized)	Mailed	Guess?, Inc.